Exhibit 10.2

BP 399 PARK AVENUE LLC,

Landlord,

TO

EPOCH INVESTMENT PARTNERS, INC.

Tenant

OFFICE LEASE

Premises at:

Unit 1

The 399 Park Avenue Condominium

399 Park Avenue

New York, New York

i

ARTICLE 9 LAWS, ORDINANCES, REQUIREMENTS OF PUBLIC AUTHORITIES		35

9.1	CERTIFICATE OF OCCUPANCY	35
9.2	TENANT’S OBLIGATIONS	35
9.3	TENANT’S RIGHT TO CONTEST	36
9.4	WINDOW CLEANING	36
9.5	LANDLORD’S OBLIGATIONS	36

ARTICLE 10 USE		36

10.1	OFFICE USE	36
10.2	ADDITIONAL PERMITTED USES	37
10.3	RESTRICTIONS	37
10.4	PROHIBITED USES	38
10.5	LICENSES AND PERMITS	39
10.6	HAZARDOUS SUBSTANCES	40

ARTICLE 11 INDEMNITY AND INSURANCE		40

11.1	TENANT’S INDEMNITY	40
11.2	TENANT’S RISK	41
11.3	TENANT’S COMMERCIAL GENERAL LIABILITY INSURANCE	42
11.4	TENANT’S PROPERTY INSURANCE	42
11.5	TENANT’S OTHER INSURANCE	43
11.6	REQUIREMENTS FOR INSURANCE	43
11.7	ADDITIONAL INSUREDS	43
11.8	CERTIFICATES OF INSURANCE	44
11.9	SUBTENANTS AND OTHER OCCUPANTS	44
11.10	NO VIOLATION OF BUILDING POLICIES	44
11.11	TENANT TO PAY PREMIUM INCREASES	45
11.12	WAIVER OF SUBROGATION	45
11.13	LANDLORD’S INSURANCE	45
11.14	LANDLORD’S INDEMNITY	46
11.15	TENANT’S WORK AND ALTERATIONS	46

ARTICLE 12 FIRE, CASUALTY OR TAKING		47

12.1	RIGHT TO TERMINATE LEASE	47
12.2	RESTORATION OF THE PREMISES	48
12.3	PAYMENT OF RENT FOLLOWING CASUALTY	48
12.4	UNINSURED CASUALTY	49
12.5	LANDLORD NOT TO INSURE ALTERATIONS OR TENANT’S PROPERTY	49
12.6	EMINENT DOMAIN — COMPLETE TAKING	49
12.7	EMINENT DOMAIN — PARTIAL TAKING	49
12.8	LANDLORD TO RECEIVE ENTIRE AWARD	51
12.9	TEMPORARY TAKING	51

ARTICLE 13 ASSIGNMENT, SUBLETTING, MORTGAGING		51

13.1	LANDLORD’S CONSENT REQUIRED	51
13.2	OFFER NOTICE	54
13.3	LANDLORD’S RIGHT TO UNDERLET	55
13.4	LANDLORD’S RIGHT TO TERMINATE	57
13.5	ADDITIONAL CONDITIONS	57
13.6	LANDLORD MAY COLLECT RENT FROM ASSIGNEE	59
13.7	ASSUMPTION OF LEASE	59
13.8	INTENTIONALLY OMITTED	60
13.9	TIME LIMITATION; AMENDMENTS	60
13.10	ADDITIONAL RENT DUE UPON ASSIGNMENT OR SUBLETTING	60
13.11	LIABILITY NOT DISCHARGED	61

13.12	EFFECT OF LISTING OF NAMES	61
13.13	SECURITY AGREEMENT	61
13.14	SPECIAL RIGHTS FOR ELIGIBLE SUBTENANTS	62

ARTICLE 14 NO LIABILITY OR REPRESENTATIONS BY LANDLORD; FORCE MAJEURE		64

14.1	NO LIABILITY	64
14.2	NO REPRESENTATIONS BY LANDLORD	65
14.3	FORCE MAJEURE	65

ARTICLE 15 ENTRY, RIGHT TO CHANGE PUBLIC PORTIONS OF THE BUILDING		66

15.1	LANDLORD’S RIGHT OF ENTRY	66
15.2	RIGHT TO CHANGE ENTRIES, ETC	67
15.3	EXCAVATION	68

ARTICLE 16 ELECTRICITY		68

16.1	TENANT TO PURCHASE ELECTRICITY	68
16.2	LANDLORD NOT LIABLE	69
16.3	TENANT NOT TO OVERLOAD CIRCUITS	69
16.4	TENANT NOT TO EXCEED CAPACITY; LIGHT BULBS	70

ARTICLE 17 SUBORDINATION; ASSIGNMENT OF RENTS		70

17.1	SUBORDINATION TO MORTGAGES, ETC	70
17.2	RIGHTS OF MORTGAGEES, ETC	71
17.3	MODIFICATIONS REQUIRED BY LENDERS	71
17.4	ASSIGNMENT OF LEASE TO MORTGAGEE, ETC	71
17.5	SUBORDINATION OF MORTGAGE, ETC., TO LEASE	72
17.6	NON-DISTURBANCE AGREEMENT	72

ARTICLE 18 CERTAIN ADDITIONAL COVENANTS		72

ARTICLE 19 TENANT’S DEFAULT; LANDLORD’S REMEDIES		73

19.1	TENANT’S DEFAULT	73
19.2	TERMINATION	76
19.3	RE-ENTRY; CONTINUED LIABILITY; RELETTING	79
19.4	LIQUIDATED DAMAGES	80
19.5	RIGHTS IN THE EVENT OF TENANT’S BANKRUPTCY	80
19.6	WAIVER OF REDEMPTION, ETC	81
19.7	ADDITIONAL RIGHTS OF LANDLORD AND TENANT	81
19.8	LANDLORD’S DEFAULT	82

ARTICLE 20 MISCELLANEOUS		82

20.1	WAIVER	82
20.2	CONSENTS; ARBITRATION	83
20.3	QUIET ENJOYMENT	84
20.4	SURRENDER	84
20.5	BROKERS	85
20.6	INVALIDITY OF PARTICULAR PROVISIONS	85
20.7	PROVISIONS BINDING, ETC	85
20.8	MEMORANDUM OF LEASE	85
20.9	NOTICES	86
20.10	WHEN LEASE BECOMES BINDING	87
20.11	HEADINGS	87
20.12	SUSPENSION OF SERVICES	87
20.13	RULES AND REGULATIONS	87
20.14	DEVELOPMENT RIGHTS	88
20.15	ESTOPPEL CERTIFICATES	88

20.16	SELF-HELP	89
20.17	HOLDING OVER	89
20.18	RENT CONTROL	90
20.19	COUNTERPARTS	90
20.20	ENTIRE AGREEMENT	91
20.21	NO PARTNERSHIP	91
20.22	SECURITY DEPOSIT	91
20.23	FINANCIAL STATEMENTS	93
20.24	GOVERNING LAW, ETC	93
20.25	CONDOMINIUM OWNERSHIP	94
20.26	CONFIDENTIALITY OF LEASE	95
20.27	PATRIOT ACT AND EXECUTIVE ORDER 13224	95

ARTICLE 21 OPTION TO EXTEND		97

21.1	TENANT’S OPTION	97
21.2	EXTENDED TERM RENT	97
21.3	EXTENDED TERM RENT DETERMINATION	97
21.4	RETROACTIVE ADJUSTMENTS; AMENDMENT	99

ARTICLE 22 INTENTIONALLY DELETED		100

ARTICLE 23 SUITE B EXPANSION OPTION		100

23.1	TENANT’S OPTION	100
23.2	DEMISE AND CONDITION	102
23.3	RENT AND SECURITY DEPOSIT	102

ARTICLE 24 SUITE C EXPANSION OPTION		103

24.1	TENANT’S OPTION	103
24.2	DEMISE AND CONDITION	105
24.3	RENT AND SECURITY DEPOSIT	106

ARTICLE 25 INTENTIONALLY DELETED		107

ARTICLE 26 ROOF RIGHTS		107

THIS INSTRUMENT IS AN INDENTURE OF LEASE in which the Landlord and the Tenant are the parties hereinafter named, and which relates to space in the building known as, and with an address at, 399 Park Avenue, New York, New York 10022 (this “Lease”).

The parties to this instrument hereby agree with each other as follows:

ARTICLE 1

BASIC LEASE PROVISIONS AND ENUMERATION OF EXHIBITS

1.1 INTRODUCTION. The following sets forth the basic data and identifying Exhibits, elsewhere hereinafter referred to in this Lease, and, where appropriate, constitutes definitions of the terms hereinafter listed.

1.2 BASIC DATA.

Date	June 15, 2012

Landlord:	BP 399 PARK AVENUE LLC,
a Delaware limited liability company

Present Mailing Address of Landlord:	c/o Boston Properties Limited Partnership 599 Lexington Avenue, Suite 1800
New York, New York 10022
Attn.: Robert E. Selsam,
Senior Vice President

with a copy to:

Matthew W. Mayer
Senior Vice President — Regional General Counsel
Boston Properties Limited Partnership
599 Lexington Avenue, Suite 1800
New York, New York 10022

Landlord’s Construction Representative:	Robert A. Schubert Senior Vice President, Construction
Boston Properties Limited Partnership
599 Lexington Avenue, Suite 1800
New York, New York 10022

Tenant:	EPOCH INVESTMENT PARTNERS, INC., a Delaware corporation

Present Mailing Address of Tenant:	Epoch Investment Partners, Inc. 640 5th Avenue
New York, New York 10019
Attn.: David A. Barnett, Managing Attorney

Tenant’s Construction Representative	Neeraj Garg Epoch Investment Partners, Inc. 640 5th Avenue New York, New York 10019

(Tenant reserves the right to designate a substitute Tenant’s Construction Representative from time to time upon written notice to Landlord.)

Commencement Date:	As defined in Article 3 hereof.

Rent Commencement Date:	The date which is nine (9) months after the Commencement Date.

Initial Expiration Date:	As defined in Article 3 hereof.

Expiration Date:	As defined in Article 3 hereof.

Lease Term:	As defined in Article 3 hereof.

Lease Year:	A period of twelve (12) consecutive calendar months, commencing on the first day of January in each year, except that the first Lease Year of the Lease Term shall be the period commencing on the Commencement Date and ending on the succeeding December 31, and the last Lease Year of the Lease Term shall be the period commencing on January 1 of the calendar year in which the Lease Term ends and ending with the Expiration Date.

Declaration:	As defined in Section 20.25 hereof.

Land:	The land which is the subject of the Declaration, as more particularly described in Exhibit A annexed hereto.

Condominium:	The condominium established by the Declaration consisting of the Land, a thirty-nine (39) story office tower (the “Building”), and other improvements all as more particularly described in the Declaration.

Board:	The Board of Managers established by the Declaration and the By-Laws to govern and control the affairs of the Condominium.

Unit:	That certain condominium unit designated as Unit 1 in the

Declaration consisting of the entire seventeenth (17th) through thirty-ninth (39th) floors of the Building (except portions thereof that are Common Elements) and the undivided interest in the Common Elements appurtenant thereto.

Common Elements:	Those areas and facilities designated in the Declaration from time to time as Common Elements.

31st Floor Premises:	The entire rentable area of the thirty-first (31st) floor of the Building as shown on the floor plan attached as part of Exhibit B hereto.

32nd Floor Suite A Premises:	That portion of the thirty-second (32nd) floor of the Building shown as Suite A on the floor plan attached as part of Exhibit B hereto.

32nd Floor Suite B Premises:	That portion of the thirty-second (32nd) floor of the Building shown as Suite B on the floor plan attached as part of Exhibit B hereto.

32nd Floor Suite C Premises:	That portion of the thirty-second (32nd) floor of the Building shown as Suite C on the floor plan attached as part of Exhibit B hereto.

Initial Premises:	The 31st Floor Premises and the 32nd Floor Suite A Premises, all as more particularly described in Exhibit B hereto.

Premises:	The Initial Premises and such additional space on the thirty-second (32nd) floor of the Building consisting of the 32nd Floor Suite B Premises and/or the 32nd Floor Suite C Premises as may be added pursuant to Article 23 hereof and Article 24 hereof, respectively, all as more particularly described in Exhibit B hereto.

Annual Fixed Rent:	Subject to the provisions of Section 5.5 hereof:

(i) from and including the Commencement Date through and including the day immediately preceding the fifth (5th) anniversary of the Rent Commencement Date, an amount equal to Ninety-Five and 00/100 Dollars ($95.00) per rentable square foot of the Initial Premises; and

(ii) from and including the fifth (5th) anniversary of the Rent Commencement Date through and including the Initial Expiration Date, an amount equal to One Hundred Five and 00/100 Dollars ($105.00) per rentable square foot of the Initial Premises.

Additional Rent:	All charges and other sums payable by Tenant as set forth in this Lease, other than and in addition to Annual Fixed Rent.

Tenant’s Share:	Initially, 7.00% with respect to the 31st Floor Premises and the 32nd Floor Suite A Premises, being equal to a fraction, the numerator of which is the rentable area of the Premises and the denominator of which is the rentable area of the Building, subject to increase in the event of the expansion of the Premises pursuant to this Lease, and as determined in accordance with Exhibit B-1 attached hereto.

Security Deposit:	At all times, an amount equal to four (4) monthly installments of the initial Annual Fixed Rent payable with respect to the entire Premises (as the same may be expanded pursuant to the terms of this Lease), subject to reduction as provided in Section 20.22(c) hereof.

Brokers:	CB Richard Ellis, Inc. and Studley, Inc.

Financial Test:	For the trailing twelve (12) month period, Tenant has (i) revenues of at least Sixty-Seven Million and 00/100 Dollars ($67,000,000.00) and (ii) net income of at least Sixteen Million and 00/100 Dollars ($16,000,000.00), in each case as determined in accordance with GAAP.

1.3 ENUMERATION OF EXHIBITS. The following Exhibits are a part of this Lease, are incorporated herein by reference, attached hereto, and are to be treated as a part of this Lease for all purposes. Undertakings contained in such Exhibits are agreements on the part of Landlord and Tenant, as the case may be, to perform the obligations stated therein.

Exhibit A	—	Description of the Land

Exhibit B	—	Description of the Premises

Exhibit B-1	—	Rentable Area

Exhibit C	—	Work Letter

Exhibit D	—	Landlord’s Services

Exhibit E	—	Rules and Regulations

Exhibit F	—	Form of Letter

Exhibit G	—	Approved Contractors for Tenant’s Work

Exhibit H	—	Form of Condominium Subordination, Nondisturbance and Attornment Agreement

Exhibit I	—	Form of Landlord’s Nondisturbance Agreement

Exhibit J	—	Form of Commencement Date Agreement

Exhibit K	—	Bathroom Finishes and Fixtures

Exhibit L	—	Building Certificate of Occupancy

1.4 OTHER DEFINITIONS. The following additional terms, wherever used in this Lease (unless the context requires otherwise), shall have the respective meanings specified on the pages of this Lease set forth below after such Terms:

Additional Insureds	44
Affiliate	51
Alterations	29
Applicable Percentage	90
Arbiter	25
Attornment Event	62
Average Rate	68

Base Operating Expenses	17
Base Taxes	15
Building Standards	94
By-Laws	94
Claims	40
Commencement Date	10
Condenser Water Fee	D-3
Condenser Water Reduction Notice	D-3
Condominium Documents	94
Condominium Nondisturbance Agreement	70
CPI	25
Date of the Taking	49
Declaration	94
Delivery Conditions	9
due date	13
Eligible Sublease	63
Event of Default	73
Excess Hours	D-2
Excess Operating Expenses	23
Expiration Date	10
Extended Expiration Date	10
Extended Term	97
Extension Option	97
Fair Market Rent	97
Fair Market Rent Proposal	98
Force Majeure	66
GAAP	18
Hazardous Substance	40
Initial 32nd Floor Suite B Lease	100
Initial 32nd Floor Suite C Lease	104
Initial Expiration Date	10
Initial Letter of Credit	91
Initiating Party	98
JAMS	25
Landlord Party	46
Landlord’s Suite B Acceleration Notice	101
Landlord’s Suite C Acceleration Notice	104
Landlord’s Contribution	C-3
Landlord’s Nondisturbance Agreement	62
Landlord’s Percentage	17
Laws	19
Lease	1
Lease Interest Rate	13
Lease Term	9
Letter	91
Lien	32

Mortgagee	70
Notice	86
OFAC	96
Offer Notice	54
Operating Days	D-1
Operating Expenses	17
Operating Hours	D-1
Operating Year	23
Original Tenant	52
Overlandlord	70
Overtime Service	D-2
Plans and Specifications	C-1
Prime Rate	14
Prohibited Person	96
Property	23
Qualified Appraiser	98
Reduction Date	92
Reduction Period	92
Removal Agreement	61
rent	13
Replacement Letter	91
Responding Party	98
Rules and Regulations	88
Secure Areas	67
Security Agreement	61
Space Occupant	53
Space Occupant Notice	53
Special Lease Rights	63
Specially Designated National and Blocked Person Specialty Alterations	96 34
Standard Rate	D-2
Suite B Designated Expansion Date	100
Suite B Excess Cost	102
Suite B Expansion Date	100
Suite B Expansion Election Notice	100
Suite B Expansion Option	100
Suite B Expansion Outside Date	101
Suite B Leeway Period	100
Suite C Designated Expansion Date	104
Suite C Excess Cost	105
Suite C Expansion Date	104
Suite C Expansion Election Notice	103
Suite C Expansion Option	103
Suite C Expansion Outside Date	105
Suite C Leeway Period	104
Tax Excess	15

Tax Expenses	15
Tax Year	15
Taxable Property	15
Taxes	14
Telecommunications Equipment	107
Tenant Party	46
Tenant’s Suite B Finishes	102
Tenant’s Suite C Finishes	105
Tenant’s Architect	C-2
Tenant’s Cost	C-2
Tenant’s Property	33
Tenant’s Work	C-2
The 399 Park Avenue Condominium	94
Third Qualified Appraiser	98
Underlying Lease	70
Work Letter	C-1

ARTICLE 2

PREMISES

2.1 DEMISE — PREMISES. Landlord hereby demises and leases to Tenant, and Tenant hereby takes and hires from Landlord, the Premises described in Exhibit B hereto, for the term hereinafter stated, for the rent hereinafter reserved and upon and subject to the covenants, agreements, terms, conditions, limitations, exceptions and reservations contained in this Lease.

2.2 APPURTENANT RIGHTS AND RESERVATIONS.

(a) Tenant shall have, as appurtenant to the Premises, the non-exclusive right to use in common with others, subject to the Rules and Regulations, such stairwells, elevators, lobbies, core communications and electrical closets on the floor of the Premises, and other areas and facilities designated by Landlord or the Board from time to time as common areas and facilities of the Unit and/or the Building. Subject to availability and the terms of the Work Letter and Article 8 hereof, Tenant shall also have, as appurtenant to the Premises, the exclusive right to use a reasonable amount of shaft conduits designated by Landlord in its reasonable discretion to the extent reasonably required by Original Tenant to use the Premises for the uses permitted under Article 10 hereof; provided that Landlord shall provide a pathway sufficient to accommodate two (2) conduits of four (4) inches each from the “point of entry” of the Building to the Premises. Landlord will not unreasonably withhold its consent to a future request by Tenant for dedicated shaft conduits to serve the Premises, subject to availability and the terms of the Work Letter and Article 8. The use by Tenant of any dedicated shaft conduits shall be subject to such reasonable rules and regulations that Landlord may implement from time to time.

(b) Landlord and the Board reserve the right from time to time: (i) to install, use, maintain, repair, replace and relocate, for service to the Premises and/or other parts of the Building, shafts, pipes, ducts, conduits, wires, risers and other facilities and appurtenant fixtures, in the Premises or in other parts of the Building, and (ii) to alter or relocate other common facilities, whether located in the Premises or in other parts of the Building; provided that, notwithstanding anything to the contrary contained herein, with respect to clauses (i) and (ii): (A) any replacements, substitutions or alterations are, in the reasonable opinion of Landlord or the Board, substantially equivalent to or better than then-existing facilities and shall not adversely interfere with the normal conduct of Tenant’s business at the Premises, or access to the Premises, or reduce Landlord’s services under this Lease, in each case other than to a de minimis extent, (B) installations, replacements and relocations shall be located so far as practicable in the central core area of the Building, above ceiling surfaces, below floor surfaces, within perimeter walls of the Premises or otherwise in boxed enclosures, (C) all such work within the Premises shall be performed at such times and in such manner, as to create the least practicable interference with Tenant’s use of the Premises, it being understood that the foregoing shall in no event obligate Landlord or the Board to do such work on an “overtime” basis unless such work will materially interfere with Tenant’s business operations in the Premises, provided, however, that Landlord shall not be required to perform such work on an “overtime” basis to the extent that such work was requested by Tenant or would not have been needed but for a violation by Tenant of its obligations under this Lease unless Tenant agrees to pay the differential in costs, in which case Tenant shall pay to Landlord, as Additional Rent hereunder, within thirty (30) days after Landlord’s demand therefor, an amount equal to the difference between the regular rates and the overtime or other premium pay rates actually incurred by Landlord relating to such work, including all fringe benefits and other elements of such pay rates, for such labor and any other out-of-pocket overtime costs or expenses reasonably incurred, (D) except as required by Laws, no such work shall reduce the square footage of the useable area of the Premises in excess of one-quarter percent (1/4%) and (E) Landlord shall repair any damage to the Premises caused by such work. Except in the case of emergencies, Landlord agrees to give Tenant reasonable advance notice of any of the foregoing activities which require work in the Premises or access thereto and will be coordinated with a Tenant representative, if available.

ARTICLE 3

LEASE TERM

3.1 COMMENCEMENT DATE. The term of this Lease and the estate hereby granted (the “Lease Term”) shall commence on the date that Landlord delivers the Initial Premises to Tenant with the following conditions (the “Delivery Conditions”) satisfied, provided that Landlord shall give Tenant at least five (5) days’ prior notice of such date:

(i) the Initial Premises shall be vacant and broom clean;

(ii) all existing tenant improvements in the Initial Premises shall be demolished;

(iii) the Initial Premises shall be free of violations of Laws which would prevent Tenant from obtaining permits for, or performing, Tenant’s Work, and, subject to the completion of Tenant’s Work, occupying the Initial Premises for the uses set forth in Sections 10.1 and 10.2;

(iv) Landlord shall provide adequate connection points for Tenant’s strobes and related Class E connections. (Tenant, at Tenant’s expense, shall provide all tie-ins and software programming.);

(v) all floors, as relating to fireproofing, to be patched, repaired, fireproofed and with appropriate firestopping;

(vi) the main HVAC trunk duct will be stubbed at the core walls on each floor with code required fire/smoke dampers and mounted smoke detectors; and

(vii) Landlord to leave, where feasible, sheetrocked columns and core walls. Landlord shall deliver the core walls patched (if holes exist), finished, taped and spackled. Existing metal fascia window pockets shall remain. All core doors shall be fully-installed.

Such date of commencement is hereinafter called the “Commencement Date”. The foregoing is intended to be “an express provision to the contrary” under Section 223-a of the New York Real Property Law or any successor statute of similar import.

3.2 EXPIRATION DATE. The Lease Term shall end on the day immediately preceding the date which is the tenth (10th) anniversary of the Rent Commencement Date or shall end on such earlier date upon which the Lease Term may expire or be terminated pursuant to any of the conditions of limitation or other provisions of this Lease or pursuant to law (such date, the “Initial Expiration Date”). Notwithstanding the foregoing, if the Rent Commencement Date is other than the first day of a month, the Initial Expiration Date shall be the last day of the calendar month in which the tenth (10th) anniversary of the Rent Commencement Date occurs. If Tenant validly exercises the Extension Option, the Lease Term shall end on the expiration of the Extended Term or shall end on such earlier date upon which the Lease Term may expire or be terminated pursuant to any of the conditions of limitation or other provisions of this Lease or pursuant to law (such date, the “Extended Expiration Date”). As used herein, the term “Expiration Date” shall mean the Initial Expiration Date or, if Tenant validly exercises the Extension Option, the Extended Expiration Date.

3.3 COMMENCEMENT DATE AGREEMENT. As soon as may be convenient after the Commencement Date has been determined, Landlord and Tenant agree to join with each other in the execution of a written agreement, in the form of Exhibit J hereto, in which the Commencement Date, the Rent Commencement Date and the Expiration Date shall be stated, but the failure by either party to so execute or deliver such agreement shall not in any way reduce the respective obligations or rights of Landlord or Tenant under this Lease.

ARTICLE 4

COMPLETION OF THE PREMISES

4.1 PERFORMANCE OF WORK.

(a) Tenant has inspected the Initial Premises, and, except as set forth below in this Section 4.1 and the satisfaction of the Delivery Conditions by Landlord, the Initial Premises

are being leased in “AS IS” condition, without representation or warranty by Landlord except as otherwise expressly set forth in this Lease. Tenant acknowledges that any work necessary to prepare the Initial Premises for Tenant’s occupancy shall be performed solely by Tenant in accordance with the provisions of this Lease, including, without limitation, Exhibit C attached hereto.

(b) After the Commencement Date, simultaneously with the performance of Tenant’s Work, Landlord shall perform the following work in the Initial Premises at Landlord’s sole cost and expense (“Landlord’s Work”) except as otherwise set forth below:

(i) in the event that the entire thirty-second (32nd) floor is not included in the Initial Premises, Landlord shall demise space for the partial floor, per agreed upon plan, and construct a Building standard common corridor in compliance with Laws for the thirty-second (32nd) floor;

(ii) Landlord shall remove both internal stairways between the thirtieth (30th) and the thirty-first (31st) floors and between the thirty-first (31st) and thirty-second (32nd) floors, and re-slab on the thirty-first (31st) floor. Landlord shall also modify or cut the slab in the existing “reception area” of the thirty-second (32nd) floor in accordance with Tenant’s specifications, and Tenant shall pay to Landlord the out-of-pocket cost and expense incurred by Landlord for such work within thirty (30) days after demand;

(iii) bathrooms servicing the Initial Premises shall be newly constructed, and Landlord shall redo the existing ADA compliant bathrooms, all with finishes and fixtures set forth in Exhibit K attached hereto;

(iv) Landlord shall provide Tenant with ACP-5 documentation for filing of Tenant’s Work after Landlord receives Tenant’s final Plans and Specifications for Tenant’s Work, which ACP-5 documentation shall confirm that there is no asbestos or asbestos-containing material requiring remediation within the Initial Premises. In the event that asbestos exists in the Initial Premises that would, in accordance with good construction practices and/or applicable law, require remediation prior to, or in connection with, Tenant’s performing any Tenant’s Work, then Landlord shall be required to remove or abate such asbestos at its sole cost and expense. The failure by Landlord to remove or abate such asbestos shall not entitle Tenant to any damages or to any abatement of rent (it being agreed that as Tenant’s sole and exclusive remedy hereunder or at law or in equity, Tenant shall be entitled to maintain an action seeking specific performance);

(v) all Building systems required under this Lease to serve the Initial Premises shall be operational in accordance with the specifications set forth in this Lease including, without limitation, Exhibit D attached hereto (except for items which are seasonal in nature (which will be made operational by Landlord as seasons occur) and elements of Tenant’s Work relating to such Building systems); and

(vi) convectors shall be in good working order and, provided that Tenant delivers to Landlord prior to July 1, 2012 a plan indicating which covers Tenant reasonably believes need to be repaired or replaced, Landlord shall deliver convector covers in good condition.

Landlord and Tenant shall cooperate reasonably with each other in order to appropriately schedule and coordinate Landlord’s Work and Tenant’s Work in accordance with good construction practices so as to avoid interference with each other.

4.2 QUALITY AND PERFORMANCE OF WORK. All construction work required or permitted by this Lease shall be done in a good and workmanlike manner and in compliance with all applicable Laws and insurance bodies related to, or arising out of the performance of, such construction work. Each party may inspect the work of the other at reasonable times, and the Construction Representative of each party shall promptly give notice of any approvals and other actions on the party’s behalf required to be given in connection with design and construction.

4.3 TENANT ENTRY. Landlord may permit Tenant to enter the Premises prior to the Commencement Date solely for the purpose of inspecting the same and taking measurements in preparation for the performance of Tenant’s Work. Any such entry shall be at Tenant’s sole risk and subject to the rights of the existing occupant, and Landlord shall not be responsible for any damage or loss to property or installations placed in the Premises or caused by Tenant. In addition, in no event shall Tenant make use of any labor in the Building or otherwise suffer or permit any action to be taken which would result in labor difficulties or otherwise delay the performance of any other work. Tenant shall indemnify and hold Landlord harmless from and against any and all loss, costs, damages, liabilities, expenses and claims arising from Tenant’s entry hereunder.

4.4 LANDLORD’S CONTRIBUTION. Landlord agrees to pay to Tenant, as a contribution towards Tenant’s Cost (as defined in Exhibit C), Landlord’s Contribution (as defined in Exhibit C), subject to the terms and conditions of Exhibit C.

ARTICLE 5

ANNUAL FIXED RENT AND FIRST MONTH’S RENT

5.1 FIXED RENT. Subject to Sections 5.2 and 5.5 hereof, Tenant agrees to pay to Landlord on the Commencement Date and thereafter monthly, in advance, on the first day of each and every calendar month during the Lease Term, a sum equal to one-twelfth of the Annual Fixed Rent specified in Section 1.2 hereof in lawful money of the United States, without any set-off or deduction whatsoever except as otherwise expressly provided in this Lease. Until notice of some other designation is given, Annual Fixed Rent and all other charges for which provision is herein made shall be paid by remittance to or to the order of “Boston Properties Limited Partnership” at the following address: Boston Properties Limited Partnership, P.O. Box 3557, Boston, MA 02241-3557. All remittances by Tenant shall be drawn on a member bank of The Clearing House Association (provided that Landlord hereby approves First Republic Bank), or, at Tenant’s election, by wire transfer of immediately available funds to:

Bank Name:	Bank of America, Dallas, Texas
Bank Routing # (wire):	0260-0959-3
Bank Routing # (ACH):	111-000-012
Account #:	3756454460
Account Name:	Boston Properties Limited Partnership
Reference:	Epoch Investment Partners, Inc.; 300 Park Avenue,
New York, New York
Contact Person:	Teresa Adams, Boston Properties (617) 236-3477.

5.2 PAYMENT OF FIRST MONTH’S RENT. Tenant shall, simultaneously with the execution and delivery of this Lease, pay to Landlord an amount equal to one-twelfth of the Annual Fixed Rent with respect to 31st Floor Premises and the 32nd Floor Suite A Premises to be applied to the first monthly installment of Annual Fixed Rent commencing on the Rent Commencement Date. If the Rent Commencement Date is other than the first day of a calendar month, the first monthly installment of Annual Fixed Rent which becomes due on the Rent Commencement Date, prorated to the end of said calendar month, shall be payable on the Rent Commencement Date and the payment made by Tenant above upon the execution and delivery of this Lease shall be applied to the second monthly installment of the Annual Fixed Rent. Landlord shall hold the amount paid by Tenant above in trust until the same is applied pursuant to this Section or any other provision of this Lease.

5.3 ADDITIONAL RENT. All amounts over and above, or in addition to, the Annual Fixed Rent which are payable by Tenant to Landlord under the terms of this Lease or otherwise in connection with the use and occupancy of the Premises, including, without limitation, sums payable for work requested by Tenant and performed by Landlord or Landlord’s agents, shall be deemed Additional Rent hereunder and shall be paid by Tenant in lawful money of the United States, without any set-off or deduction whatsoever except as otherwise expressly provided in this Lease and otherwise in the same manner as an installment of the Annual Fixed Rent as elsewhere provided in this Lease; and Landlord shall have all the rights and remedies in the event of the non-payment thereof as it would have had in the event of the non-payment of any installment of the Annual Fixed Rent. Tenant’s obligation to pay any Annual Fixed Rent or any Additional Rent which shall have theretofore become due and payable shall survive the expiration or earlier termination of this Lease. (The Annual Fixed Rent and Additional Rent are sometimes collectively referred to in this Lease as “rent.”) Rent for any partial months during the Lease Term shall be prorated on a per diem basis. Except as otherwise expressly set forth in this Lease, to the extent that Tenant shall fail to dispute any invoice for Additional Rent within ninety (90) days after receipt thereof, such invoice shall be conclusive and binding upon Tenant and Tenant shall be deemed to have waived any right to dispute the same.

5.4 LATE PAYMENT. If Landlord shall not have received any payment or installment of rent on or before the date (the “Due Date”) on which any payment or installment of rent first becomes payable under this Lease, the amount of such payment or installment shall bear interest from the Due Date through and including the date such payment or installment is received by Landlord, at a rate (the “Lease Interest Rate”) equal to the lesser of (i) the Prime Rate plus two percent (2%), or (ii) the maximum applicable legal rate, if any; provided, however, that no interest shall be due with respect to the first late payment in any Lease Year, unless such payment is made more than five (5) days after the applicable Due Date. Such interest shall be deemed Additional Rent and shall be paid by Tenant to Landlord upon demand. “Prime Rate” shall mean the rate announced by Citibank, N.A. or its successor from time to time as its prime or base rate.

5.5 RENT CONCESSION. Anything contained in this Article to the contrary notwithstanding, provided that this Lease shall not have been terminated on account of an Event of Default, Landlord hereby waives payment of Annual Fixed Rent solely for the Initial Premises with respect to the period from and including the Commencement Date through and including the date immediately preceding the Rent Commencement Date.

ARTICLE 6

ESCALATION

6.1 TAX ESCALATION.

6.1.1 DEFINITIONS. For the purposes of this Section 6.1, the following terms shall have the respective meanings set forth below:

(a) “Taxes” shall mean the aggregate amount of all real estate and personal property taxes (to extent permitted under clause (iv) below) and any general or special assessments (exclusive of penalties or interest thereon as a result of Landlord’s late payment but inclusive of interest on assessments payable in installments unless due solely by reason of the late payment of such installment) assessed or imposed upon or with respect to the Taxable Property and including, without limitation, (i) taxes or assessments made upon or with respect to any development rights now appurtenant to or used in connection with the construction of the Building or the Common Elements to the extent allocable to Landlord (but excluding any development rights hereafter acquired), (ii) any fee, tax or charge imposed by any governmental authority for, on or in respect of any vaults, vault space or other space within or outside the boundaries of the Land to the extent allocable to Landlord, (iii) any assessments for public improvement or benefit to the Taxable Property or the locality in which the Taxable Property is situated including, without limitation, all amounts payable by Landlord as a result of the Taxable Property being located within or subject to the Grand Central Business Improvement District or any other business improvement district, and (iv) any tax, assessment or charge imposed on or with respect to any fixtures, equipment or personal property owned by Landlord and serving or used in connection with and for the benefit of the Taxable Property. There shall be excluded from Taxes all income, estate, succession, inheritance, transfer, mortgage and franchise taxes imposed upon Landlord; provided, however, that if at any time during the Lease Term the method of taxation of real estate shall be changed and as a result any other tax or assessment, however denominated and including, without limitation, any franchise, income, profit, use, occupancy, gross receipts or rental tax, shall be imposed upon Landlord or the owner of the Taxable Property, or the rents or income therefrom, in substitution for or in addition to, in whole or in part, any of the taxes or assessments listed in the preceding sentence, such other tax or assessment shall be included in and deemed part of Taxes, but only to the extent that the same would be payable if the Taxable Property and all appurtenances thereto (including development rights now appurtenant to or used in connection with the construction of the Building or the Common Elements to the extent allocable to Landlord, but excluding any development rights hereafter acquired) were the only property of Landlord and only to the extent landlords of comparable Class A office buildings in Manhattan are treating the same as Taxes. The amount of any special assessments for public improvements or benefits to be included in Taxes for any year, in the case where the same may, at the option of the taxpayer, be paid in installments, shall be limited to the amount of the installment due in respect of such year, together with any interest payable in connection therewith (other than interest payable by reason of the delinquent payment of such installment).

(b) “Tax Year” shall mean each period from July 1 through June 30 (or such other fiscal period as may hereafter be adopted by the City of New York as the fiscal year for any tax, levy or charge included in Taxes), any part or all of which occurs during the Lease Term.

(c) “Base Taxes” shall mean the actual Taxes for the Tax Year commencing on July 1, 2012 and ending on June 30, 2013. Landlord represents that Base Taxes have not been reduced by any statutory tax incentive or reduction program, and any statutory tax incentive or reduction program which hereafter affects Base Taxes shall be disregarded for purposes of this Lease.

(d) “Tax Expenses” shall mean all reasonable, out-of-pocket expenses, including, without limitation, attorney’s fees and disbursements and experts’ and other witnesses’ fees, incurred by Landlord in seeking to reduce the amount of any assessed valuation of the Taxable Property, in contesting the amount or validity of any Taxes, or in seeking a refund of Taxes.

(e) “Taxable Property” shall mean the Unit, the Common Elements appurtenant thereto (but only to the extent of the Landlord’s allocable share with respect thereto), and all rights, privileges and interests appurtenant thereto.

6.1.2 TENANT’S SHARE OF TAXES. From and after the Commencement Date, if the Taxes for any full Tax Year falling within the Lease Term shall exceed the Base Taxes, or if, in the case of a Tax Year only a fraction of which is included in the Lease Term, an amount of the Taxes for such Tax Year multiplied by such fraction exceeds the Base Taxes multiplied by such fraction (the amount of such excess in either case being hereafter referred to as the “Tax Excess”), then Tenant shall pay to Landlord, as Additional Rent, Tenant’s Share of the Tax Excess. From and after the Commencement Date, Tenant shall also pay to Landlord, as Additional Rent, Tenant’s Share of Tax Expenses. Tenant’s Share of the Tax Excess and Tax Expenses for each Tax Year shall be payable in monthly installments as follows:

(a) Estimated payments by Tenant on account of Taxes and Tax Expenses shall be made on the first day of each and every calendar month during the Lease Term, and otherwise in the same fashion herein provided for the payment of Annual Fixed Rent. The monthly amount so to be paid to Landlord shall be sufficient to provide Landlord by the time Taxes and Tax Expenses are due a sum equal to Tenant’s required payments, as estimated by Landlord from time to time, on account of Taxes and Tax Expenses for the then current Tax Year provided that no change in the estimated payment shall made on less than thirty (30) days notice from Landlord. Promptly after receipt by Landlord of bills for such Taxes and Tax Expenses, Landlord shall advise Tenant of the amount thereof and the computation of Tenant’s payment on account thereof. Upon Tenant’s written request, Landlord shall provide Tenant with a copy of the tax bill for the Tax Year in question. If estimated payments theretofore made by Tenant for the Tax Year covered by such bills exceed the required payments on account thereof for such Tax Year, Landlord shall credit the amount of overpayment against subsequent obligations of Tenant on account of Taxes and Tax Expenses (or refund such overpayment if the Lease Term has ended and Tenant has no further obligation to Landlord); but if the required payments on account thereof for such Tax Year are greater than estimated payments theretofore made on account thereof for such Tax Year, Tenant shall make payment to Landlord within thirty (30) days after being so advised by Landlord. Tenant’s Share of Tax Expenses for each Tax Year shall, at Landlord’s option, be payable on a monthly basis as provided above, or at such other time as Landlord shall render a statement therefor, provided that no payment shall be due on less than thirty (30) days notice.

(b) If the Taxes for any Tax Year shall equal or be less than the Base Taxes, Tenant shall not be obligated to make any payments to Landlord pursuant to this Section 6.1 in respect of a Tax Excess for such Tax Year, but in no event shall Tenant be entitled to any refund or reduction in the Annual Fixed Rent by reason of such fact.

(c) It is understood that the provisions of this Section 6.1 are based upon the method of payment of New York City real property taxes in effect at the date of this Lease, to wit, in semi-annual installments in advance on the first days of July and January of each Tax Year. If such method of payment is hereafter changed, Landlord shall have the right to change the method by which Tenant pays Tenant’s Share of a Tax Excess to a method of periodic payments which provides Landlord with the full amount of Tenant’s Share of such Tax Excess in respect of any installment of Taxes by the date on which such installment becomes due.

6.1.3 Only Landlord shall have the right to institute tax reduction or other proceedings to reduce the assessed valuation of the Taxable Property. Should Landlord be successful in any such reduction proceedings and obtain a refund for any Tax Year or Years in respect of which Tenant shall have made a payment to Landlord, pursuant to this Section 6.1, Landlord shall credit Tenant’s Share of such refund, together with Tenant’s Share of any interest actually paid by the City of New York to, and received by, Landlord (or, in the case of a refund of Taxes for a Tax Year, only a fraction of which is included in the Lease Term, such fraction thereof) against the monthly installment or installments of Annual Fixed Rent next falling due under this Lease, or if the Lease Term has then expired and Tenant has no further obligations to Landlord, such amount shall be refunded by Landlord to Tenant. In calculating the amount of any such credit or payment, Landlord shall have the right to deduct from such refund Tenant’s Share of all Tax Expenses incurred by Landlord in obtaining the same, to the extent not previously paid by Tenant (so that no double recovery of Tax Expenses shall be permitted). The provisions of this Section 6.1.3 shall survive the expiration of the Lease Term.

6.1.4 If, at any time during the Term, the tax lot of which the Unit forms a part shall be merged with another tax lot of the Condominium or, if for any reason a separate tax lot for the Unit shall cease to exist, “Taxes” shall mean an amount equal to Landlord’s Percentage of Taxes (as defined in Section 6.1.1(a)) which are levied, assessed, or imposed upon the Building and the Common Elements (or such merged tax lots) as a whole, and all properties, easements, rights and privileges appurtenant thereto. As used in the preceding sentence, “Landlord’s

Percentage” means Landlord’s share of such Taxes imposed on the Building and the Common Elements (or such merged tax lots) as a whole based not upon Landlord’s pro rata share of leasable space in the Building (or such merged tax lots) but upon the economic value of such space relative to the economic value of the total leasable space in the Building (or such merged tax lots) as reasonably determined by Landlord.

6.2 OPERATING EXPENSE ESCALATION.

6.2.1 DEFINITIONS. For the purposes of this Section 6.2, the following terms shall have the respective meanings set forth below:

(a) “Base Operating Expenses” shall mean the actual Operating Expenses for the Operating Year commencing on January 1, 2013 and ending on December 31, 2013.

(b) “Operating Expenses” shall mean the aggregate of all costs and expenses (including taxes, if any, thereon) paid or incurred by or on behalf of Landlord or the Board (whether directly or through managing agents or independent contractors) in connection with the operation and maintenance of the Unit and, to the extent allocable to Landlord, the Property (as hereinafter defined), including all expenses incurred by Landlord or the Board as a result of compliance with any of the obligations under Sections 7.1 and 7.3 hereof, but excluding those items set forth as excluded from Operating Expenses at the end of this
Section 6.2.1(b). Operating Expenses shall be calculated on the accrual basis of accounting and on a consistent basis throughout the Lease Term (but subject to the further provisions of this Section 6.2) and shall include, without limitation, the following expenses:

(i) salaries, wages, medical, surgical and general welfare benefits (including group life insurance), pension and welfare payments or contributions and all other fringe benefits paid to, for or with respect to all employees of Landlord, the Board or any managing agent (subject to exclusion 8 below) for their services in the operation (including, without limitation, security services), maintenance, repair, or cleaning of the Unit or the Property, and payroll taxes, workers’ compensation, uniforms and dry cleaning costs for such persons;

(ii) payments under service contracts with independent contractors for operating (including, without limitation, providing security services), maintaining, repairing or cleaning of the Unit or the Property or any portion thereof or any fixtures or equipment therein;

(iii) all costs or charges for steam, heat, ventilation, air conditioning and water (including sewer rents) furnished to the Unit or the Property and/or used in the operation of the Unit or the Property and all costs or charges for electricity furnished to the public and service areas of the Unit or the Property and/or used in the operation of the service facilities of the Unit or the Property, including any taxes on any such utilities;

(iv) repairs and replacements which are appropriate to the continued operation of the Unit or Property as a Class A Manhattan office building, provided that to the extent the cost of any such repair and/or replacement is required to be capitalized under generally accepted accounting principles consistently applied (“GAAP”), such cost shall not be included in Operating Expenses except as set forth in subsection (x) of this Section 6.2.1(b);

(v) costs of lobby decoration, painting and decoration of non-tenant areas in the Unit or the Property;

(vi) cost of snow removal and landscaping in and about the Property;

(vii) cost of building and cleaning supplies and equipment, cost of replacements for tools and equipment used in the operation, maintenance and repair of the Unit or the Property and charges for telephone service for the Unit or the Property;

(viii) financial expenses incurred in connection with the operation of the Unit or the Property, such as insurance premiums (including, without limitation, liability insurance, fire and casualty insurance, rent insurance and any other insurance that is then generally carried by owners of major Class A office buildings in Manhattan or may be required by the holder of any mortgage on the Unit or the Property), reasonable attorneys’ fees and disbursements (exclusive of any such fees and disbursements incurred in applying for any reduction of Taxes or in connection with the leasing of space in the Unit or the Property), auditing and other professional fees and expenses, Landlord’s and the Board’s reasonable home office accounting charges (provided, however, that such charges shall not be included in Operating Expenses if the services are actually being provided by third parties and such third party costs are included in Operating Expenses), association dues and any other ordinary and customary financial expenses incurred in connection with the operation of the Unit or the Property;

(ix) management fees payable to a management company which is unrelated to Landlord or, if to a management company which is owned or controlled by Landlord or Landlord’s principals, at a rate not to exceed two percent (2%) of gross rentals of the Unit per annum;

(x) the cost of capital improvements made by Landlord or the Board either (1) to reduce Operating Expenses, provided that the amount of any such capital expenses attributable to any Operating Year that may be included in Operating Expenses for such Operating Year shall not exceed the actual savings realized for such Operating Year as a result of such expenditures by Landlord, which estimated savings shall be as reasonably determined by Landlord (at the time of or prior to the making of such expenditure by Landlord), provided, further, that any portion of any such capital expense which would otherwise have been included as an Operating Expense in any Operating Year but was not because such capital expense was in excess of the realized savings for such Operating Year, may be included in Operating Expenses in any future Operating Year if and to the extent that the capital expense for such capital item for such future Operating Year is less than the estimated savings anticipated for such future

Operating Year, or (2) pursuant to a requirement of law, ordinance, order, rule or regulation of any public authority having jurisdiction (collectively, “Laws”) or the requirement of any insurance carrier or insurance rating organization or underwriting board in each case adopted or imposed after the Commencement Date (including the cost of compliance with Laws enacted or promulgated prior to the Commencement Date if such compliance is required for the first time by reason of any amendment, modification or reinterpretation thereof which is imposed or enacted after the Commencement Date), in either case calculated as follows: the cost of any such capital improvement shall be included in Operating Expenses for the Operating Year in which such improvement was made, provided that to the extent the cost of such capital improvement is required to be capitalized under GAAP, such cost shall be amortized on a straight-line basis over the useful life thereof utilized under GAAP, and the annual amortization of such capital improvement, together with interest on the unamortized balance of such cost at the Lease Interest Rate, shall be included in Operating Expenses;

(xi) rental payments made for equipment used in the operation and maintenance of the Unit or the Property;

(xii) the cost of governmental licenses and permits, or renewals thereof, necessary for the operation of the Unit or the Property;

(xiii) common charges and other costs and expenses imposed on or required to be performed by Landlord by the Board or otherwise under the Condominium Documents in connection with the operation, repair, cleaning, safety, maintenance, management or security of the Common Elements, the Unit, the Premises or the Building provided the same are consistent with charges, costs and expenses of comparable Class A office buildings in midtown Manhattan; and

(xiv) all other reasonable and necessary expenses paid in connection with the operation, maintenance, repair and cleaning of the Unit or the Property which are properly chargeable against income.

Any cost or expenses of the nature described above shall be included in Operating Expenses for any Operating Year no more than once, notwithstanding that such cost or expenses may fall under more than one of the categories listed above. Subject to the limitation set forth in subdivision (ix) above, Landlord or the Board may use related or affiliated entities to provide services or furnish materials for the Unit or the Property provided that the rates or fees charged by such entities are competitive with those charged by unrelated or unaffiliated entities in the Borough of Manhattan for the same services or materials.

The following costs and expenses shall be excluded from Operating Expenses:

(1) Taxes and Tax Expenses and items specifically excluded from the definitions thereof;

(2) franchise and income taxes imposed upon Landlord or the Board;

(3) debt service and transaction costs with respect to any mortgage or other financing of the Unit or the Property;

(4) leasing commissions;

(5) capital improvements to the Unit or the Property other than those provided in clause (x) above;

(6) the cost of electrical energy furnished directly to tenants of the Unit or the Property or any other space leased or available for lease in the Property;

(7) the cost of tenant installations and decorations incurred in connection with preparing space for any tenant or any contribution by Landlord to any tenant in the Building for such installations;

(8) salaries or fringe benefits of personnel above the grade of building manager;

(9) rent payable under any Underlying Lease;

(10) the cost of any items to the extent to which such cost is reimbursed (or reimbursable) to Landlord or the Board by tenants of the Unit or the Property (other than pursuant to this Section 6.2), insurance or condemnation proceeds or third parties;

(11) depreciation, amortization (except as provided in clause (x) above) and other non-cash charges;

(12) the cost of overtime services for any tenants and the cost of work or services for any tenants to the extent such work or services are in excess of work or services generally provided to tenants in the Unit;

(13) the cost of repairs or replacements incurred by reason of fire or other casualty or caused by the exercise of the right of eminent domain except to the extent of commercially reasonable insurance deductibles to the extent applicable to an insured loss (unless recouped by Landlord from third parties) and except as specifically required by this Lease to be paid by Tenant;

(14) any advertising or promotional expenses incurred in connection with the Building, but marketing, advertising, entertainment and promotional expenses undertaken for matters other than the general leasing of rentable areas in the Building including, without limitation, advertisements or contributions made to municipal departments of the City of New York, such as the police department or fire department, and advertising and promotional expenses undertaken for the benefit of labor unions (and their pension systems) having employees performing services at the Building, shall not be excluded provided such expenses are allocated proportionately among buildings in New York City owned by Landlord or its affiliates;

(15) professional fees incurred in connection with the negotiation and preparation of leases, in enforcing Landlord’s rights under leases, or in connection with tax returns, tax reporting or accounting other than professional fees reasonably incurred (x) in connection with the maintenance and operation of the Unit, Building or Property, or (y) in connection with the preparation of statements required pursuant to rental escalation or additional rent provisions;

(16) the cost of acquisition of sculptures, painting or other objects of fine art in the Building other than the cost of maintaining such art;

(17) any costs incurred to sell the Unit, the Building or the Property or any other real property interest therein;

(18) the costs of any judgment, settlement or arbitration award resulting from any negligence or misconduct of Landlord or the Board;

(19) costs relating to withdrawal liability or unfunded pension liability under ERISA or similar legal requirements;

(20) cost of installing, operating and maintaining any specialty facility, such as broadcasting facilities, athletic or recreational club, child care facility, auditorium, cafeteria, conference center or similar facilities;

(21) any interest, fine, penalty or other late charges payable by Landlord as a result of late payments (not caused by Tenant) except to the extent incurring such expense is a reasonable business expense under the circumstances;

(22) expenses incurred by Landlord or the Board solely for the benefit of any retail tenants;

(23) any compensation paid to clerks, attendants or other persons in commercial concessions or any parking facility operated by Landlord or the Board;

(24) costs incurred by Landlord or the Board as a result of Landlord’s or any tenant’s breach of a lease;

(25) costs incurred by Landlord or the Board in disputes with Building employees (other than grievances or other disputes not arising from Landlord’s unlawful conduct), third parties not engaged in Building operations and mortgagees or ground lessees;

(26) lease takeover costs;

(27) the cost of any expansions of the Unit or the Building and the costs of acquiring additional development rights;

(28) costs incurred by Landlord to indemnify any tenant;

(29) costs to clean-up, contain, abate, remove or otherwise remedy (but not costs to test and monitor) hazardous wastes or asbestos-containing materials from the Building unless the wastes or asbestos-containing materials (A) were introduced to the Building by a Tenant Party or (B) are required to be cleaned-up, contained, abated, removed or otherwise remedied by legal requirements hereafter enacted or promulgated or the requirement of any insurance carrier or insurance rating organization or underwriting board hereafter enacted or promulgated, whether or not such insurance requirement is mandatory (including the cost of compliance with legal requirements and insurance requirements enacted or promulgated prior to the date of this Lease if such compliance is required for the first time by reason of any amendment, modification or reinterpretation thereof which is imposed or enacted after the date of this Lease);

(30) any bad debt loss, rent loss or reserves for bad debts or rent loss;

(31) the costs of Landlord’s voluntary political contributions or voluntary charitable contributions, other than expenses of contributions in the nature of those specifically includable under Operating Expense exclusion (14) above;

(32) costs associated with the operation of the business of the entity which constitutes Landlord as the same are distinguished from the costs of operation of the Unit, Building or Property; and

(33) lease payments for rented equipment, the cost of which equipment would constitute a capital expenditure if the equipment were purchased (except with respect to equipment falling within the scope of clause (x) above of this Section 6.2.1, and except for any equipment which may be leased on a temporary or occasional basis in connection with the maintenance or operation of the Unit, Building or Property).

Operating Expenses shall be net of rebates, credits and similar items of which Landlord or the Board receives the benefit.

If Landlord or the Board is not furnishing any particular work or service (the cost of which if performed by Landlord or the Board would constitute an Operating Expense) to a tenant who has undertaken to perform such work or service in lieu of the performance thereof by Landlord or the Board, Operating Expenses for any Operating Year during all or any part of which such work or service is not so furnished by Landlord or the Board shall be increased by an amount equal to the additional Operating Expenses which reasonably would have been incurred during such period by Landlord or the Board if Landlord or the Board had at its own expense furnished such work or service to such tenant.

In determining Base Operating Expenses and the amount of Operating Expenses for any other Operating Year, if less than ninety-five percent (95%) of the rentable area of the Building shall have been occupied by tenant(s) at any time during such Operating Year, Operating Expenses shall be determined for such Operating Year to be an amount equal to the Operating Expenses which would normally be expected to have been incurred had such occupancy been ninety-five percent (95%) throughout such Operating Year.

(c) “Operating Year” shall mean the calendar year within which the Commencement Date occurs and each subsequent calendar year, any part or all of which falls within the Lease Term.

(d) “Property” shall mean the Land, the Building, the Common Elements, any other improvements constructed on the Land, and any land contiguous to the Land, and any improvements constructed on such land, whether above or below ground, which Landlord or the Board may operate or maintain or may contribute to the cost of the operation or maintenance thereof and which benefit occupants of the Building generally.

6.2.2 TENANT’S SHARE OF OPERATING EXPENSES. If the Operating Expenses for any full Operating Year falling within the Lease Term shall exceed the Base Operating Expenses or if, in the case of an Operating Year only a fraction of which is included in the Lease Term, the amount of the Operating Expenses for such Operating Year multiplied by such fraction exceeds the Base Operating Expenses multiplied by such fraction (the amount of such excess in either case being hereafter referred to as the “Excess Operating Expenses”), then Tenant shall pay to Landlord, as Additional Rent, Tenant’s Share of the Excess Operating Expenses for such Operating Year or portion thereof. Tenant’s Share of the Excess Operating Expenses for each Operating Year shall be payable in monthly installments as follows:

(a) Estimated payments by Tenant on account of Operating Expenses shall be made on the first day of each and every calendar month during the Lease Term, and otherwise in the same fashion herein provided for the payment of Annual Fixed Rent. The monthly amount so to be paid to Landlord shall be sufficient to provide Landlord by the end of each Operating Year with a sum equal to Tenant’s required payments, as reasonably estimated by Landlord from time to time (provided that Tenant shall not be required to adjust its payments upon less than thirty (30) days’ notice), on account of Operating Expenses for such Operating Year. Subject to Section 6.2.2(c) below, within one hundred eighty (180) days after the end of each Operating Year, Landlord shall submit to Tenant a reasonably detailed accounting of Operating Expenses for such Operating Year. If estimated payments theretofore made for such Year by Tenant exceed Tenant’s required payment on account therefor for such Operating Year, according to such accounting, Landlord shall credit the amount of overpayment against subsequent obligations of Tenant with respect to rents next coming due (or refund such overpayment if the Lease Term has ended and Tenant has no further obligation to Landlord); but, if the required payments on account thereof for such Operating Year are greater than the estimated payments (if any) theretofore made on account thereof for such Operating Year, Tenant shall make payment to Landlord within thirty (30) days after being so advised by Landlord.

(b) If the Operating Expenses for any Operating Year (as adjusted, if applicable, pursuant to the last two (2) paragraphs of subsection 6.2.1(b)) shall equal or be less than the Base Operating Expenses, Tenant shall not be obligated to make any payments to Landlord pursuant to this Section 6.2 in respect of such Operating Year, but in no event shall Tenant be entitled to any refund or reduction in the Annual Fixed Rent by reason of such fact.

(c) Landlord’s failure to render an accounting of Operating Expenses with respect to any Operating Year shall not prejudice Landlord’s right to thereafter render an accounting with respect thereto or with respect to any subsequent Operating Year, nor shall the rendering of an accounting prejudice Landlord’s right to thereafter render a corrected accounting for that Operating Year. Nothing herein contained shall restrict Landlord from issuing a revised estimate at any time there is an increase in Operating Expenses during any Operating Year or any time thereafter. Notwithstanding the foregoing provisions of this Section 6.2.2(c), if Landlord has not issued an accounting within three (3) years after the end of an Operating Year, Tenant may give Landlord a notice thereof and if Tenant gives such notice, and, such failure continues for thirty (30) days following such notice, Tenant shall give Landlord a second notice of such failure which notice shall set forth in bold capital letters the following statement: “IF LANDLORD FAILS TO DELIVER AN ACCOUNTING OF OPERATING EXPENSES TO TENANT WITHIN TEN (10) OPERATING DAYS AFTER RECEIPT OF THIS NOTICE, LANDLORD SHALL HAVE WAIVED ITS RIGHT TO COLLECT ADDITIONAL AMOUNTS FROM TENANT FOR THE YEAR(S) IN QUESTION.” If Landlord does not so issue an accounting within ten (10) Operating Days after Landlord’s receipt of such second notice, Landlord shall have waived the right to collect additional amounts from tenant for the year(s) in question.

6.2.3 Tenant, within ninety (90) days after the receipt of any such accounting, by giving written notice to Landlord, shall have the right to request in writing an audit of such accounting or the propriety of any item contained therein. If and to the extent that Tenant does not do so within such ninety (90)-day period, such statement shall constitute a final determination, as between Landlord and Tenant of Operating Expenses and Tenant’s Share of Excess Operating Expenses for the Operating Year to which such accounting relates and shall be conclusive and binding upon Landlord and Tenant. Promptly after receipt of Tenant’s audit request notice, Landlord agrees to grant Tenant, its accountants and representatives, reasonable access to so much of Landlord’s books and records, at the place where they are regularly maintained in New York, New York or Boston, Massachusetts, as may be required for the purposes of verifying the items included therein as Operating Expenses, and to have and make copies of any and all bills and vouchers relating thereto (subject to reimbursement by Tenant for the cost of such copies). Within ninety (90) days after being granted access to Landlord’s books and records, Tenant shall have the right to notify Landlord in writing that Tenant disputes the correctness of the accounting, which notice to Landlord shall specify in reasonable detail the particular respects in which the Operating Statement is claimed to be incorrect. Upon Tenant’s delivery of any Operating Expenses dispute notice, Landlord and Tenant shall proceed in good faith to settle the dispute.

If Landlord and Tenant shall be unable to resolve such dispute within sixty (60) days following the delivery of such dispute notice to Landlord, Landlord shall designate a Certified Public Accountant who has not been engaged by Landlord (or any affiliate of Landlord) within the previous three (3) years and is reasonably satisfactory to Tenant (the “Arbiter”) who shall be a member of an independent certified public accounting firm or a senior officer of a nationally recognized business consulting firm (which accounting or consulting firm shall have at least twenty (20) accounting professionals) and shall have practiced as a certified public accountant for at least ten (10) years, whose determination made in accordance with this Section 6.2.3 shall be binding upon the parties, and any such determination so made in accordance herewith may be entered as a judgment in any court of competent jurisdiction. If Landlord fails to designate an Arbiter within one hundred twenty (120) days after the delivery of the results of Tenant’s audit, or if Landlord’s designee is not reasonably satisfactory to Tenant, Tenant shall have the right to suggest an Arbiter, and if such person is not reasonably acceptable to Landlord, either party may petition the New York City office of JAMS, Inc. or its successor (“JAMS”) for the appointment of an Arbiter. The Arbiter shall make a determination (and, if appointed by JAMS, be appointed) by an Expedited Procedures arbitration under the Streamlined Arbitration Rules and Procedures of JAMS. In rendering such determination such Arbiter shall not add to, subtract from or otherwise modify the provisions of this Lease. Except as otherwise set forth herein, Tenant shall pay the fees and expenses of the Arbiter. Tenant, pending the resolution of any contest pursuant to the terms hereof shall continue to pay all sums as determined to be due in the first instance by Landlord. If it is finally agreed or determined that the aggregate amount paid by Tenant to Landlord on account of Tenant’s Share of Excess Operating Expenses exceeded the amounts to which Landlord was entitled hereunder, Landlord shall credit the amount of such excess against the rent next due and payable, unless this Lease shall have expired, in which event Landlord shall promptly refund such excess to Tenant, and (x) if Landlord’s original determination of Tenant’s Share of Excess Operating Expenses is determined to have been overstated by five percent (5%) or more, Landlord shall credit or pay to Tenant interest thereon at the Prime Rate from the day immediately following the relevant over-payment or over-payments made by Tenant until the day that such over-payment shall have been refunded or credited in full to Tenant, (y) if Landlord’s original determination of Tenant’s Share of Excess Operating Expenses is determined to have been overstated by $25,000 (such amount to be increased annually by the percentage increase in the CPI) or more, Landlord shall pay the fees and expenses of the Arbiter and (z) if Landlord’s original determination of Operating Expenses for the entire Building is determined to have been overstated by five percent (5%) or more, Landlord shall pay the reasonable, out-of-pocket cost of Tenant’s audit and Tenant shall have the right, within ninety (90) days after such final agreement or determination, to examine Landlord’s books and records relating solely to such overstated item(s) for the immediately preceding five (5) Operating Years (including Base Operating Expenses if applicable) and dispute the same in accordance with this Section 6.2.3. If it is finally agreed or determined that the amounts paid by Tenant to Landlord on account of Tenant’s Share of Excess Operating Expenses were less than the amounts to which Landlord was entitled hereunder, Tenant shall pay to Landlord the amount of such shortfall within thirty (30) days of the date Tenant is notified of the error. “CPI” shall mean the Consumer Price Index for All Urban Consumers, New York, N.Y. — Northern New Jersey — Long Island, 1982-84=100; provided, however, that if the CPI or any successor index shall cease to be published, Landlord and Tenant shall agree, in writing, on a substitute therefor) during the relevant period.

In connection with examining Landlord’s books and records hereunder, Tenant covenants and agrees that Tenant will (a) not employ any person or firm who is to be compensated, in whole or in part, on a contingency fee basis and (b) maintain the information obtained from such examination in strict confidence and not disclose the same, except (i) to Tenant’s officers, employees, shareholders, partners or members, attorneys, accountants and other professional consultants who have been advised of the confidentiality provisions contained herein and agree to be bound by the same, (ii) to the extent reasonably necessary to a court or Arbiter in connection with the dispute or (iii) to the extent required by applicable law.

6.2.4 The imposition on Landlord by any portion of this Lease of an obligation to perform any work, repairs or other acts with respect to the Property shall not be construed as preventing Landlord from including the cost of such work, repairs or other acts in Operating Expenses, to the extent the same is otherwise properly includible therein pursuant to this Section 6.2.

6.3 SURVIVAL. All payment and refund obligations of Tenant and Landlord under this Article 6 shall survive the expiration or earlier termination of this Lease.

ARTICLE 7

REPAIRS AND SERVICES

7.1 LANDLORD’S OBLIGATION TO REPAIR. Except as otherwise provided in this Lease, Landlord shall (or with respect to the Common Elements, shall cause the Board to), throughout the Lease Term, operate, keep and maintain in good order, condition and repair in a manner consistent with a Class A office building in midtown Manhattan:

(a) the roof, the exterior and load bearing walls (including exterior windows), the structural floor slabs and other structural elements of the Unit;

(b) the common facilities of the Building, including HVAC, plumbing and other Building systems and equipment servicing the Premises (other than any supplementary or accessory HVAC, and telecommunication/computer systems and/or any item of such equipment exclusively serving the Premises); and

(c) make any of the repairs and/or replacements which, under the provisions of Section 7.2 hereof, it is Tenant’s obligation to make and perform, if, when and to the extent the necessity for such repairs results from the negligence or willful misconduct of Landlord or its agents, employees or contractors, but subject always to Section 11.7 hereof.

Neither Landlord nor the Board shall be responsible to make any improvements or repairs to the Unit, Building or the Premises other than as expressly provided in this Section 7.1, unless expressly otherwise provided in this Lease. Tenant shall promptly give Landlord notice of any damage to the Premises, the Unit or the Building (whether or not caused by Tenant) or of any defects in any portion thereof or in any fixtures or equipment therein promptly after Tenant first learns thereof. In making any repairs, alterations, additions or improvements in the Premises, Landlord shall, use reasonable efforts to minimize interference with Tenant’s use and occupancy of the Premises; it being understood that the foregoing shall in no event obligate Landlord or the

Board to do such work on an “overtime” basis unless such work will materially interfere with Tenant’s business operations in the Premises; provided, however, that Landlord shall not be required to perform such work on an “overtime” basis to the extent that such work was requested by Tenant or would not have been needed but for a violation by Tenant of its obligations under this Lease unless Tenant agrees to pay the differential in costs, in which case Tenant shall pay to Landlord, as Additional Rent hereunder, within thirty (30) days after Landlord’s demand therefor, an amount equal to the difference between the regular rates and the overtime or other premium pay rates actually incurred by Landlord relating to such work, including all fringe benefits and other elements of such pay rates, for such labor and any other out-of-pocket overtime costs or expenses reasonably incurred.

7.2 TENANT’S REPAIRS AND MAINTENANCE.

(a) Tenant covenants and agrees that, from and after the Commencement Date and until the end of the Lease Term, Tenant, at its expense, will keep neat and clean and maintain in good order, condition and repair the Premises, Alterations and all fixtures or facilities contained in the Premises which do not constitute part of the Common Elements or the Building systems, including, without limitation, any distribution conduits for the HVAC system serving the Premises, any supplemental air conditioning units, any private lavatory and any public lavatories located on floors leased entirely to Tenant, shower, toilet, washbasin and kitchen facilities, and all plumbing serving or connected to such systems or facilities, and will make all required repairs thereto and/or replacements of portions thereof, excepting only for those repairs or replacements for which Landlord or the Board is responsible under the terms of Section 7.1 or Articles 9 or 12 of this Lease or unless due to Landlord’s negligence or willful misconduct. Tenant shall not permit or commit any waste, and, notwithstanding anything to the contrary set forth in Section 7.1, but subject to Section 11.7 hereof, Tenant shall be responsible for the cost of all repairs and replacements to the Premises, the Unit, the Building and the facilities of the Building, whether ordinary or extraordinary, structural or, non-structural, when necessitated by Tenant’s, or its subtenant’s or assignee’s, moving property in or out of the Building or installation or removal of furniture, fixtures or other property or by the performance by Tenant, or its subtenant or assignee, of any alterations or other work in the Premises, or when necessitated by the negligent acts or willful acts of Tenant, its assignee or subtenant, or its or their agents, employees, contractors or invitees or the use or occupancy or manner of use or occupancy of the Premises other than in accordance with the terms of this Lease; provided, however, that any repairs and maintenance outside of the Premises or to the Common Elements for which Tenant is responsible pursuant to the foregoing provisions of this Section shall be performed by Landlord or the Board at Tenant’s commercially reasonable cost and expense. Tenant, at its expense, shall promptly replace or repair all scratched, damaged or broken doors and interior glass in the Premises if such scratch, damage or break is visible from any passenger elevator lobby on any floor of the Premises. Tenant shall be responsible for the cost of all repainting and all repairs, maintenance and replacement of wall, ceiling and floor coverings in the Premises. All of said repairs and any restorations or replacements required in connection therewith shall be of a quality and class at least equal to the original work or installations and shall be done in a good and workmanlike manner to the reasonable satisfaction of Landlord.

(b) If repairs or replacements are required to be made by Tenant pursuant to the terms hereof, Landlord may demand that Tenant make the same forthwith, and (except in cases of emergency, where no notice or demand shall be required) if Tenant refuses or neglects to commence such repairs or replacements within thirty (30) days after such demand and/or approval of plans and specifications (if applicable) or to complete the same with reasonable diligence thereafter, Landlord or the Board, as applicable, may (but shall not be required to do so) make or cause such repairs or replacements to be made and shall not be responsible to Tenant for any loss or damage that may accrue to Tenant’s stock or business by reason thereof provided that Landlord shall use reasonable efforts to minimize interference with the conduct of Tenant’s business and any such loss or damage (but Landlord shall have no obligation to employ contractors or labor at so-called overtime or other premium pay rates or to incur any other overtime costs or expenses whatsoever unless Tenant agrees to pay the differential in costs, in which case Tenant shall pay to Landlord, as Additional Rent hereunder, within thirty (30) days after Landlord’s demand therefor, an amount equal to the difference between the regular rates and the overtime or other premium pay rates actually incurred by Landlord relating to such work, including all fringe benefits and other elements of such pay rates, for such labor and any other out-of-pocket overtime costs or expenses reasonably incurred). If Landlord makes or causes such repairs or replacements to be made, Tenant agrees that Tenant will within thirty (30) days of demand, pay to Landlord as Additional Rent the cost thereof, together with interest thereon at the Lease Interest Rate.

7.3 SERVICES. Subject to the provisions of Sections 14.3 and 20.12, Landlord agrees to provide or cause to be provided the services set forth in Exhibit D annexed hereto to the Building and the Premises during Operating Hours (as defined in Exhibit D). Landlord shall operate the Building to a standard comparable to other Class A office buildings in midtown Manhattan.

7.4 LANDLORD’S FAILURE TO REPAIR OR PROVIDE SERVICES. Anything in this Lease to the contrary notwithstanding, if solely by reason of Landlord’s negligence or willful misconduct, Landlord shall be unable to supply services or to make repairs which Landlord is obligated under the terms of this Lease to supply or to make for more than seven (7) consecutive Operating Days after notice from Tenant to Landlord, and as a result of such failure the Premises or a portion thereof are rendered untenantable and Tenant cannot and does not use the entire Premises or such portion for the conduct of its business, then in such event, as Tenant’s sole and exclusive remedy, Tenant’s obligation to pay Annual Fixed Rent and Additional Rent on account of Taxes and Operating Expenses, or a proportionate share thereof based on the untenantable portion, shall be abated from and after the eighth (8th) day after such notice to Landlord until such condition is cured by Landlord or Tenant recommences use of the Premises of such portion for the conduct of its business. Notwithstanding the foregoing, during any period of time in which the Unit is not owned by Boston Properties Limited Partnership, Boston Properties, Inc. or any affiliate of either of such entities, the aforesaid seven (7) Operating Day period shall be deemed waived and the abatement shall be effective immediately after notice from Tenant if the inability to supply services or make repairs is due solely by reason of Landlord’s willful misconduct.

ARTICLE 8

ALTERATIONS

8.1 TENANT’S RIGHTS. Tenant may from time to time during the Lease Term, at its expense, make such alterations, additions, installations, substitutions, improvements and decorations (collectively, with Tenant’s Work, referred to as “Alterations”) in and to the Premises as Tenant may consider necessary or desirable for the conduct of its business in the Premises, subject to the following conditions:

(a) the outside appearance or the strength of the Building or any of its structural parts shall not be affected;

(b) no part of the Building outside of the Premises shall be physically affected (provided that the foregoing shall not prevent Tenant from making connections to or involving the HVAC, plumbing, electrical, life safety, proprietary of other systems or common facilities of the Building performed subject to and in accordance herewith);

(c) no other tenant or occupant of the Building, and no common area of the Building or the Unit, shall be adversely affected, other than to a de minimis extent;

(d) the proper and economical functioning of the Building systems or facilities of the Unit or the Building or any portion thereof shall not be affected (provided that the foregoing shall not prevent Tenant from making connections to or involving the HVAC, plumbing, electrical, life safety, proprietary of other systems or common facilities of the Building performed subject to and in accordance herewith);

(e) before proceeding with any Alterations, Tenant shall obtain Landlord’s written consent (which consent shall not be unreasonably withheld provided the conditions of this Article 8 are satisfied) and submit to Landlord for approval plans and specifications for the work to be performed. Within fifteen (15) days after its receipt of a submission of plans and specifications, Landlord shall either consent thereto or specify any objections thereto. If Landlord does not respond to Tenant’s request for approval within such fifteen (15) day period, then Tenant shall have the right to give Landlord a second notice requesting such approval and, provided such second request for approval shall prominently specify that Landlord’s failure to approve or disapprove the same within seven (7) Operating Days after Landlord’s receipt thereof constitutes an approval thereof, then in the event Landlord fails to approve or disapprove such plans and specifications within such seven (7) Operating Day period, Landlord shall be deemed to have approved the same. Notwithstanding the foregoing, Tenant shall have no obligation to obtain Landlord’s consent or approval in connection with decorative work, technology work (i.e., voice and/or data cabling, equipment installations and upgrades), or other Alterations, the cost of which, as reasonably estimated by Tenant, will not exceed $250,000.00, either individually or in the aggregate with other Alterations performed within the twelve (12) month period immediately preceding, provided that (i) Tenant gives Landlord at least ten (10) days’ prior notice describing such Alterations in reasonable detail (including Tenant’s reasonably detailed estimate of the cost thereof and setting forth the name(s) and address(es) of the contractor(s) whom Tenant desires to perform such Alterations), (ii) a building, alteration or other governmental permit is not required or otherwise filed in connection therewith and (iii) the Building systems or facilities of the Unit or the Building or any portion thereof shall not be affected (provided that the foregoing shall not prevent Tenant from making connections to or involving the HVAC, plumbing, electrical, life safety, proprietary of other systems or common facilities of the Building performed subject to and in accordance herewith). Landlord may as a condition of its consent require Tenant (A) to perform all such work at such times and in such manner as to create the least practicable interference with the use of the Building by the other tenants and occupants thereof, including, but without limitation, on an “overtime” basis, or (B) to make revisions in and to its plans and specifications.

(f) [intentionally deleted]; and

(g) in performing the work involved in such Alterations, Tenant shall perform, observe and comply with all of the conditions and covenants set forth in the provisions of this Article.

Landlord’s review and approval of Tenant’s plans and specifications and consent to the performance of the work described therein shall not be deemed an agreement by Landlord or the Board that such plans, specifications and work conform with applicable law and insurance requirements, nor shall it be deemed a waiver by Landlord of compliance by Tenant with any provisions of this Lease, nor shall it impose upon Landlord or the Board any liability or obligation with respect to such work or the performance thereof Landlord shall cooperate with Tenant to afford Tenant reasonable access to the floor of the Building below the Premises as necessary (including penetration of the slab) in order to perform Tenant’s Work or other Alterations, provided that such work shall in no event decrease the height of the hung ceiling of such other floor or necessitate the relocation of wiring or equipment located within the ceiling, and subject in any event to the rights of other tenants and the other provisions of this Section 8.1, including, without limitation, the requirement that Tenant perform all such work at such times and in such manner as to create the least practicable interference with the use of the Building by the other tenants and occupants thereof, including, but without limitation, on an “overtime” basis.

Subject to the provisions of this Article 8, Landlord shall not unreasonably withhold or delay its consent to the installation by Tenant of (i) a security system for the Premises and (ii) an internal staircase connecting the thirty-second (32nd) floor of the Premises to the 31st Floor Premises (it being agreed that such internal staircase and the slab cuts relating thereto shall be deemed to be Specialty Alterations).

8.2 CONFORMITY WITH LAW. Tenant covenants and agrees that any Alterations made by it to or upon the Premises shall be done in a good and workmanlike manner and in conformity and compliance with all applicable Laws and with all applicable requirements of insurers and insurance rating or underwriting organizations, that materials and equipment of substantially comparable quality and class to installations in a Class A office building in Midtown Manhattan shall be employed therein, and that the structure of the Unit and the Building shall not be endangered or impaired thereby.

8.3 PERFORMANCE OF WORK, GOVERNMENTAL APPROVALS, INSURANCE.

(a) All Alterations and installation of furnishings by Tenant (i) shall be coordinated with any work being performed by Landlord or the Board and in such manner as to maintain harmonious labor relations and not to damage the Building or interfere with or delay Building construction or operation or increase the cost thereof, (ii) shall not interfere with the use or occupancy of any other tenant or occupant of the Building by more than a de minimis extent (iii) to the extent connected to or involving any portion of the HVAC, plumbing, electrical, life safety, proprietary or other systems of the Building, shall be performed by a contractor designated by Landlord or the Board in their sole and absolute discretion provided that the charges of such contractor shall be reasonable in relation to the charges of contractors providing similar services in other Class A office buildings in midtown Manhattan, and (iv) with respect to all Alterations and installations which are not the subject of the foregoing clause (iii), shall be performed by contractors and subcontractors first approved by Landlord, which approval shall not be unreasonably withheld or delayed. Landlord hereby approves the entities listed on Exhibit G attached hereto as Tenant’s contractors for the performance of Tenant’s Work.

(b) Tenant shall (i) procure all necessary governmental permits, licenses and certificates, (ii) make all required filings of plans with governmental authorities before making any Alterations, (iii) obtain all required governmental approvals upon the completion thereof, and (iv) deliver copies of the items set forth in subsections (i) through (iii) above to Landlord for inspection by Landlord, and, if applicable, for Landlord’s and/or the Board’s reasonable approval. Upon completion of any Alterations with respect to which Tenant is required to obtain Landlord’s consent under Section 8.1 hereof, Tenant shall deliver to Landlord (A) an architect’s certificate from Tenant’s architect certifying that the Alterations have been completed in accordance with the approved plans and specifications and (B) three (3) complete “as built” sets of Tenant’s plans and specifications prepared on an AutoCAD Computer Assisted Drafting and Design System (or such other system or medium reasonably approved by Landlord and generally used in the industry) using naming conventions issued by the American Institute of Architects in June, 1990 (or such other naming conventions as Landlord may reasonably accept) and magnetic computer media of such record drawings and specifications, translated into in a format compatible with AutoCAD Release 2000 or later or another format reasonably acceptable to Landlord. Tenant shall also be required to deliver the items set forth in clauses (A) and (B) above for Alterations with respect to which Landlord’s consent is not required, but only if and to the extent such items shall have otherwise been prepared by or on behalf of Tenant or any Tenant Party and subject to Section 19.1(f) below. Landlord shall, at no cost to Landlord, reasonably cooperate with Tenant in connection with the foregoing and execute any applications for permits (if the provisions of any applicable law or legal requirement requires that Landlord join in such application) necessary in connection with any Alterations regardless of whether or not Landlord’s approval for such Alterations shall have been obtained; provided, however, that Landlord’s execution of any such application shall not be deemed to constitute Landlord’s consent to the performance of the work described therein, nor an agreement by Landlord that such plans, specifications and work conform with applicable law and insurance requirements, nor a waiver by Landlord of compliance by Tenant with any provisions of this Lease, nor shall it impose upon Landlord any liability or obligation with respect to such work or the performance thereof. Tenant shall use an expediter designated by Landlord (as of the Date of this Lease, Landlord designates Milrose Consultants, Inc.) in connection with making such filings and obtaining such permits, licenses, certificates and approvals provided that the fees charged by such expeditor shall be reasonable in relation to the charges for similar services provided by similar expeditors providing similar services to Class A office buildings in midtown Manhattan. At any and all times during the period of construction of any Alterations, Landlord and/or the Board shall be entitled to have a representative or representatives on the site to inspect such Alterations, and such representative or representatives shall have free and unrestricted access to any and every part of the Premises and Landlord shall use reasonable efforts to minimize interference with Tenant’s Work during such access. Tenant shall keep full and accurate records of the cost of any Alterations in and to the Premises and shall, if requested by Landlord, make the same available to Landlord and/or the Board for use in connection with any proceeding to review the assessed valuation of the Unit or the Building or any proceedings to acquire the Land, the Unit and/or Building for public or quasi-public use.

(c) In addition, Tenant shall carry or cause each contractor to carry the insurance required pursuant to Section 11.13 hereof.

(d) In connection with the making of any Alterations, (i) Tenant shall make all arrangements for, and shall pay all actual costs incurred in connection with, use of the freight elevator(s) serving the Premises, and (ii) Landlord shall not impose any supervisory charges in connection with the performance of Alterations; provided, however, Tenant shall promptly reimburse Landlord within thirty (30) days of demand, as Additional Rent, for any and all reasonable, actual out-of-pocket costs and expenses incurred by Landlord in connection with the review of Tenant’s plans and specifications for any such Alterations by any third-party architect, engineer or other consultant retained by Landlord to the extent Landlord reasonably believes the engagement of such third party is prudent due to the nature of the Alteration. Notwithstanding anything to the contrary contained herein or in Exhibit D attached hereto, solely in connection with Tenant’s Work and initial move-in to the Premises, Tenant shall be entitled to an aggregate of forty (40) hours of use of the freight elevator(s) during non-Operating Hours free of charge.

8.4 LIENS. Tenant shall promptly pay and discharge all costs and expenses of any work done in or on the Premises by Tenant or its subtenants, and its and their agents, employees or contractors, and shall not do or fail to do any act which shall or may render the Unit, the Building or any part thereof, or the Premises or any part thereof subject to any mechanic’s lien or other lien or security agreement or charge or chattel mortgage or conditional bill of sale or title retention agreement (hereinafter collectively called “Lien”), and if any Lien be filed against the Unit, the Building, the Premises, any Alterations, or any portion of any of the foregoing, Tenant shall, at Tenant’s own cost and expense, cause the same to be removed of record by bonding or otherwise within thirty (30) days after Tenant receives written notice of the filing of any such Lien; and, in default thereof, Landlord may, in addition to any other rights and remedies it may have by reason of Tenant’s default, cause any such Lien to be removed of record by bond, and Tenant shall reimburse Landlord as Additional Rent for all costs and expenses incidental to the bonding of any such Lien incurred by Landlord, together with interest thereon at the Lease Interest Rate.

8.5 VIOLATIONS; DISRUPTION. Tenant, at its expense, and with diligence and dispatch, shall cause to be discharged or cancelled all notices of violation arising from any Alterations which are issued by the Department of Buildings of The City of New York or any other public or quasi-public authority having jurisdiction. Nothing contained in this Section 8.5 shall prevent Tenant from contesting, in good faith and at its own expense, any such notices of violation, provided that Tenant shall comply with the provisions of Section 9.3 hereof. In addition, Tenant shall not exercise any of its rights under this Article 8 or any other provision of this Lease, or use or occupy the Premises, in such manner as would create any work stoppage, picketing, labor disruption or dispute or a violation of any of Landlord’s or the Board’s union contracts affecting the Land, the Unit or the Building, or which would unreasonably interfere with the business of Landlord, the Board or of any tenant or occupant of Building. In the event of the Tenant’s failure to comply with the preceding sentence, Tenant shall, immediately upon notice from Landlord, cease all manner of exercise of such rights which give rise to such failure to comply. If Tenant shall fail to cease such manner of exercise of its rights as aforesaid, Landlord, in addition to any other rights available to it under this Lease and pursuant to law, shall have the right to seek an injunction without notice to the Tenant.

8.6 TENANT’S PROPERTY. Except as otherwise provided in this Section 8.6, all work, construction, repairs, Alterations, other improvements or installations made to or upon the Premises (including, but not limited to, the construction performed by Landlord or Tenant under Article 4 and Exhibit C), whether or not at the expense of Tenant, shall become part of the Premises and shall become the property of Landlord and remain upon and be surrendered with the Premises as a part thereof upon the Expiration Date or earlier termination of the Lease Term.

(a) All personal property not permanently affixed to the Building, including moveable partitions, business and trade fixtures, machinery and equipment, communications and office equipment, whether or not attached to or built into the Premises, which are installed in the Premises by or for the account of Tenant and can be removed without damage to the Building, and all furniture, furnishings and other moveable articles of personal property located in the Premises (all of which are herein referred to as “Tenant’s Property”) shall remain the property of Tenant and may be removed by Tenant or any person claiming under Tenant at any time or times during the Lease Term and (with the exception of special cabinet work or property which is built into the Premises and custom-fitted furniture or cabinetry) shall be removed by Tenant at the expiration or earlier termination of the Lease Term. Tenant shall repair any damage to the Premises occasioned by the removal by Tenant or any person claiming under Tenant of any Tenant’s Property from the Premises.

(b) At the Expiration Date or earlier termination of the Lease Term, unless otherwise specified in writing by Landlord at least sixty (60) days prior thereto, Tenant shall remove from the Premises any Specialty Alterations made to the Premises for which such removal was made a condition of such consent under Section 8.1 or Exhibit C. Upon such removal Tenant shall restore the Premises to their condition prior to installation of such Specialty Alterations and repair any damage occasioned by such removal and restoration.

(c) Any items of Tenant’s Property (except money, securities and like valuables) which remain on the Premises after the Expiration Date or earlier termination of the Lease Term may, at the option of Landlord, be deemed to have been abandoned and in such case may either be retained by Landlord as its property or may be disposed of without accountability, at Tenant’s expense, in such manner as Landlord may see fit.

(d) If at any time during the Lease Term, Tenant and the other Tenant Parties cease using any wiring or cabling installed by or on behalf of Tenant or any other Tenant Party in any portion of the Premises or in any other portions of the Building (other than a cessation that is temporary and where Tenant or another Tenant Party intends to resume using such wiring or cables within a reasonable period of time after such cessation or a cessation in connection with the occurrence of the Expiration Date), Tenant shall promptly give written notice to Landlord of such cessation and, subject to the applicable requirements of this Lease and only to the extent required by applicable Law, shall remove such unused wiring and cabling at Tenant’s sole cost and expense prior to the expiration or earlier termination of the Lease Term. In order for Landlord and Tenant to (i) identify any wiring or cabling installed by or on behalf of Tenant or any other Tenant Party in any portion of the Premises or in any other portions of the Building and/or (ii) trace the starting and terminating points of such wiring and cabling, Tenant shall cause such wiring and cabling to be labeled and tagged, when installed, with appropriate identification marks and shall maintain, during the Lease Term for all then existing wiring and cabling, “as installed” drawings containing a guide or key to such marks and showing the routing of such wiring and cabling. Upon Landlord’s request, Tenant shall provide to Landlord and Landlord’s representatives and contractors reasonable access to such “as installed” drawings for inspection and copying. Notwithstanding anything to the contrary contained in this Lease, Tenant shall not have any obligation, upon the expiration or earlier termination of this Lease, to remove any wiring or cabling installed by or on behalf of Tenant in any portion of the Premises or in any other portions of the Building and used by a Tenant Party, as long as Tenant has complied with the obligations set forth in this paragraph. Promptly after Tenant’s request, Landlord will provide Tenant with copies of any as-installed drawings that are in Landlord’s possession.

8.7 SPECIALTY ALTERATIONS. All fixtures, equipment, improvements, ventilation and air-conditioning equipment and appurtenances attached to or built into the Premises at the commencement of or during the term of this Lease, whether or not by or at the expense of Tenant (but excluding Tenant’s Property), shall be and remain a part of the Premises, shall, upon the expiration or sooner termination of this Lease, be deemed the property of Landlord (without representation or warranty by Tenant) and shall not be removed by Tenant, except as provided in this Section 8.7. Notwithstanding the foregoing provisions, upon notice to Tenant no later than forty-five (45) days prior to the Expiration Date or upon reasonable notice with respect to such earlier date upon which the Lease Term shall expire, Landlord, subject to the provisions of the last sentence of this Section 8.7, may require Tenant to remove substantially to the condition of the raw space existing prior to their installation (but in no event to the condition existing prior to the installation, unless the condition existing prior to the installation was raw space), any cooking kitchens, cafeterias, vaults, private restrooms (excluding, however, any unisex restrooms installed by Tenant to comply with the requirements of the ADA in lieu of renovating existing core bathrooms and any wiring or cabling installed by or on behalf of Tenant or any other Tenant Party), security areas, staircases, raised or above-slab reinforced flooring, slab cuts, generators, uninterrupted power supply systems and preaction fire alarm systems and associated equipment, high density file rooms, free-standing or floor mounted supplemental HVAC systems (but not those built into ceilings), or other items which are substantially as difficult or expensive to remove as any of the foregoing items enumerated in this sentence (herein collectively called “Specialty Alterations”). Notwithstanding the foregoing, in no event shall Tenant be required to remove any Specialty Alterations existing in the Premises on the Commencement Date. In such event Tenant shall remove the foregoing from the Premises and the Building prior to the expiration of this Lease at Tenant’s expense. Upon such removal Tenant shall, at its expense, repair any damage to the affected portion(s) of the Premises, the Unit, the Common Elements or the Building due to such removal. Notwithstanding anything to the contrary contained herein: (i) Tenant may include with any Alterations request a written request that Landlord designate any Alterations that constitute Specialty Alterations and which Landlord will require Tenant to remove pursuant to the provisions of this Section 8.7 and (ii) Landlord shall not have the right to require Tenant to remove any Specialty Alterations not so designated by Landlord at such time (provided, however, that any internal staircase connecting the thirty-second (32nd) floor of the Premises to the 31st Floor Premises and the slab cuts relating thereto installed by on behalf of Tenant shall be deemed Specialty Alterations with respect to which Tenant shall be required to remove and restore). Any such request made by Tenant must specifically refer to the provisions of this Section 8.7 and the consequences of Landlord’s failure to designate any such Alterations as Specialty Alterations which will be required to be removed by Tenant. Landlord shall not have the right to require Tenant to remove Specialty Alterations (A) which are already in place as of the Commencement Date or (B) which Landlord does not require Tenant to remove in accordance with the second sentence of this Section 8.7.

8.8 SURVIVAL. The provisions of this Article 8 shall survive the expiration or sooner termination of this Lease.

ARTICLE 9

LAWS, ORDINANCES, REQUIREMENTS OF PUBLIC AUTHORITIES

9.1 CERTIFICATE OF OCCUPANCY. Landlord covenants and agrees that throughout the Lease Term, the certificate of occupancy issued for the Building (or for the Unit, or any portion thereof, if a separate certificate of occupancy for the Unit, or any portion thereof, be issued) will permit the Premises to be used and occupied for general office purposes, and will be maintained by Landlord throughout the Lease Term. A copy of the current certificate of occupancy for the Building is attached hereto as Exhibit L.

9.2 TENANT’S OBLIGATIONS. Tenant shall, at its expense, comply with all laws and requirements of public authorities and all requirements of insurance bodies now or hereafter in effect which shall, with respect to the Premises or the occupancy, use or manner of use of the Premises or to any abatement of nuisance, impose any violation, order or duty upon Landlord, the Board or Tenant arising from (i) Tenant’s use of the Premises, (ii) the manner of conduct of Tenant’s business in the Premises or the operation by Tenant of its installations, equipment or other property thereon, (iii) any cause or condition created by or at the instance of Tenant, (iv) the making or performance of any Alterations, installations or other work by Tenant in or on the Premises, including, without limitation, any Tenant’s Work, or (v) the breach by Tenant of any of its obligations under this Lease; and Tenant shall make all repairs or Alterations required thereby, whether structural (in which event all such repairs or Alterations shall be performed by Landlord and the reasonable out-of-pocket cost thereof shall be paid by Tenant) or nonstructural, ordinary or extraordinary. Notwithstanding the foregoing, Tenant shall not be required to make any Alterations pursuant to the foregoing clauses (i) or (ii) unless the same are required by reason of (A) Tenant’s particular manner of use of the Premises other than for normal and customary ordinary office purposes or (B) any ancillary use permitted hereunder other than those ancillary to normal and customary ordinary office purposes. In addition to the foregoing, Tenant agrees to participate in all fire and other safety compliance procedures instituted by Landlord, the Board and/or public authorities for the Building.

9.3 TENANT’S RIGHT TO CONTEST. If Tenant receives notice of any violation of any law or requirement of public authority or requirement of insurance bodies applicable to the Premises, it shall give prompt notice thereof to Landlord. Tenant may, at its expense, contest the validity or applicability of any such law or requirement of public authority or requirement of insurance bodies by appropriate proceedings prosecuted diligently and in good faith, and may defer compliance therewith, provided that (i) neither Landlord nor the Board is thereby subjected to criminal prosecution or criminal or civil penalty of any nature, (ii) no unsafe or hazardous condition remains unremedied, (iii) the Premises, or any part thereof, shall not be subject to being condemned or vacated by reason of such non-compliance or such contest, (iv) no insurance policy carried in respect of the Unit by Landlord or in respect of the Building or the Common Elements by the Board is cancelled and no premium for any such policy is increased by reason of such non-compliance or such contest, and (v) such non-compliance or contest shall not constitute or result in any violation of any Underlying Lease or any mortgage on the Unit or the Building or on an Underlying Lease thereof the provisions of which Tenant has notice, and Tenant complies with all requirements of all such Underlying Leases or mortgages the provisions of which Tenant has notice including those, if any, relating to the furnishing of security. Tenant shall keep Landlord advised as to all settlements of such contest. Landlord agrees to execute any document reasonably required by Tenant in order to permit Tenant effectively to carry on any such contest, provided neither Landlord nor the Board is thereby subjected to any cost or expense or exposed to any liability or obligation on account thereof.

9.4 WINDOW CLEANING. Tenant will not clean, nor require, permit, suffer or allow any window in the Premises to be cleaned, from the outside in violation of Section 202 of the New York Labor Law or of the rules of the New York City Board of Standards and Appeals or of any other board or body having or asserting jurisdiction.

9.5 LANDLORD’S OBLIGATIONS. Landlord shall, at its expense, comply, or cause the Board to comply, with all laws and requirements of public authorities and insurance bodies with respect to the common areas, facilities and systems of the Building and the Property, and the Premises to the extent that such compliance is not the obligation of Tenant under Section 9.2 hereof, but may defer compliance so long as Landlord or the Board shall be contesting the validity or applicability thereof in good faith.

ARTICLE 10

USE

10.1 OFFICE USE. Tenant shall use and occupy the Premises only for executive, administrative and general offices and for uses reasonably ancillary and incidental thereto and for no other purpose. Subject to the other provisions of this Lease (including all exhibits) and Landlord’s reasonable security procedures, Tenant shall have access to the Premises twenty-four (24) hours per day, seven (7) days per week, 365 days per year.

10.2 ADDITIONAL PERMITTED USES. Tenant may, in addition to using the Premises for the purposes permitted by Section 10.1 but subject to Tenant’s compliance in respect thereof with the provisions of Section 9.2, also use portions of the Premises for the installation, maintenance and operation in the Premises of (i) electronic data processing equipment, word processing equipment and business machines, (ii) duplicating equipment, (iii) trading rooms and floors, (iv) warming pantries, (v) a kitchen for use solely by Tenant and its respective employees and visitors, which may contain reheating but not cooking equipment, including items such as a microwave, coffee maker, sink, ice maker, soda machine, vending machines, tables and chairs, dishwasher, hot water heater and refrigerator; provided that (A) no cooking or other preparation of food (other than the reheating of food by a microwave and the preparation of beverages) shall be done in the kitchen, (B) no food or beverages will be kept or served in the Premises in a manner or under any conditions which result in fumes or odors being emitted from, or detectable outside of, the Premises such that same may unreasonably affect other tenants or occupants of the Building, (C) such portion or portions of the Premises shall be at all times maintained by Tenant in a clean and sanitary condition and free of refuse, insects and rodents (including required use of extermination services) and (D) no alcoholic beverages may be served in the Premises except in connection with functions related to Tenant’s business and not for sale, (vi) conference center, (vii) training rooms, (viii) a mailroom, (ix) an executive washroom and showers for use only by Tenant’s employees and visitors (provided that Landlord shall have approved Tenant’s plans therefor in accordance Article 8 hereof), (x) storage areas, (xi) libraries and (xii) filing rooms; in each case used for purposes incidental to the business of Tenant with electrical loads and floor loads not to exceed the respective load capacities set forth in Exhibit D and provided that none of the foregoing shall (A) violate any laws or requirements of public authorities, (B) constitute a public or private nuisance, (C) cause discomfort to any other tenants or occupants of the Building (other than to a de minimis extent) or interfere with the use or occupancy of other portions of the Building, or (D) violate any of Tenant’s other obligations under this Lease. Nothing set forth in this Section 10.2 shall in any way imply any representation by Landlord that the Building or the Premises are suited or can be adapted in any way for any of the foregoing additional uses, nor shall anything contained herein be deemed to imply any agreement by Landlord to grant Tenant the right to use any portion of the Building outside of the Premises for any special equipment, venting or ducting in connection with any installation which may be required in connection with the adaptation of the Premises for any of the foregoing uses.

10.3 RESTRICTIONS. Tenant shall not permit the Premises or any part thereof to be used in any manner, or anything to be done therein, or permit anything to be brought into or kept in the Premises, which would in any way (i) violate any law or requirement of public authorities or requirement of insurance bodies, (ii) cause structural injury to the Building or any part thereof, (iii) interfere with the normal operation of the HVAC, plumbing, electrical or other mechanical or electrical systems of the Unit or the Building or the elevators installed therein, (iv) constitute a public or private nuisance, (v) alter the appearance of the exterior of the Building, (vi) affect in any adverse way any portion of the interior of the Building other than the Premises (other than to a de minimis extent), (vii) interfere with the use or occupancy of any other tenant or occupant of the Building (other than to a de minimis extent), (viii) create any offensive odors or noise, (ix) result in the leakage of fluid or the growth of mold or the creation of any other condition which causes, or in Landlord’s reasonable opinion would be likely to cause, an internal air quality problem in the Premises or the Building, or (x) violate any provision of the Condominium

Documents. Tenant shall not solicit other occupants of the Building to use wireless internet service that emanates from the Premises. Tenant shall use reasonable efforts to prevent the signals of Tenant’s wireless internet service (if any) from emanating beyond the Premises or otherwise interfering in any material respect with any Building systems. Tenant shall not, nor permit any Tenant Party to, photograph, broadcast, record or otherwise make, use or transmit images of the Premises or the Building for any reason, including, without limitation, for use in movies, television, the internet, newspapers, magazines or other publications or media; provided that the foregoing shall not prohibit (A) the making or use of images of the Premises or the Building by Tenant and its permitted assignees and subtenants solely in connection with advertising approved by Landlord for marketing the Premises or a portion thereof for assignment or subletting (subject to the provisions of Article 13 hereof), (B) Original Tenant from producing recorded or photographed interviews in the Premises in the ordinary course of Original Tenant’s business or (C) Original Tenant from producing marketing materials related to its business containing images of the Premises or the Building (provided that such images (i) shall be reasonably approved by Landlord and (ii) shall not be used to compete with the business of Landlord or any of its affiliates).

10.4 PROHIBITED USES. Without limiting the restriction on use set forth in Section 10.1, Tenant shall not under any circumstance use or permit the use of the Premises or any part thereof for any of the following which are expressly prohibited:

(a) sale at retail of any products or materials whatsoever;

(b) the conduct of a public auction of any kind;

(c) the conduct of a commercial bank, trust company, savings bank, safe deposit or savings and loan association or any branches of any of the foregoing or a loan company business (except for the conduct of a credit union or benefit plan for Tenant’s employees) in each case open to the general public;

(d) the issuance and sale of traveler’s checks, foreign drafts, letters of credit, foreign exchange or domestic money orders or the receipt of money for transmission in each case on a walk-in basis open to the public;

(e) an employment agency;

(f) offices or agencies of a foreign government or political subdivisions thereof;

(g) offices of any governmental bureau or agency of the United States or any state or political subdivision thereof;

(h) offices of any charitable, religious, union or other not-for-profit, or any tax exempt entity within the meaning of Section 168(j)(4)(A) of the Internal Revenue Code of 1986, as amended, or any successor statute, or rule or regulation applicable thereto, in each case to the extent the same are not consistent with uses in comparable Class A office buildings in midtown Manhattan;

(i) offices of any public utility company, other than corporate, executive or legal staff offices;

(j) data processing services rendered primarily to others than Tenant and which are not strictly ancillary to Tenant’s business;

(k) health care professionals;

(l) schools or other training or educational uses (other than those which are strictly ancillary to the Tenant’s business, such as training of Tenant’s personnel to be employed in the Building);

(m) a clerical support business rendering clerical support services primarily to others than Tenant or performing functions other than those which are strictly ancillary to Tenant’s business;

(n) reservation centers for airlines or for travel agencies rendering services primarily to others than Tenant or performing functions other than those which are strictly ancillary to Tenant’s business;

(o) broadcasting centers for communications firms, such as radio and television stations;

(p) any pornographic or obscene purposes, any commercial sex establishment, any pornographic, obscene, nude or semi-nude performances, modeling, materials, activities or sexual conduct or any other use that has or could reasonably be expected to have a material adverse effect on Landlord’s financial condition, the value of the Unit or the Building or the income therefrom;

(q) a showroom; and

(r) any other use or purpose which, in the reasonable judgment of Landlord, is not in keeping with the character and dignity of the Building or which is prohibited under the Rules and Regulations.

10.5 LICENSES AND PERMITS. If any governmental license or permit (other than the Building certificate of occupancy which permits general office use) shall be required for the proper and lawful conduct of Tenant’s business in the Premises, or any part thereof, including, specifically, but without limitation, any place of assembly permit or any amendment to the Building certificate of occupancy, Tenant, at its expense, shall duly apply for, procure and thereafter maintain such license or permit and submit the same to Landlord and the Board for inspection. Tenant’s application for and procurement of any such license, permit or amendment shall be subject to Landlord’s and the Board’s review and approval, which shall not be unreasonably withheld or delayed. Tenant shall at all times comply with each such license and permit and shall not at any time use or occupy, or permit anyone to use or occupy, the Premises, or do or permit anything to be done in the Premises, in violation of the certificate of occupancy for the Building (or for the Unit, or any portion thereof, if a separate certificate of occupancy for the Unit, or any portion thereof, be issued).

10.6 HAZARDOUS SUBSTANCES.

(a) No Tenant Party shall store, place, generate, manufacture, refine, handle, or locate on, in, under or around the Premises, the Building or Property any Hazardous Substance (as hereinafter defined), except for storage, handling and use of reasonable quantities and types of cleaning fluids and office supplies in the Premises in the ordinary course and the prudent conduct of Tenant’s business in the Premises. Tenant agrees that (a) the storage, handling, use and disposal of such permitted Hazardous Substances must at all times conform to all applicable laws and requirements of public authorities and to applicable fire, safety and insurance requirements; and (b) the types and quantities of permitted Hazardous Substances which are stored in the Premises must be reasonable and appropriate to the nature and size of Tenant’s operation in the Premises and reasonable and appropriate for similar Class A office buildings in midtown Manhattan. In no event shall Tenant be liable for any consequential or special damages under this Section 10.6. Tenant agrees that in the event of Tenant’s breach of this paragraph an injunction and/or specific performance action may appropriately be brought by Landlord; provided that, Landlord’s election to bring or not bring any such injunction and/or specific performance action shall in no way limit, waive, impair or hinder Landlord’s other remedies against Tenant. As used in this Lease, the term “Hazardous Substance” shall mean and include any chemical, material, element, compound, solution, mixture, substance or other matter of any kind whatsoever which is now or later designated, classified, listed or regulated under any law, statute, ordinance, rule, regulation, order or ruling of any agency of the State of New York, the United States Government or any local governmental authority, including, without limitation, asbestos, petroleum, petroleum hydrocarbons and petroleum based products, urea formaldehyde foam insulation, polychlorinated biphenyls and freon and other chlorofluorocarbons.

(b) Subject to Landlord’s obligations with respect to asbestos as set forth in Section 4.1(b)(iv) hereof, Landlord shall remove or remediate any Hazardous Substances found in the Premises during the Lease Term to the extent required by applicable Laws, except to the extent a Tenant Party has introduced the same or is otherwise responsible therefor pursuant to Section 10.6(a) above.

ARTICLE 11

INDEMNITY AND INSURANCE

11.1 TENANT’S INDEMNITY. Subject to Section 11.12 hereof, to the maximum extent permissible by law, Tenant agrees to indemnify and save harmless the Landlord Parties from and against all claims, damages, losses, actions, causes of actions, proceedings, liens, fines, penalties, costs, expenses and liabilities (including, without limitation, reasonable attorney’s fees) of whatever nature (collectively, “Claims”) arising from (a) the use, occupancy, conduct or management of the Premises or any business thereon (other than by the Landlord Parties), (b) any work or thing whatsoever done, or any condition created (other than by the Landlord Parties) in or about the Premises, (c) any negligent or otherwise wrongful act or omission of Tenant or any of its subtenants, licensees or invitees or its or their employees, agents or contractors, whether resulting in injury or death to persons or damage to property or otherwise, (d) errors in any applications executed and delivered by Landlord under Section 8.3(b) hereof, (e) the performance of any Alterations by or on behalf of any Tenant Party, (f) any deferral of compliance with, or contest of, any violation of any Law undertaken by Tenant under Section 9.3 hereof, (g) any breach of any provision of Section 10.6 hereof (including, without limitation, in the case of this clause (g), claims relating to laboratory testing fees, personal injury, clean-up costs and environmental consultants’ fees), or (h) any claims made against Landlord by any proposed assignee or sublessee of the Premises or by any brokers, finders or other persons (except those representing Landlord) for commissions or other compensation in connection with any proposed assignment or subletting of the Premises, if Landlord shall fail or refuse to give its consent to any such proposed assignment or subletting. Notwithstanding anything to the contrary contained herein, in no event shall Tenant be liable for any loss of business or other consequential or punitive damages under this Lease except pursuant to Article 19 or Section 20.17 hereof. The terms of this Section shall survive any termination or expiration of this Lease.

The foregoing indemnity and hold harmless agreement shall include indemnity for all reasonable, out-of-pocket costs, expenses and liabilities (including, without limitation, reasonable attorneys’ fees and disbursements) incurred by the Landlord Parties or any of them in or in connection with any such Claim brought thereon, and the defense thereof. In case any action or proceeding shall be brought against the Landlord Parties or any of them by reason of any such Claim, Landlord shall notify Tenant of any such action or proceeding and Tenant, upon notice from Landlord, shall resist and defend such action or proceeding on behalf of the applicable Landlord Parties by counsel for the insurer (if such Claim is covered by insurance) or otherwise by counsel reasonably satisfactory to Landlord. In no event shall Tenant be obligated to indemnify or save harmless the Landlord Parties or any of them from or in respect of any Claim that results from the negligence or willful misconduct of such party or parties.

11.2 TENANT’S RISK. Except as otherwise expressly set forth herein, Tenant agrees to use and occupy the Premises, and to use such other portions of the Building and the Property as Tenant is given the right to use by this Lease at Tenant’s own risk. Except as otherwise expressly set forth herein, the Landlord Parties shall not be liable to the Tenant Parties for any damage, injury, loss, compensation, or Claim (including, but not limited to, claims for the interruption of or loss to a Tenant Party’s business) based on, arising out of or resulting from any cause whatsoever, including, but not limited to, repairs to any portion of the Premises or the Building or the Property, any fire, robbery, theft, mysterious disappearance, or any other crime or casualty, the actions of any other tenants of the Building or of any other person or persons, or any leakage in any part or portion of the Premises or the Building or the Property, or from water, rain or snow that may leak into, or flow from any part of the Premises or the Building or the Property, or from drains, pipes or plumbing fixtures in the Building or the Property, except to the extent arising from Landlord’s or any other Landlord Party’s negligence or willful misconduct. Any goods, property or personal effects stored or placed in or about the Premises shall be at the sole risk of the Tenant Party, and neither the Landlord Parties nor their insurers shall in any manner be held responsible therefor, except to the extent arising from Landlord’s or any other Landlord Party’s gross negligence or willful misconduct. The Landlord Parties shall not be responsible or liable to a Tenant Party, or to those claiming by, through or under a Tenant Party, for any loss or damage that may be occasioned by or through the acts or omissions of persons (other than any Landlord Parties) occupying adjoining premises or any part of the premises adjacent to or connecting with the Premises or any part of the Building or otherwise. The provisions of this Section shall be applicable until the expiration or earlier termination of the Lease Term, and during such further period as Tenant may use or be in occupancy of any part of the Premises or of the Building.

11.3 TENANT’S COMMERCIAL GENERAL LIABILITY INSURANCE. Tenant agrees to maintain in full force on or before the earlier of (i) the date on which any Tenant Party first enters the Premises for any reason or (ii) the Commencement Date and thereafter throughout and until the end of the Lease Term and after the end of the Lease Term for as long after the Lease Term as Tenant or anyone acting by, through or under Tenant is in occupancy of the Premises or any portion thereof, a policy of commercial general liability insurance, on an occurrence basis, issued on a form at least as broad as Insurance Services Office (“ISO”) Commercial General Liability Coverage “occurrence” form CG 00 01 10 01 or another ISO Commercial General Liability “occurrence” form providing equivalent coverage. Such insurance shall include broad form contractual liability coverage, specifically covering but not limited to the indemnification obligations undertaken by Tenant in this Lease. The minimum limit of liability of such insurance shall be $5,000,000 per occurrence. In addition, in the event Tenant hosts a function in the Premises, Tenant agrees to obtain, and cause any persons or parties providing services for such function to obtain, the appropriate insurance coverages as reasonably determined by Landlord (including liquor liability coverage, if applicable) and provide Landlord with evidence of the same.

11.4 TENANT’S PROPERTY INSURANCE. Tenant shall maintain at all times during the Lease Term, and during such earlier time as Tenant may be performing work in or to the Premises or have property, fixtures, furniture, equipment, machinery, goods, supplies, wares or merchandise on the Premises, and continuing thereafter so long as Tenant is in occupancy of any part of the Premises, business interruption insurance and insurance against loss or damage covered by the so-called “all risk” type insurance coverage with respect to Tenant’s Property and all Alterations and Tenant’s Work in the Premises, and other property of Tenant located at the Premises. The business interruption insurance required by this Section shall be in minimum amounts typically carried by prudent tenants engaged in similar operations, but in no event shall be in an amount less than the Annual Fixed Rent then in effect during any Lease Year, plus any Additional Rent due and payable for the immediately preceding Lease Year. The “all risk” insurance required by this Section shall be in an amount at least equal to the full replacement cost of Tenant’s Property and all Alterations and Tenant’s Work in the Premises, and other property of Tenant located at the Premises. In addition, during such time as Tenant is performing any Alterations or Tenant’s Work in or to the Premises, Tenant, at Tenant’s expense, shall also maintain, or shall cause its contractor(s) to maintain, builder’s risk or renovation under construction insurance for the full insurable value of such Alterations or Tenant’s Work. Landlord, the Board and such additional persons or entities as Landlord may reasonably request shall be named as loss payees, as their interests may appear, on the policy or policies required by this Section. In the event of loss or damage covered by the “all risk” insurance required by this Section, the responsibilities for repairing or restoring the loss or damage shall be determined in accordance with Section 12.2. If Tenant defaults in its obligation to repair or restore loss or damage to Tenant’s Work or Alterations, Landlord shall have the right to receive the proceeds of Tenant’s “all risk” insurance therefor, and such right shall survive the expiration or earlier termination of this Lease. Neither Landlord nor the Board shall be obligated to insure, and shall not assume any liability of risk of loss for, Tenant’s Property, Tenant’s Work or Alterations, including any such property or work of Tenant’s subtenants or occupants. Neither Landlord nor the Board will have any obligation to carry insurance against, nor be responsible for, any loss suffered by Tenant, subtenants or other occupants due to interruption of Tenant’s or any subtenant’s or occupant’s business.

11.5 TENANT’S OTHER INSURANCE. Throughout the Lease Term, Tenant shall obtain and maintain (1) comprehensive automobile liability insurance (covering any automobiles owned or operated by Tenant) issued on a form at least as broad as ISO Business Auto Coverage form CA 00 01 07 97 or other form providing equivalent coverage; (2) worker’s compensation insurance or participation in a monopolistic state workers’ compensation fund; and (3) employer’s liability insurance or (in a monopolistic state) Stop Gap Liability insurance. Such automobile liability insurance shall be in an amount not less than One Million Dollars ($1,000,000) for each accident. Such worker’s compensation insurance shall carry minimum limits as defined by the law of the jurisdiction in which the Premises are located (as the same may be amended from time to time). Such employer’s liability insurance shall be in an amount not less than One Million Dollars ($1,000,000) for each accident, One Million Dollars ($1,000,000) disease-policy limit, and One Million Dollars ($1,000,000) disease-each employee.

11.6 REQUIREMENTS FOR INSURANCE. All insurance required to be maintained by Tenant pursuant to this Lease shall be maintained with responsible companies that are admitted to do business, and are in good standing, in the jurisdiction in which the Premises are located and that have a rating of at least “A-” and are within a financial size category of not less than “Class VIII” in the most current Best’s Key Rating Guide or such similar rating as may be reasonably selected by Landlord. All such insurance shall: (1) if not substantially in the form and content of typical policies maintained by similar sized tenants in Class A office buildings in Midtown Manhattan, be reasonably acceptable in form and content to Landlord and (2) be primary and noncontributory. Tenant shall cause its insurance carrier to endeavor to provide to Landlord at least thirty (30) days prior written notice (by certified or registered mail, return receipt requested or by fax or email) of any cancellation, failure to renew, reduction of amount of insurance, or change in coverage. No such policy shall contain any deductible or self-insured retention greater than $25,000 for general, auto and employer’s liability insurance or $100,000 for property insurance. Such deductibles and self-insured retentions shall be deemed to be “insurance” for purposes of the waiver in Section 11.12 below. Landlord reserves the right from time to time to require Tenant to obtain higher minimum amounts of insurance based on such limits as are customarily carried with respect to similar properties in the area in which the Premises are located. The minimum amounts of insurance required by this Lease shall not be reduced by the payment of claims or for any other reason. In the event Tenant shall fail to obtain or maintain any insurance meeting the requirements of this Article, or to deliver such policies or certificates as required by this Article, Landlord or the Board may, at its option, on five (5) days notice to Tenant, procure such policies for the account of Tenant, and the cost thereof shall be paid to Landlord within five (5) days after delivery to Tenant of bills therefor. Tenant’s insurance obligations under this Lease may be satisfied by a combination of primary and excess, blanket or umbrella liability insurance providing additional limits of coverage as long as such excess, blanket (to the extent covering more than one (1) Tenant location) or umbrella policy contains an aggregate per location endorsement that provides the required level of protection for the Premises, if applicable.

11.7 ADDITIONAL INSUREDS. The commercial general liability and auto insurance carried by Tenant pursuant to this Lease, and any additional liability insurance carried by Tenant pursuant to Section 11.3 of this Lease, shall name Landlord, the Board, the owners of the other condominium units in the Building (if affiliates of Landlord), the managing agent(s) of the Unit and/or the Building, each Mortgagee and Overlandlord and such other persons as Landlord may reasonably request from time to time as additional insureds with respect to liability arising out of or related to this Lease or the operations of Tenant (collectively “Additional Insureds”) as their interests may appear. Such insurance shall provide primary coverage without contribution from any other insurance carried by or for the benefit of Landlord or the Additional Insureds. Such insurance shall also waive any right of subrogation against each Additional Insured.

11.8 CERTIFICATES OF INSURANCE. On or before the Commencement Date, Tenant shall furnish Landlord with certificates evidencing the insurance coverage required by this Lease, and renewal certificates shall be furnished to Landlord at least annually thereafter, and at least thirty (30) days prior to the expiration date of each policy for which a certificate was therefore furnished. (Acceptable forms of such certificates for liability and property insurance are ACCORD 25 and ACCORD 27, respectively.) In jurisdictions requiring mandatory participation in a monopolistic state workers’ compensation fund, the insurance certificate requirements for the coverage required for workers’ compensation will be satisfied by a letter from the appropriate state agency confirming participation in accordance with statutory requirements. Such current participation letters required by this Section shall be provided every six (6) months for the duration of the Lease Term. Failure by the Tenant to provide the certificates or letters required by this Section shall not be deemed to be a waiver of the requirements in this Section. Upon reasonable request by Landlord, a true and complete copy of any insurance policy required by this Lease shall be delivered to Landlord within thirty (30) days following Landlord’s request.

11.9 SUBTENANTS AND OTHER OCCUPANTS. Tenant shall require its subtenants and other occupants of the Premises to provide written documentation evidencing the obligation of such subtenant or other occupant to indemnify the Landlord Parties to the same extent that Tenant is required to indemnify the Landlord Parties pursuant to Section 11.1 above, and to maintain insurance that meets the requirements of this Article, and otherwise to comply with the requirements of this Article. Tenant shall require all such subtenants and occupants to supply certificates of insurance evidencing that the insurance requirements of this Article have been met and shall forward such certificates to Landlord on or before the earlier of (i) the date on which the subtenant or other occupant or any of their respective direct or indirect partners, officers, shareholders, directors, members, trustees, beneficiaries, servants, employees, principals, contractors, licensees, agents, invitees or representatives first enters the Premises or (ii) the commencement of the sublease. Tenant shall be responsible for identifying and remedying any deficiencies in such certificates or policy provisions.

11.10 NO VIOLATION OF BUILDING POLICIES. Tenant shall not knowingly commit or permit any violation of the policies of fire, boiler, sprinkler, water damage or other insurance covering the Unit or the Building Property and/or the fixtures, equipment and property therein carried by Landlord or the Board, or do or permit anything to be done, or keep or permit anything to be kept, in the Premises, which in case of any of the foregoing, (i) would result in termination of any such policies, (ii) would adversely affect Landlord’s or the Board’s right of recovery under any of such policies, or (iii) would result in reputable and independent insurance companies refusing to insure the Unit or Building Property or the property of Landlord or the Board in amounts reasonably satisfactory to Landlord or the Board, as applicable; provided, however, that use of the Premises for ordinary office purposes pursuant to Sections 10.1 and 10.2 hereof shall not cause a violation of this Section 11.10.

11.11 TENANT TO PAY PREMIUM INCREASES. If, because of anything done, caused or permitted to be done, or omitted by Tenant (or its subtenants or other occupants of the Premises), the rates for liability, fire, boiler, sprinkler, water damage or other insurance on the Property, the Unit or the Building or on the property and equipment of Landlord, the Board, or any other unit owner shall be higher than they otherwise would be, Tenant shall reimburse Landlord, the Board and/or the other unit owners for the additional insurance premiums thereafter paid by Landlord, the Board or by any of the other unit owners, which shall have been charged because of the aforesaid reasons, such reimbursement to be made from time to time within thirty (30) days after Landlord’s demand. Tenant’s liability hereunder shall not exceed the amount it would be responsible for if all other tenants in the Building which share in having caused such increase had shared ratably in the payment of such increase based on the relative proportion of the Building occupied by such other tenants. Landlord confirms that the use of the Premises for ordinary office purposes pursuant to Sections 10.1 and 10.2 hereof shall not cause an increase in premiums under this Section 11.11.

11.12 WAIVER OF SUBROGATION. The parties hereto waive and release any and all rights of recovery against the other, and agree not to seek to recover from the other or to make any claim against the other, and in the case of Landlord, against all Tenant Parties (hereinafter defined), and in the case of Tenant, against all Landlord Parties (hereinafter defined), for any loss or damage incurred by the waiving/releasing party to the extent such loss or damage is insured under any insurance policy required by this Lease or which would have been so insured had the party carried the insurance it was required to carry hereunder. Tenant shall obtain from its subtenants and other occupants of the Premises a similar waiver and release of claims against any or all of the Tenant Parties and the Landlord Parties. In addition, the parties hereto (and in the case of Tenant, its subtenants and other occupants of the Premises) shall procure an appropriate clause in, or endorsement on, any insurance policy required by this Lease pursuant to which the insurance company waives subrogation. The insurance policies required by this Lease shall contain no provision that would invalidate or restrict the parties’ waiver and release of the rights of recovery in this section. The parties hereto covenant that no insurer shall hold any right of subrogation against the parties hereto by virtue of such insurance policy.

11.13 LANDLORD’S INSURANCE. Landlord agrees to maintain in full force and effect throughout the Term so-called “all-risk” insurance with respect to the Building (excluding Tenant’s Property, Alterations and any property which it is not Landlord’s obligation to restore pursuant to the provisions of Article 12) in an amount equal to the full replacement cost thereof or in such lesser amount as will avoid co-insurance (including an agreed amount endorsement) with deductibles, exclusions and exceptions which are commercially reasonable; provided, however, that if (i) such insurance coverage ceases to be available or (ii) the cost of such insurance coverage increases so that owners of similar properties in Manhattan generally cease to carry such insurance, Landlord shall maintain such insurance coverage as is customarily maintained by prudent owners or operators of comparable Class A properties in midtown Manhattan and available at a reasonable cost.

11.14 LANDLORD’S INDEMNITY. Subject to Section 11.12 hereof, to the maximum extent permitted by law, Landlord shall indemnify, defend and hold harmless the Tenant Parties from and against any and all Claims against any of such parties arising from (i) the performance by Landlord or any of its employees, agents or contractors of any alterations, improvements, repairs or other work in the Building or the Premises and (ii) any negligent or otherwise wrongful act or omission of Landlord or any of its employees, agents or contractors whether resulting in injury or death to persons or damage to property or otherwise, except, in each case, to the extent that any such Claim results from the negligence or otherwise wrongful act or omission of any Tenant Party. Notwithstanding anything to the contrary contained herein, in no event shall Landlord be liable for any loss of business or other consequential or punitive damages under this Lease.

The foregoing indemnity and hold harmless agreement shall include all reasonable out-of-pocket costs, expenses and liabilities (including, without limitation, reasonable attorneys’ fees and disbursements) actually incurred by the Tenant Parties or any of them in or in connection with any such Claim or any action or proceeding brought thereon, and the defense thereof. In case any action or proceeding shall be brought against the Tenant Parties or any of them by reason of any such Claim, Tenant shall notify Landlord of any such action or proceeding and Landlord, upon notice from Tenant, shall resist and defend such action or proceeding on behalf of the applicable Tenant Parties by counsel for the insurer (if such Claim is covered by insurance) or otherwise by counsel reasonably satisfactory to Tenant. In no event shall Landlord be obligated to indemnify or save harmless the Tenant Parties or any of them from or in respect of any Claim to the extent the same results from the negligence or otherwise wrongful act or omission of the Tenant Parties or any of them.

The term “Landlord Party” or “Landlord Parties” shall mean Landlord, any affiliate of Landlord, the Board, the managing agent(s) of the Unit and/or the Building, Landlord’s leasing agents for the Unit, the asset manager(s) for the Unit and/or the Building, each Overlandlord, each Mortgagee, and each of their respective direct or indirect partners, officers, shareholders, directors, members, trustees, beneficiaries, servants, employees, principals, contractors, licensees, agents or representatives. For the purposes of this Lease, the term “Tenant Party” or “Tenant Parties” shall mean Tenant, any affiliate of Tenant, any permitted subtenant or any other permitted occupant of the Premises, and each of their respective direct or indirect partners, officers, shareholders, directors, members, trustees, beneficiaries, servants, employees, principals, contractors, licensees, agents, invitees or representatives.

11.15 TENANT’S WORK AND ALTERATIONS. During such times as Tenant is performing Tenant’s Work or Alterations or having work or services performed in or to the Premises, Tenant shall require its contractors, and their subcontractors of all tiers, to obtain and maintain commercial general liability, automobile, workers compensation, employer’s liability, builder’s risk, and equipment/property insurance in such amounts and on such terms as are specified in the Work Letter attached hereto as Exhibit C. The commercial general liability and auto insurance carried by Tenant’s contractors and their subcontractors of all tiers pursuant to this Section shall name Landlord and the other Additional Insureds as additional insureds with respect to liability arising out of or related to their work or services. Such insurance shall provide primary coverage without contribution from any other insurance carried by or for the benefit of Landlord or the other Additional Insureds. Such insurance shall also waive any right of subrogation against each

Additional Insured. Tenant shall obtain and submit to Landlord, prior to the earlier of (i) the entry onto the Premises by such contractors or subcontractors or (ii) commencement of the work or services, certificates of insurance evidencing compliance with the requirements of this Section.

ARTICLE 12

FIRE, CASUALTY OR TAKING

12.1 RIGHT TO TERMINATE LEASE. Tenant shall give immediate notice to Landlord in case of fire or other casualty in the Premises. If (a) so much of the Building is damaged or rendered untenantable (whether or not the Unit or the Premises or a portion thereof shall be damaged) by fire or other cause that the owners of the condominium units in the Condominium elect not to restore the Building or to demolish the remainder thereof; or (b) if the Unit or the Premises shall suffer damage or be rendered untenantable by fire or other casualty (i) such that such portion of the Unit or the Premises cannot (based on the report of an independent architect or engineer) be reasonably expected to be restored or rendered tenantable under a normal working schedule within a period of twelve (12) months after the occurrence of such damage or destruction or (ii) that each Overlandlord and Mortgagee will not permit Landlord or the Board to apply the net proceeds of Landlord’s insurance or the Board’s insurance, as applicable, to the restoration of the Unit, the Building or the Premises, as the case may be, then and in any such event Landlord shall have the right to terminate this Lease by notice to Tenant given within ninety (90) days of the occurrence of such fire or other casualty; provided that, in the event of either the foregoing clauses (b)(i) or (b)(ii) Landlord also terminates the leases of at least fifty percent (50%) of tenants similarly affected by the casualty. If either (y) the Premises shall be totally or substantially damaged or rendered wholly or substantially untenantable and/or Tenant reasonably determines that it cannot conduct its business in the remainder of the Premises in substantially the same manner as prior to such damage or destruction (whether or not any other portions of the Unit or the Building shall be damaged) or (z) the Unit or the Building shall be substantially damaged, so that Tenant’s access to and use and enjoyment of the Premises shall be rendered substantially impaired, whether or not the Premises shall be damaged, and in case of either (y) or (z) based on the report of an independent architect or engineer the same cannot reasonably be expected to be restored or rendered tenantable under a normal working schedule within a period of twelve (12) months after the occurrence of such damage or destruction, then Landlord shall promptly notify Tenant of such fact, and within thirty (30) days thereafter Tenant may terminate this Lease by notice to Landlord. If during the last two (2) years of the Lease Term, the Premises shall be damaged by fire or casualty, and if such fire or casualty damage cannot reasonably be expected to be repaired or restored (based on the report of an independent architect or engineer hired by Landlord) within one hundred eighty (180) days from the date of the casualty if in the penultimate year of the Lease Term, or within ninety (90) days from the date of the casualty if in the last year of the Lease Term, then Landlord or Tenant shall have the right, by giving notice to the other not later than thirty (30) days after the occurrence of such damage, to terminate this Lease. If either Landlord or Tenant shall give notice of termination pursuant to this Section, the Lease Term shall expire by lapse of time upon the date which is thirty (30) days after such notice is given and Tenant shall vacate the Premises and surrender the same to Landlord. Upon the termination of this Lease under the conditions provided for in this Section, Tenant’s liability for rent shall cease as of the date of such termination, subject, however, to abatement thereof between the date of such casualty and the date of such termination pursuant to Section 12.3 below. Tenant hereby expressly waives the provisions of Section 227 of the Real Property Law or any like law which may hereafter be enacted and agrees that the foregoing provisions of this Article shall govern and control in lieu thereof, this Article being an express agreement governing any case of damage or destruction of the Premises by fire or other casualty.

12.2 RESTORATION OF THE PREMISES. If the Unit or the Building or any portion thereof is damaged by fire or other casualty and this Lease is not terminated pursuant to Section 12.1, then (a) Landlord, promptly after such damage and the determination of the net amount of insurance proceeds available, shall use due diligence to repair and restore or cause the Board to repair and restore the Premises (other than Tenant’s Work, Alterations and Tenant’s Property), the Unit and the Building as nearly as possible to their condition prior to such fire or other casualty, and (b) Tenant, promptly after the substantial completion of Landlord’s restoration work, shall use due diligence to repair and restore Tenant’s Work, Alterations and Tenant’s Property to a condition suitable for normal office use and to accommodate Tenant’s business. Notwithstanding the foregoing, neither Landlord nor the Board shall be obligated to expend for such repairs and restoration any amount in excess of the net insurance proceeds that would be made available to Landlord if Landlord carried the insurance required by this Lease or actually made available to Landlord, whichever is greater, after deduction therefrom of Landlord’s or Board’s expenses, as the case may be, in obtaining such proceeds and any amounts applied by any Overlandlord or Mortgagee to obligations other than restoration of the Unit or the Building; provided that the amount of any deductible and self-insurance shall be deemed to be proceeds available to Landlord. If such proceeds shall be insufficient to effect such restoration and Landlord elects not to effect such restoration, Landlord shall promptly notify Tenant of such fact, and within thirty (30) days thereafter, Tenant may terminate this Lease by notice to Landlord and the Lease shall terminate as of the date of such notice with the same force and effect as if such date were the date originally established as the Expiration Date hereof. In no event shall Landlord or the Board be obligated to repair or restore Tenant’s Work, Alterations or Tenant’s Property or paneling or other finishes, carpeting or wall coverings.

Where Landlord is obligated or otherwise elects to effect the repair and restoration of the Premises (other than Tenant’s Work, Alterations and Tenant’s Property), unless such repair and restoration is completed within twelve (12) months from the date of the casualty (such period to be subject, however, to extension where the delay in completion of such work is due to causes beyond Landlord’s or the Board’s reasonable control (but in no event beyond eighteen (18) months from the date of the casualty)), Tenant shall have the right to terminate this Lease at any time after the expiration of such 12-month period (as extended) but prior to the time that the repair and restoration is substantially completed, such termination to take effect as of the thirtieth (30th) day after such notice is given, with the same force and effect as if such date were the date originally established as the Expiration Date hereof unless, within such thirty (30) day period such restoration is substantially completed, in which case Tenant’s notice of termination shall be of no force and effect and this Lease and the Lease Term shall continue in full force and effect.

12.3 PAYMENT OF RENT FOLLOWING CASUALTY. Until this Lease is terminated pursuant to Section 12.1 or 12.2 or, if this Lease is not so terminated, until Landlord’s repair and restoration work has been completed pursuant to Section 12.2 and Tenant has been notified thereof, the Annual Fixed Rent and Tenant’s Share of Taxes and Operating Expenses shall be apportioned or adjusted according to the part of the Premises which is usable by Tenant. If more than fifty percent (50%) of the Premises is damaged by casualty and on account thereof the remainder of the floor is rendered unsuitable for occupancy for the regular conduct of Tenant’s business and Tenant in fact does not so occupy such remainder, then the entire Premises shall be deemed unusable by Tenant. No damages, compensation or claims shall be payable by Landlord or the Board for inconvenience, loss of business or annoyance arising from any repair or restoration of any portion of the Premises or of the Unit or the Building. If rent abates in respect of all or any portion of the Premises and Tenant reoccupies the Premises or such portion thereof, or any part thereof, for the conduct of Tenant’s business operations during the period in which Landlord’s restoration work is taking place and prior to the date that the same is made completely tenantable, the Annual Fixed Rent and Tenant’s Share of Taxes and Operating Expenses allocable to the space so reoccupied shall be payable from the date of such reoccupancy.

12.4 UNINSURED CASUALTY. Notwithstanding anything to the contrary contained in this Lease, if the Building, the Unit or the Premises shall be substantially damaged by fire or casualty as the result of a risk not covered by the forms of casualty insurance at the time required to be maintained by Landlord or the Board in accordance with this Lease and such fire or casualty damage cannot, in the ordinary course, reasonably be expected to be repaired within thirty (30) days from the time that repair work would commence, and such repair would require Landlord to incur a material expenditure to complete, Landlord may, at its election, terminate the Lease Term by notice to Tenant given within thirty (30) days after such loss. If Landlord shall give such notice, then this Lease shall terminate as of the date of such notice with the same force and effect as if such date were the date originally established as the Expiration Date hereof.

12.5 LANDLORD NOT TO INSURE ALTERATIONS OR TENANT’S PROPERTY. Neither Landlord nor the Board will carry insurance of any kind on Tenant’s Work, Alterations, Tenant’s Property or Tenant’s paneling or other finishes, carpeting or wall coverings or any telephone, computer or communications systems, cabinet work or special decorative effects and shall not be obligated to repair any damage thereto or to replace the same.

12.6 EMINENT DOMAIN — COMPLETE TAKING. If all or substantially all of the Building, the Unit or of the Premises shall be taken by condemnation or in any other manner for any public or quasi-public use or purpose (other than for temporary use or occupancy), the Lease Term shall forthwith cease and terminate as of the date of vesting of title by reason of such taking (which date is hereinafter referred to as the “Date of the Taking”), and the rent shall be apportioned as of such date.

12.7 EMINENT DOMAIN — PARTIAL TAKING.

(a) If such portion of the Unit shall be so taken so that substantial structural alterations or reconstruction of the Unit shall be necessary as a result of such taking (whether or not the Premises be affected), which alterations or reconstruction Landlord reasonably determines will take at least one hundred eighty (180) days to complete, or if so much of the Unit, the Common Elements or the Building shall be taken that the Board reasonably determines that the Unit or the Common Elements cannot be restored, reconstructed or replaced in a suitable manner so that the Unit may continue to be used for the purposes intended, Landlord may, at its option, terminate this Lease and the Lease Term and estate hereby granted as of the date of such vesting of title by notifying Tenant in writing of such termination within sixty (60) days following the Date of the Taking or determination of the Board, whichever is later; provided that in all such events Landlord also terminates the leases of at least fifty percent (50%) of tenants similarly affected by the taking.

(b) If any part, but less than all or substantially all, of the Building, the Unit or the Premises shall be so taken and this Lease shall not be terminated pursuant to Section 12.7(a) above, then the part, if any, of the Premises so taken shall no longer constitute part of the Premises but this Lease shall otherwise remain unaffected by such taking; provided, however, that Tenant may elect to terminate the Lease Term in the event of:

(i) a taking of more than ten percent (10%) of the total rentable area of the Premises or a portion of the Premises so that Tenant reasonably determines that it cannot conduct its business in the remainder of the Premises in substantially the same manner as prior to such taking, or

(ii) a taking that has a material adverse effect on Tenant’s access to the Building or the Premises, if Landlord reasonably determines that it will be unable to provide or in fact fails to provide adequate alternative access to the Premises within sixty (60) days thereafter, by giving notice of such election to Landlord not later than sixty (60) days after Tenant’s receipt from Landlord of notice of such taking or the date of such taking, whichever first occurs, or not later than thirty (30) days after such one hundred eightieth day, as the case may be. If notice of termination of this Lease shall be given pursuant to this Section 12.7(b), then upon such date as may be specified by Tenant by notice to Landlord, which date shall be not earlier than thirty (30) and not later than sixty (60) days after the date of Tenant’s notice, the Lease Term shall terminate as of the date specified in such notice and the rent shall be apportioned as of such date of termination.

(c) Upon a partial taking and this Lease continuing in force as to any part of the Premises,

(i) the Annual Fixed Rent and Tenant’s Share of Taxes and Operating Expenses shall be equitably reduced for the remainder of the Lease Term, according to the nature and extent of the loss of use of the Premises suffered by Tenant; and

(ii) Landlord shall, at its expense, restore or cause to be restored with reasonable diligence the remaining portions of the Premises as nearly as practicable to the same condition as it was in prior to such condemnation or taking; provided, however, that neither Landlord nor the Board shall be obligated to expend for such restoration and for restoration of the remainder of the Unit or the Building any amount in excess of the net condemnation proceeds actually received by Landlord or the Board, as the case may be. If such proceeds shall be insufficient to effect such restoration and Landlord elects not to effect such restoration, Landlord shall promptly notify Tenant of such fact, and within thirty (30) days thereafter, Tenant may terminate this Lease by notice to Landlord and the Lease shall terminate as of the date of such notice with the same force and effect as if such date were the date originally established as the Expiration Date hereof.

12.8 LANDLORD TO RECEIVE ENTIRE AWARD. In the event of any condemnation or taking hereinabove mentioned of all or a part of the Unit (whether or not the Premises be affected) Landlord shall be entitled to receive the entire award in the condemnation proceeding, including any award made for the value of the estate vested by this Lease in Tenant, and Tenant hereby expressly assigns to Landlord any and all right, title and interest of Tenant now or hereafter arising in or to any such award or any part thereof, and Tenant shall be entitled to receive no part of such award. The foregoing, however, shall not be deemed to preclude Tenant from recovering a separate award for Tenant’s moving expenses and Tenant’s Property, but only provided that such award does not reduce and is not payable out of the amount for the Unit, the Building or the Common Elements.

12.9 TEMPORARY TAKING. If all or any part of the Premises shall be taken for a limited period, Tenant shall be entitled, except as hereinafter set forth, to that portion of the award for such taking which represents compensation for the use and occupancy of the Premises, for the taking of Tenant’s Property and for moving expenses, and Landlord shall be entitled to that portion which represents reimbursement for the cost of restoration of the Premises (provided that to the extent Tenant restores the Premises, Landlord shall make such portion available to Tenant). This Lease shall remain unaffected by such taking and Tenant shall continue to be responsible for all of its obligations under this Lease and shall continue to pay in full all rent when due. If the period of temporary use or occupancy shall extend beyond the Expiration Date, that part of the award that represents compensation for the use and occupancy of the Premises shall be apportioned between Landlord and Tenant as of the Expiration Date.

ARTICLE 13

ASSIGNMENT, SUBLETTING, MORTGAGING

13.1 LANDLORD’S CONSENT REQUIRED.

(a) Except as specifically permitted by this Article, Tenant shall not, by operation of law or otherwise, assign, mortgage or encumber this Lease, or sublet or permit the Premises or any part thereof to be used by others. In addition, the merger or consolidation of Tenant into or with any other entity, or the sale or transfer of all or substantially all of its assets or stock as a going concern, shall be deemed to be an assignment within the meaning of this Article 13. The limitations set forth in this Section 13.1(a) shall be deemed to apply to subtenant(s), assignee(s) and guarantor(s) of this Lease.

(b) Anything in the foregoing Section 13.1(a) to the contrary notwithstanding, an assignment of this Lease or a subletting of the Premises to an entity which controls or is controlled by Tenant or is under common control with Tenant (an “Affiliate”), shall not require Landlord’s consent under this Article 13; provided that: (i) a copy of any applicable instrument of assignment or sublease shall have been delivered to Landlord at least ten (10) days prior to the effective date of any such transaction, (ii) in the case of an assignment, the successor to Tenant agrees directly with Landlord, by written instrument in form reasonably satisfactory to Landlord, to be bound by all the obligations of Tenant hereunder, (iii) in no event shall Tenant be released from its obligations under this Lease, (iv) any such transfer or transaction is for a legitimate, regular business purpose of Tenant other than a transfer of Tenant’s interest in this Lease, (v) the Affiliate of Tenant shall be of good reputation and engaged in a business or activity which is in keeping with the standards of the Building and (vi) the provisions of Section 13.5(b), (e), (f), (g), (h), (j), (k) and (m) and Section 13.7 hereof shall be satisfied. Sections 13.2, 13.3, 13.4, 13.5 (except to the extent set forth above), and 13.10 hereof shall not apply to transactions permitted under this Section 13.1(b).

(c) Anything in the foregoing Section 13.1(a) to the contrary notwithstanding, transactions that are deemed to constitute assignments under Section 13.1(a) hereof and (i) are with an entity into or with which Tenant is merged or consolidated or reorganized, (ii) are with an entity to which all or substantially all of Tenant’s assets or stock are transferred as a going concern, or (iii) pursuant to which an aggregate of more than fifty percent (50%) of Tenant’s stock or membership or partnership interests shall be vested in a party or parties who are not stockholders or members or partners as of the date hereof shall in each case not require Landlord’s consent under this Article 13; provided that: (A) either (I) as of the date of such merger, consolidation or sale, transfer or issuance of Tenant’s stock, membership interest, partnership interests or assets, as the case may be, the successor to Tenant has a tangible net worth computed in accordance with GAAP (after giving effect to such transaction) at least equal to the tangible net worth of Tenant immediately prior to such transaction and proof satisfactory to Landlord of such tangible net worth shall have been delivered to Landlord at least ten (10) days prior to the effective date of any such transaction or (II) Tenant shall deliver a Replacement Letter to Landlord in an amount equal to twelve (12) months of Annual Fixed Rent then payable under this Lease, in which event Tenant shall have no further right to reduce the Security Deposit pursuant to Section 20.22(c) hereof and the provisions thereof shall be deemed to be of no further force or effect, (B) [Intentionally Omitted], (C) a copy of the applicable instrument of assignment or sublease, if any, shall have been delivered to Landlord at least ten (10) days prior to the effective date of any such transaction, (D) the successor to Tenant agrees directly with Landlord, by written instrument in form reasonably satisfactory to Landlord, to be bound by all the obligations of Tenant hereunder, (E) in no event shall Tenant be released from its obligations under this Lease, (F) any such transfer or transaction is for a legitimate business purpose of Tenant other than a transfer of Tenant’s interest in this Lease, (G) the successor to Tenant shall be of good reputation and engaged in a business or activity which is in keeping with the standards of the Building and (H) the provisions of Section 13.5(b), (e), (f), (g), (h), (j), (k) and (m) and Section 13.7 hereof shall be satisfied. Sections 13.2, 13.3, 13.4, 13.5 (except to the extent set forth above) and 13.10 hereof shall not apply to transactions permitted under this Section 13.1(c).

(d) The Tenant originally named in this Lease together with any permitted successors and assigns under Section 13.1(b) and (c) is sometimes referred to herein as “Original Tenant”.

(e) Anything in the foregoing Section 13.1(a) to the contrary notwithstanding, Tenant shall have the right, without Landlord’s consent, to permit the occupancy of offices within the Premises by any individual or business entity who or which is an Affiliate, a client, service provider, consultant or otherwise has a bona fide material business relationship with Tenant (a “Space Occupant”), provided that (i) each Space Occupant shall be of good reputation, and engaged in a business or activity which is in keeping with the standards of the Building and which is a permitted use in accordance with the provisions of Article 10 hereof, (ii) the Space Occupants (other than outsourced facilities management companies, who shall not be deemed to be “Space Occupants” hereunder) shall not occupy, in the aggregate, more than ten percent (10%) of the rentable area of the Premises actually occupied by Tenant, (iii) the portions of the Premises occupied by the Space Occupants shall be physically part of, and not separately demised from, the remainder of the Premises occupied by Tenant, (iv) no Space Occupant shall have a separate entrance, (v) no Space Occupant shall have any signage outside of the Premises, nor any listing on the Building’s lobby directory, and (vi) Tenant shall give Landlord a Space Occupant Notice (as hereinafter defined) with respect to each such Space Occupant at least ten (10) days prior to the commencement of such Space Occupant’s occupancy in the Premises. Each such occupancy shall be subject and subordinate to this Lease and to the matters to which this Lease is or shall be subordinate, shall be terminable on not more than thirty (30) days notice, and in the event of the termination of this Lease, such occupancy shall immediately terminate. Occupancy by a Space Occupant shall not be deemed to vest in such Space Occupant any right or interest in this Lease (other than a license to occupy the relevant space) nor shall it relieve, release, impair or discharge any of Tenant’s obligations hereunder. Any occupancy agreement which provides for the subtenant an entrance and reception area separate from those used by Tenant, shall be deemed to be “ordinary subletting” which ordinary subletting shall be governed by the remaining provisions of Article 13 hereof. Each “Space Occupant Notice” given by Tenant to Landlord pursuant to this Section 13.1 shall include (A) the name and the nature of the business or occupation of such Space Occupant and (B) the material terms of such Space Occupant’s occupancy. The rights granted by this Section 13.1(e) are personal to Original Tenant. Sections 13.2, 13.3, 13.4, 13.5 and 13.10 hereof shall not apply to Space Occupant transactions permitted under this Section 13.1(e).

(f) Anything in the foregoing Section 13.1(a) to the contrary notwithstanding, the issuance and/or transfer of stock, partnership interests or other beneficial ownership interests in Tenant (including, without limitation, an initial public offering of shares on a nationally recognized stock exchange and any transaction entered into in order to facilitate a proposed initial public offering by a newly-formed corporation (“Pubco”) that, directly or indirectly through a subsidiary of Pubco, becomes a partner or member in Tenant, so long as such transaction is implemented solely in order to effect such initial public offering and not to circumvent any of the provisions of this Article 13) shall not constitute a transfer or assignment of this Lease if such stock, partnership or other interests are publicly offered or listed on a national securities exchange (as defined in the Securities Exchange Act of 1934, as amended) or publicly offered or traded in the “over the counter” market with quotations reported by the National Association of Securities Dealers.

(g) The following shall not be deemed to be an assignment or subletting within the meaning of this Article 13 and shall not require Landlord’s consent: changes in Tenant’s partners as the result of the withdrawal, retirement or death of existing partners or members or the admission of new partners or members or the reallocation of partnership or other beneficial interests among the partners or members of Tenant. In addition, sales, transfers or the issuance of shares of capital stock in Tenant to Tenant’s employees in connection with their employment shall not require Landlord’s consent. With respect to each instance referred to in this Section 13.1(g), such exception is conditioned upon the same being for a reasonable and valid business purpose of Tenant or such partner, member or employee and not intended to avoid the restrictions set forth in this Article 13.

(h) Notwithstanding anything to the contrary contained herein, (A) a sale of all or substantially all of Tenant’s assets that does not include (i) this Lease or (ii) Tenant’s operations in the Premises, or (B) an assignment of all of Tenant’s leases other than this Lease, shall be an assignment for purposes of this Article 13 (it being the intent of Landlord and Tenant that a transaction that would result in Tenant’s only substantial asset or lease being this Lease or Tenant’s operation in the Premises would not be permitted hereunder).

13.2 OFFER NOTICE.

(a) If Tenant shall have received and negotiated a bona fide letter of intent from an independent third party which it desires to accept to sublet all or any part of the Premises or to assign this Lease, Tenant shall submit to Landlord a notice (any such notice being hereinafter called an “Offer Notice”) containing the following items:

(i) with respect to an assignment of this Lease, (A) the date the assignment is to be effective (which shall be not less than thirty (30) Operating Days nor more than one hundred twenty (120) Operating Days after giving the Offer Notice), and (B) any consideration Tenant would receive under such assignment (including, without limitation, any payment to be made for Tenant’s Property or leasehold improvements); and

(ii) with respect to a sublease of all or a portion of the Premises, (A) the proposed commencement date (which shall be not less than thirty (30) Operating Days nor more than one hundred twenty (120) Operating Days after the giving of the Offer Notice) and expiration date of the sublease term (including any renewal rights, if any, and whether such renewal rights are absolute or conditional), (B) a description of the space proposed to be sublet including a floor plan, and (C) the rental rate, additional rent, base amounts or years, if any, free rent and other concessions, if any, the work to be done to prepare the space for the subtenant’s occupancy and the estimated cost thereof, and other economic and material business terms of the proposed subletting (including, without limitation, any payment to be made for Tenant’s Property or leasehold improvements); and

(iii) with respect to any assignment or subletting, (A) the name and address of the proposed subtenant or assignee and a brief description of such person’s or entity’s business, current financial information in respect of such person or entity (including, without limitation, its most recent balance sheet and income statements certified by its chief financial officer or a certified public accountant), (B) the identity of any broker entitled to a commission in respect of such subletting or assignment and the commission, if any, payable to such broker and (C) an executed copy of the letter of intent for the proposed assignment or sublease.

(b) If Tenant desires to sublet all or any part of the Premises or to assign this Lease but Tenant shall not have received and negotiated a bona fide letter of intent from an independent third party, Tenant shall have the right to submit an Offer Notice to Landlord containing only the information required by Sections 13.2(a)(i) and (ii) above, provided that the effective date of the proposed assignment or the commencement date of the proposed sublease, as applicable, shall be not less than sixty (60) Operating Days nor more than one hundred twenty (120) Operating Days after the giving of the Offer Notice. If Tenant shall thereafter receive and negotiate a bona fide letter of intent from an independent third party, Tenant shall have the right (but not the obligation) to submit an Offer Notice in accordance with Section 13.2(a) above. In any event, if a sublease or assignment for the space which was the subject of an Offer Notice submitted under this Section 13.2(b) is not executed within one (1) year after the submission of the Offer Notice, then Landlord’s right to underlet or to terminate as provided in this Article 13 shall be deemed revived and reinstated with respect to any subsequent desire of Tenant to assign this Lease or to sublet as otherwise provided in this Article 13 and Tenant shall be required to give another Offer Notice in accordance with this Section 13.2.

13.3 LANDLORD’S RIGHT TO UNDERLET. Upon receipt of any Offer Notice in which Tenant proposes to sublet all or any part of the Premises for the entire or substantially the entire remaining Lease Term, Landlord shall have the option with respect to each such Offer Notice, exercisable by Landlord in writing within thirty (30) days after receipt of such Offer Notice if such Offer Notice is submitted under Section 13.2(a) hereof, or within sixty (60) days after receipt of such Offer Notice if such Offer Notice is submitted under Section 13.2(b) hereof, to underlet from Tenant the space which Tenant so desires to sublet, for the term for which Tenant desires to sublet it and for a rent and other economic terms equal to (i) the rent and other economic terms upon which Tenant proposes to sublet such space, as set forth in the Offer Notice, minus (ii) any profit to which Landlord would have been entitled under Section 13.10 hereof had Landlord consented to the transaction upon the terms set forth in the Offer Notice. Such underlease shall in all other respects be upon the covenants, agreements, terms, provisions and conditions contained in this Lease except as hereinafter provided and except for such thereof which are irrelevant or inapplicable. Without limiting the foregoing, it is hereby expressly agreed that:

(a) such underlease to Landlord shall give the undertenant the unqualified and unrestricted right, without Tenant’s permission, (x) to assign such underlease or any interest therein and/or to underlet from time to time the space covered by such underlease or any parts of such space for any purpose, or purposes that the undertenant, in the undertenant’s reasonable discretion, shall deem suitable or appropriate, except that Landlord agrees that any such underlease will not be assigned except simultaneously with an assignment of Landlord’s interest under this Lease so that at all times the Landlord under this Lease and the undertenant under said underlease shall be the same person, corporation or other entity, and each assignor of such underlease shall thereafter be released of all obligations under such underlease, and (y) to make any and all changes, alterations and improvements in the space covered by such underlease deemed desirable by the undertenant;

(b) such underlease shall provide that (x) any assignee or subtenant of the undertenant may, at the election of the undertenant, be permitted to make alterations, decorations and installations in such space or any part thereof, and (y) any such alterations, decorations and installations therein made by any assignee or subtenant of the undertenant may be removed, or left, in whole or in part, by such assignee or subtenant, at its option, prior to or upon the expiration or other termination of such underlease provided that such assignee or subtenant, at its expense, shall repair the damage and injury to such space so underlet caused by such removal;

(c) such underlease shall also provide that the parties to such underlease expressly negate any intention that any estate created under such underlease be merged with any other estate held by either of said parties;

(d) Tenant shall and will at all times at its expense provide and permit an appropriate and lawful means of ingress and egress from such space so underlet by Tenant to Landlord, such means of ingress or egress to be specified by Tenant in the Offer Notice with respect to such space;

(e) Landlord, at Tenant’s reasonable out-of-pocket expense (unless otherwise set forth in the Offer Notice), may make such Alterations as may be reasonably required or deemed reasonably necessary by Landlord physically to separate the underleased space from the balance of the Premises and to comply with all laws and requirements of public authorities relating to such separation;

(f) the occupant or occupants of all or any part or parts of such space shall, in common with Tenant, have the use of toilet and other common facilities on the floor on which such space is located;

(g) at the expiration of such underlease, unless otherwise set forth in the Offer Notice, Tenant shall accept the space covered thereby in its then existing condition and shall have no obligation to remove any Alterations made by Landlord (including Specialty Alterations made by Landlord) provided that Landlord shall have performed Landlord’s obligations to keep and maintain such space in good order and condition except for ordinary wear and tear (and further provided that in the event of Landlord’s failure to perform any of such obligations Tenant shall have no right to terminate this Lease either in whole or as to such part of the space covered by the underlease);

(h) no default by Landlord under such underlease or by anyone claiming through such underlease shall be deemed to constitute a default under this Lease and performance of non-monetary obligations by Landlord under such underlease shall be deemed to be performance of such non-monetary obligations by Tenant hereunder;

(i) Tenant shall have the right to offset against Annual Fixed Rent, Additional Rent and other monetary obligations due hereunder, any fixed rent and additional charges or other monetary obligations not paid by Landlord as the undertenant under such underlease; and

(j) in no event shall Tenant’s obligations with respect to the underlet space be greater than Tenant’s obligations with respect to the underlet space under this Lease or, if greater, as set forth in the Offer Notice.

13.4 LANDLORD’S RIGHT TO TERMINATE. Upon receipt of any Offer Notice in which Tenant proposes to assign this Lease (which shall include, for purposes of this Section 13.4, a proposed subletting of all or substantially all of the Premises for the entire or substantially the entire remaining Lease Term), or in which Tenant proposes to sublet less than substantially all of the Premises for the entire or substantially the entire remaining Lease Term, then and in such event Landlord shall have the right, exercisable by notice to Tenant given within thirty (30) days after Landlord receives Tenant’s Offer Notice if such Offer Notice is submitted under Section 13.2(a) hereof, or within sixty (60) days after receipt of such Offer Notice if such Offer Notice is submitted under Section 13.2(b) hereof, and in addition to the other rights granted Landlord under this Article 13, (i) in the case of an assignment, to terminate this Lease, in which event this Lease shall terminate on the date fixed in Landlord’s notice, which shall not be less than thirty (30) nor more than ninety (90) days after the giving of such notice, with the same force and effect as if the termination date fixed in Landlord’s notice were the date originally fixed in this Lease as the Expiration Date, or (ii) in the case of a subletting of less than substantially all of the Premises, to terminate this Lease with respect to the space proposed by Tenant to be sublet, in which event on the date fixed in Landlord’s notice, which shall not be less than thirty (30) nor more than ninety (90) days after the giving of such notice, such space shall no longer be part of the Premises or covered by this Lease and the rentable area of the Premises, the Annual Fixed Rent and Tenant’s Share of Taxes and Operating Expenses shall be appropriately reduced.

13.5 ADDITIONAL CONDITIONS. If Landlord does not exercise any option granted to Landlord by Sections 13.3 and 13.4 with respect to a proposed sublease or assignment which is the subject of an Offer Notice, Landlord shall not unreasonably withhold its consent to such proposed sublease or assignment subject to and in accordance with the terms and conditions of this Section 13.5. Landlord shall either conditionally consent to such sublease or assignment or deny such consent (and if denied, specify the reasons for such denial) (x) within thirty (30) days after receipt of such Offer Notice if such Offer Notice is submitted under Section 13.2(a) hereof, or (y) within thirty (30) days after receipt of an executed copy of the proposed instrument(s) of sublease or assignment and current financial information for the proposed subtenant or assignee if such Offer Notice is submitted under Section 13.2(b) hereof. If Landlord shall fail to respond to Tenant’s request for consent before the expiration of the applicable 30-day period as aforesaid, then Tenant shall have the right to give Landlord a second notice requesting such consent and, provided such second request for approval shall prominently specify that Landlord’s failure to consent to or disapprove the same within five (5) Operating Days after Landlord’s receipt thereof constitutes Landlord’s consent thereto, then in the event Landlord fails to consent to or deny consent within such five (5) Operating Day period, Landlord shall be deemed to have consented to the same. Any consent granted by Landlord hereunder shall be conditioned upon the satisfaction of the following:

(a) the terms of the instrument(s) of sublease or assignment shall conform to the Offer Notice;

(b) there shall be no material adverse change in the condition of the proposed subtenant or assignee (financial or otherwise) from the date of the submission of the Offer Notice until the effective date of the sublease or assignment;

(c) the Premises or any part thereof shall not, without Landlord’s prior consent, have been publicly advertised for subletting (it being understood that the mere listing of the Premises or any part thereof with a broker does not constitute public advertising) at a rental rate less than the rental rate being sought by Landlord for space in the Building provided that Landlord shall, within ten (10) days after Tenant so requests, have informed Tenant of the rental rate being sought by Landlord for such space, and all such public advertisements of the Premises or any portion thereof for subletting shall have been approved by Landlord, which approval shall not be unreasonably withheld or delayed. The foregoing, however, shall not be deemed to prohibit Tenant from negotiating or consummating a sublease at a lower rental rate;

(d) there shall not exist any Event of Default under this Lease;

(e) the proposed subtenant or assignee shall have a financial standing, be of good reputation, and be engaged in a business, and propose to use the Premises or portion thereof to be sublet in a manner, in keeping with the then standards in such respect of the other tenancies in the Unit and the Building, and any sublease shall provide that, upon Landlord’s request from time to time, subtenant shall deliver to Landlord a copy of subtenant’s most recent financial statements certified by an officer of subtenant unless such information is publicly available; provided, however, that Landlord agrees that any such financial statement will be treated as strictly confidential in accordance with Section 20.23;

(f) provided that there is then comparable space available in the Building, the proposed subtenant or assignee shall not then be a tenant, subtenant or assignee of any space in the Building; nor, in any event, shall the proposed subtenant or assignee be a person or entity with whom Landlord is then actively negotiating to lease space in the Building;

(g) the proposed subtenant or assignee shall not occupy and use or propose to occupy and use the Premises for any purpose prohibited under Section 10.4;

(h) the character of the business to be conducted or the proposed use of the Premises by the proposed subtenant or assignee shall not (i) be likely to increase Landlord’s operating expenses beyond that which Landlord now incurs for use by Tenant by more than a de minimis extent; (ii) increase the burden on elevators or other Building or Unit systems over the burden prior to such proposed subletting by more than a de minimis extent; or (iii) violate or be likely to violate any provisions or restrictions contained herein relating to the use or occupancy of the Premises;

(i) any proposed sublease shall state that it is expressly subject to all of the obligations of Tenant under this Lease and shall contain the further condition and restriction that the sublease shall not be assigned, encumbered or otherwise transferred or the subleased premises further sublet by the sublessee in whole or in part, or any part thereof suffered or permitted by the sublessee to be used or occupied by others, without the prior written consent of Landlord in each instance, except as otherwise set forth with respect to an Eligible Sublease in Section 13.14(d) hereof;

(j) any proposed sublease shall provide that it is subject and subordinate to this Lease and to the matters to which this Lease is or shall be subordinate, and that in the event of the termination of this Lease, or the re-entry or dispossession of Tenant by Landlord under this Lease, such subtenant shall, at Landlord’s option, attorn to Landlord as its sublessor pursuant to the then applicable terms of such sublease for the remaining term thereof, except that Landlord shall not be (i) liable for any previous act or omission of Tenant as sublessor under such sublease, (ii) subject to any offset which theretofore accrued to such subtenant against Tenant, or (iii) bound by any previous modification of such sublease not consented to in writing by Landlord or by any previous prepayment of rent more than one month in advance;

(k) no subletting shall be for a term of less than two (2) years (provided, however, that if less than two (2) years remain in the Lease Term, such sublease may be for the balance of the Lease Term);

(l) in no event shall there be more than four (4) occupants (including Tenant) on any full floor of the Premises (which maximum shall be reduced pro-rata for any partial floor of the Premises);

(m) Tenant shall reimburse Landlord, as Additional Rent, within thirty (30) days after demand for any reasonable out-of-pocket costs that are incurred by Landlord in connection with said sublease or assignment, including, without limitation, the costs of making investigations as to the acceptability of the proposed subtenant/assignee and reasonable legal costs incurred in connection with the granting of any consent;

(n) Tenant and the proposed assignee or subtenant shall execute and deliver to Landlord Landlord’s then standard form of consent agreement, subject to any changes requested by Tenant and the proposed assignee or subtenant and reasonably acceptable to Landlord; and

(o) the proposed subletting shall not contain percentage rent or have an adverse effect on the real estate investment trust qualification tests under Laws applicable to Landlord and its affiliates.

13.6 LANDLORD MAY COLLECT RENT FROM ASSIGNEE. If this Lease shall be assigned, or if the Premises or any part thereof be sublet or occupied by any person or persons other than Tenant, Landlord may, after an Event of Default by Tenant, collect rent from the assignee, subtenant or occupant and apply the net amount collected to the rent herein reserved, but no such assignment, subletting, occupancy or collection of rent shall be deemed a waiver of the covenants in this Article, nor shall it be deemed acceptance by Landlord of the assignee, subtenant or occupant as a tenant, or a release of Tenant from the full performance by Tenant of all the terms, conditions and covenants of this Lease.

13.7 ASSUMPTION OF LEASE. Each permitted assignee or transferee shall assume and be deemed to have assumed the obligations of Tenant under this Lease to be performed, or arising or accruing, on and after the effective date of such assignment or transfer and shall be and remain liable jointly and severally with Tenant for the payment of Annual Fixed Rent and Additional Rent, and for the due performance of all the terms, covenants, conditions and agreements herein contained on Tenant’s part to be performed for the Lease Term. No assignment shall be binding on Landlord unless such assignee or Tenant shall deliver to Landlord a duplicate original of the instrument of assignment which contains a covenant of assumption by the assignee of all of the obligations aforesaid and shall obtain from Landlord the aforesaid written consent (if required hereunder), prior thereto. No assignment in whole or in part of this Lease shall release Tenant or any assignee of Tenant of its continuing liability under this Lease.

13.8 INTENTIONALLY OMITTED.

13.9 TIME LIMITATION; AMENDMENTS. If Landlord grants its consent to an assignment or sublease and such assignment or sublease does not become effective for any reason within one hundred eighty (180) days after the granting of such consent, or if the economic terms of such assignment or sublease are modified or amended or if any other material terms of such assignment or sublease are modified or amended prior to its becoming effective, then and in any such event Landlord’s consent shall be deemed to have been withdrawn and Tenant shall not have the right to assign this Lease or to sublease all or any portion of the Premises without once again complying with all of the provisions and conditions of Sections 13.1, 13.2, 13.3, 13.4, 13.5 and 13.6. In no event shall Tenant agree to modify or amend the economic terms of such assignment or sublease or modify any other material terms of such assignment or sublease to which Landlord has consented without Landlord’s prior written consent, which shall not be unreasonably withheld, delayed or conditioned subject to the terms of this Article 13.

13.10 ADDITIONAL RENT DUE UPON ASSIGNMENT OR SUBLETTING. If Landlord shall not exercise any of its options set forth in Sections 13.3 and 13.4 and shall give its consent to any assignment of this Lease or to any sublease, Tenant shall, as consideration therefor, pay to Landlord as Additional Rent the following amounts:

(a) in the case of any assignment, an amount equal to fifty percent (50%) of all sums and other considerations paid to or for the benefit of Tenant by the assignee for or by reason of such assignment (including, but not limited to, sums paid for the sale of any of Tenant’s Property, fixtures or leasehold improvements). For purposes of the foregoing, sums paid for the sale of any of Tenant’s Property shall be reduced by the net unamortized or undepreciated cost thereof determined on the basis of Tenant’s federal income tax returns; or

(b) in the case of a sublease, fifty percent (50%) of the excess, if any, of (i) any rents, additional charges or other consideration payable under the sublease or any agreement relating thereto to or for the benefit of Tenant by the subtenant (including, but not limited to, sums paid for the sale of any of Tenant’s Property, fixtures or leasehold improvements) over (ii) the rents accruing during the term of the sublease in respect of and allocable to the subleased space pursuant to the terms of this Lease. For purposes of the foregoing, sums paid for the sale of any of Tenant’s Property shall be reduced by the net unamortized or undepreciated cost thereof determined on the basis of Tenant’s federal income tax returns.

Amounts due to Landlord pursuant to this Section 13.10 shall be paid to Landlord as Additional Rent at the time such payments are paid by the assignee or subtenant to Tenant. Reasonable attorneys’ fees, advertising and marketing costs, transfer and other taxes, and brokerage or leasing commissions to an independent third-party broker, costs of preparing the space for occupancy by the assignee or subtenant, improvement allowances (but in no event improvements paid for as part of Tenant’s Cost or with Landlord’s Contribution) and free rent (provided such free rent is not either (A) with respect to a period prior to which such subtenant is in possession of the sublet premises, or (B) with respect to any period which is the subject of the free rent provided in Section 5.5 above), all to the extent actually incurred by Tenant in connection with the assignment or subletting, may be deducted from the rents, charges and other consideration paid by the assignee or subtenant to Tenant in connection with the assignment or subletting prior to the computation of amounts due to Landlord pursuant to subsection (a) or (b) above.

13.11 LIABILITY NOT DISCHARGED. The joint and several liability of Tenant and any assignee or successor of Tenant under this Lease, or any guarantor of Tenant’s obligations under this Lease, shall not be discharged, released or impaired in any respect by any agreement or stipulation made by Landlord modifying any of the obligations contained in this Lease, or by any waiver or failure by Landlord to enforce any of the obligations of this Lease, but in no event shall Tenant’s continued liability exceed what its continuing liability would have been had the Lease not been modified except for those modifications, if any, which were consented to by Tenant.

13.12 EFFECT OF LISTING OF NAMES. The listing of any name other than Tenant on the door of the Premises, on the Building directory or otherwise shall not operate to vest any right or interest in this Lease or in the Premises in any other person or entity, nor shall such listing be deemed to be the consent of Landlord to any assignment or transfer of this Lease or to any sublease of the Premises or any portion thereof or to the use or occupancy of the Premises or any portion thereof by others.

13.13 SECURITY AGREEMENT. Tenant covenants and agrees that no security agreement, whether by way of conditional bill of sale, chattel mortgage or instrument of similar import, shall be placed upon any improvement at the Premises which is affixed to the Building or the land on which the Building is situated. In the event that any of Tenant’s Property consisting of goods, machinery, equipment, appliances or other personal property located or installed by Tenant in the Premises are purchased or acquired by Tenant subject to a chattel mortgage, conditional sale agreement or other title retention or security agreement (collectively, a “Security Agreement”). Tenant undertakes and agrees (i) that no such Security Agreement or Uniform Commercial Code filing statement shall be permitted to be filed as a lien against the Building and real property of which the Premises form a part, (ii) to cause to be inserted in any Security Agreement the following provisions:

“Notwithstanding anything to the contrary herein, this chattel mortgage, conditional sale agreement, title retention agreement or security agreement shall not create or be filed as a lien against the land, building and improvements comprising the real property in which the goods, machinery, equipment, appliances or other personal property covered hereby are to be located or installed.”, and

(iii) to cause its lender under the Security Agreement to execute an agreement (a “Removal Agreement”), in form reasonably satisfactory to Landlord, providing among other things (x) that prior to the removal of Tenant’s Property, such lender shall give reasonable prior written notice to Landlord of its intent to remove Tenant’s Property, (y) that the removal of Tenant’s Property shall be performed under the supervision of Landlord or its agent and in a manner reasonably satisfactory to them and that such lender agrees to repair any and all damage caused to the Premises by reason of such removal and (z) that Landlord shall have no liability to such lender in the event that Tenant’s Property shall not be removed by such lender prior to the Expiration Date, and such Tenant’s Property shall be deemed abandoned and shall be governed by the penultimate sentence of Section 8.6(c). Upon the request of Tenant or its lender, Landlord shall join in the execution of the Removal Agreement for the purpose of subordinating its interest (if any) in Tenant’s Property which is the subject of the Security Agreement. Tenant shall reimburse Landlord, within thirty (30) days after demand, for all reasonable, out-of-pocket costs and expenses, including, without limitation, Landlord’s reasonable legal fees and disbursements, incurred by Landlord in connection with entering into such Removal Agreement.

13.14 SPECIAL RIGHTS FOR ELIGIBLE SUBTENANTS.

(a) Provided that there then exists no Event of Default (or any default in the payment of rent or a material non-monetary default of Tenant, in either case of which Landlord has given Tenant notice), Landlord shall promptly after Tenant’s written request (which request shall be accompanied by an executed counterpart of the Eligible Sublease (as hereinafter defined) and such other information and certifications as Landlord may reasonably request in order to determine that the conditions of this Section 13.14 have been satisfied) deliver to Tenant and the subtenant under the Eligible Sublease a non-disturbance agreement in substantially the form attached hereto as Exhibit I, providing in substance that, as long as no default beyond any applicable notice and grace period exists on the part of such subtenant and subject to the satisfaction of the condition precedent set forth in clause (iii) below, Landlord will not name or join such subtenant as a party defendant or otherwise in any suit, action or proceeding to enforce any rights granted to Landlord under this Lease and to the further effect that if this Lease shall terminate or be terminated by reason of Tenant’s default hereunder or by the rejection of this Lease pursuant to Title 11 U.S.C. §365 (any such termination being herein called an “Attornment Event”), then Landlord will recognize such subtenant as the direct tenant of Landlord on the terms and conditions of the Eligible Sublease, as the same will be deemed amended upon such Attornment Event as hereinafter provided (a “Landlord’s Nondisturbance Agreement”). Following the subtenant’s execution and delivery of the Landlord’s Nondisturbance Agreement, Landlord shall promptly execute and deliver a counterpart to the subtenant. Landlord’s reasonable out-of-pocket costs and expenses in connection with the foregoing (including, without limitation, attorney’s fees), to the extent actually incurred, shall be paid by Tenant. Landlord’s Nondisturbance Agreement shall provide, inter alia, that, upon an Attornment Event:

(i) if applicable from time to time, the fixed rent and additional rent under the Eligible Sublease shall be increased (but not decreased) so that it is equal (after taking into account any credits, offsets, deductions or entitlements given subtenant) on a rentable square foot basis to the Annual Fixed Rent and Additional Rent which would have been payable under this Lease with respect to the Premises had this Lease not been terminated;

(ii) the Eligible Sublease shall be deemed further amended such that the terms and provisions thereof shall be restated to be the terms and provisions of this Lease; except that (A) the premises and the length of term (including renewals, other than renewals which would extend beyond the then Expiration Date of this Lease) shall remain as set forth in the Eligible Sublease, (B) the fixed rent and additional rent shall be as set forth in clause (i) hereof, if the same is applicable, or as set forth in the Eligible Sublease if clause (i) is not applicable, (C) any Special Lease Rights (as hereinafter defined) set forth in this Lease shall not be included in the Eligible Sublease as amended, and (D) if the Eligible Sublease contains one or more provisions which are more restrictive on the subtenant thereunder than the corresponding provision(s) of this Lease is on Tenant hereunder, then such more restrictive sublease provision shall continue to be included in the Eligible Sublease as amended in lieu of the corresponding provision of this Lease (unless such more restrictive provision was due solely to the lack of privity between the subtenant and Landlord); and

(iii) as a condition precedent to Landlord’s recognition of the Eligible Sublease, the subtenant under the Eligible Sublease shall, within ten (10) days after the Attornment Event, deliver to Landlord either (A) proof reasonably satisfactory to Landlord that such subtenant has a net worth and creditworthiness computed in accordance with GAAP at least equal to the net worth and creditworthiness of such subtenant at the time of the execution and delivery of Landlord’s Nondisturbance Agreement or (B) a security deposit (in the form of a letter of credit reasonably acceptable to Landlord and from an issuing bank reasonably acceptable to Landlord and meeting the criteria applicable to the issuing bank of the Letter set forth in Section 20.22(a) hereof, mutatis mutandis) in an amount equal to twelve (12) months of fixed rent under the Eligible Sublease (as the same may have been increased to coincide with the Annual Fixed Rent payable hereunder pursuant to clause (i) above).

(b) As used herein, the following terms shall have the following meanings:

(i) “Eligible Sublease” shall mean any sublease entered into by Original Tenant as sublandlord and any person or entity other than an Affiliate of Tenant as subtenant which (A) demises at least one full floor of the Building, (B) has an initial sublease term (i.e. not including any renewals) of at least five (5) years, (C) demises subleased premises which are either the highest or lowest floors which are part of the Premises or includes either of such floor and space contiguous thereto, and (D) demises subleased premises to a subtenant with a net worth and creditworthiness computed in accordance with GAAP reasonably acceptable to Landlord and Landlord’s Mortgagee and/or Overlandlord.

(ii) “Special Lease Rights” shall mean (A) rights under this Lease to expand the size of the Premises, to extend the Lease Term, and any rights under this Lease which are limited to Original Tenant or dependent upon occupancy of Original Tenant, and any rights dependent upon leasing or occupancy requirements to the extent such requirements are not satisfied by the Eligible Sublease or the subtenant thereunder, and any and all rights of the Tenant under this Lease which the subtenant under such Eligible Sublease would not have as a direct tenant under this Lease assuming this Lease were assigned to such subtenant prior to such Attornment Event, and (B) any and all rights of the Tenant under this Lease which the subtenant under the Eligible Sublease does not then have as the subtenant under the Eligible Sublease (unless subtenant does not have such right solely due to the lack of privity between the subtenant and Landlord).

(c) Notwithstanding anything to the contrary herein contained, it is understood and agreed that Landlord shall have no obligation to deliver a Landlord’s Nondisturbance Agreement while any Event of Default (or any default of Tenant of which Landlord has given Tenant notice) shall exist hereunder. This Section 13.14 is solely for the benefit of subtenants of Original Tenant under Eligible Subleases.

(d) Notwithstanding anything to the contrary contained in Article 13 hereof, an Eligible Sublease may permit the subtenant thereunder to further sublease all or any portion of the sublease space or assign its rights thereunder subject to and in accordance with this Article 13 provided that (i) all of the applicable conditions of Article 13, including, without limitation, Section 13.5 hereof (except as otherwise expressly permitted hereby), shall be satisfied with respect to such further subleasing or assignment, (ii) in addition to any profits payable to Landlord under Section 13.10 hereof, Landlord shall be entitled to receive fifty percent (50%) of any and all additional profits payable (whether by cash, offset or otherwise) to Tenant with respect to such further subleasing or assignment as if Section 13.10 hereof were directly applicable thereto, (iii) upon a receipt of any Offer Notice with respect to such transaction, Landlord shall, if applicable, have the right to underlet or terminate in accordance with Sections 13.3 and 13.4 hereof and (iv) no assignee or sub-subtenant of Tenant’s subtenant shall be permitted to further assign its rights thereunder or sublet any of the Premises.

ARTICLE 14

NO LIABILITY OR REPRESENTATIONS BY LANDLORD; FORCE MAJEURE

14.1 NO LIABILITY.

(a) Neither Landlord nor any other Landlord Parties shall be liable for (i) any damage to property of Tenant or any other Tenant Party entrusted to employees of the Unit or the Building, nor for the loss of or damage to any property of Tenant by theft; (ii) any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water, rain or snow or leaks in or from any part of the Building, the Common Elements or the Unit or from the pipes, appliances or plumbing or from the roof, street or subsurface or from any other place or by dampness or by any other cause of whatsoever nature, unless, in either case (i) or (ii), caused or due to the negligence or willful misconduct of Landlord, the Board, their respective agents, servants or employees or any other Landlord Party or the failure of Landlord to perform its obligations under this Lease within a reasonable time after notice of such failure from Tenant; nor shall Landlord, the Board or their respective agents or employees be liable for any such damage caused by other tenants or persons in the Building or caused by operations in construction of any private, public or quasi-public work; (iii) any latent defect in the Premises, the Building, the Unit or other improvements on the Land (provided that the foregoing shall not derogate from Landlord’s repair obligations under Section 7.1 and 9.5 of this Lease and as otherwise expressly provided herein); or (iv) any injury or damages for which Tenant is reimbursed under its insurance policies.

(b) If at any time any windows of the Premises are temporarily or permanently closed, darkened or bricked up as a result of causes beyond Landlord’s control, or are temporarily closed or darkened by Landlord or the Board (provided that Landlord shall use reasonable efforts to remedy such condition as promptly as possible), neither Landlord nor the Board shall be liable for any damage Tenant may sustain thereby and Tenant shall not be entitled to any compensation therefor nor abatement of rent nor shall the same release Tenant from its obligations hereunder nor constitute an eviction.

(c) Landlord shall have no responsibility or liability for the ventilating conditions and/or temperature of the Premises during the hours or days Landlord is not required to furnish heat, ventilation or air-conditioning pursuant to Exhibit D or pursuant to Sections 14.3 or 20.12, Landlord having informed Tenant that the windows of the Premises and the Building may be sealed, and that the Premises may become uninhabitable and the air therein may become unbreathable during such times. Insofar as air temperature and ventilation are concerned, any use or occupancy of the Premises during the hours or days Landlord is not so required to, or pursuant to Section 14.3 or 20.12 does not furnish heat, ventilation or air-conditioning to the Premises shall be at the sole risk, responsibility and hazard of Tenant. Such condition of the Premises shall not constitute nor be deemed to be a breach or a violation of this Lease or of any provision hereof, nor shall it be deemed an eviction, nor shall Tenant claim or be entitled to claim any abatement of rent nor make any claim for any damages or compensation by reason of such condition of the Premises.

(d) Tenant shall neither assert nor seek to enforce any claim against any of Landlord’s assets other than Landlord’s interest in the Unit, and Tenant agrees to look solely to such interest for the satisfaction of any liability of Landlord under this Lease, it being specifically agreed that neither Landlord, nor any successor holder of Landlord’s interest hereunder, nor any general or limited partner of Landlord or any such successor (if Landlord or such successor is a partnership) nor any shareholder of Landlord or any such successor (if Landlord or such successor is a corporation) shall ever be personally liable for any such claim or liability. Neither Landlord nor the Board shall ever be liable for any loss of business or any indirect or consequential damages under this Lease. In no event shall Tenant be liable for any loss of business or other consequential damages except pursuant to Article 19 or Section 20.17 hereof.

14.2 NO REPRESENTATIONS BY LANDLORD. Tenant expressly acknowledges and agrees that Landlord has not made and is not making, and Tenant, in executing and delivering this Lease, is not relying upon, any warranties, representations, promises or statements, except for those expressly set forth in this Lease and the Exhibits annexed hereto or in any other written agreement which may be made between the parties hereto concurrently with the execution and delivery of this Lease and which shall expressly refer to this Lease. No rights, easements or licenses are acquired by Tenant by implication or otherwise except as expressly set forth in the provisions of this Lease.

14.3 FORCE MAJEURE. Except as otherwise expressly provided herein, this Lease and the obligation of Tenant to pay rent hereunder and perform and comply with all of the other covenants and agreements hereunder on the part of Tenant to be performed and complied with shall in no way be affected, impaired or excused because of Landlord’s delay or failure to perform or comply with any of the covenants or provisions hereunder on the part of Landlord to be performed or complied with, or because Landlord is unable to fulfill any of its obligations under this Lease or is unable to supply or is delayed in supplying any service expressly or impliedly to be supplied or is unable to make or is delayed in making any repair, additions, alterations or decorations or is unable to supply or is delayed in supplying any equipment or fixtures, if Landlord is prevented or delayed from so doing by the following, so long as, in each case, same is beyond Landlord’s reasonable control (i) by reason of strikes or labor troubles, (ii) by reason of governmental preemption in connection with a national emergency, (iii) by reason of any rule, order or regulation of any government agency or any department or subdivision thereof, whether in connection with a drought, energy shortage or other like event or otherwise, (iv) by reason of any fact, condition or circumstance related to war, terrorism or other emergency, (v) by reason of fire, casualty or other acts of God or (vi) by reason of any other cause whatsoever beyond Landlord’s reasonable control (excluding causes due to Landlord’s financial condition) (collectively, “Force Majeure”). If Tenant is delayed or prevented from the performance of any of its non-monetary obligations under this Lease by reason of Force Majeure, the time for performance of such obligation shall be extended for the period of such delay or prevention, provided that Force Majeure shall not excuse Tenant from timely paying rent when due and shall not permit Tenant to holdover in the Premises beyond the expiration or earlier termination of the Lease Term. Landlord and Tenant shall in each instance exercise reasonable diligence to effect performance when and as soon as possible or practicable. In no event shall Force Majeure include financial incapacity.

ARTICLE 15

ENTRY, RIGHT TO CHANGE PUBLIC PORTIONS OF THE BUILDING

15.1 LANDLORD’S RIGHT OF ENTRY. Landlord, the Board and their respective agents and contractors shall have the right, without being deemed thereby to evict Tenant from the Premises or any part thereof or otherwise to violate any of the terms of this Lease or any of Tenant’s rights hereunder,

(a) to enter and pass through the Premises or any part or parts thereof,

(i) to examine the Premises and to show them to the fee owners, Overlandlord or Mortgagee (both as hereafter defined) and to prospective purchasers, mortgagees or lessees of the Unit or the Building,

(ii) for the purpose of performing such maintenance and making such repairs or changes in or to the Premises or in or to the Unit or the Building or its facilities as may be provided for or permitted by this Lease or as may be mutually agreed upon by the parties or as Landlord or the Board may be required to make by laws and requirements of public authorities,

(iii) at such times as such entry shall be required by circumstances of emergency affecting the Premises, the Unit or the Building, provided that in such event, if practicable, Landlord, the Board or their respective agents shall be accompanied by a designated representative of Tenant or a member of the police, fire, water or other municipal department concerned or of a recognized protection company or of a public utility which is concerned,

(iv) to exhibit the Premises or any portion thereof to prospective tenants or occupants (A) during the last twelve (12) months of the Lease Term, or (B) during any period in which Landlord may exercise a right to underlease the space in question or to terminate this Lease, and

(v) for the purpose of photographing the Premises (other than Secure Areas (as hereinafter defined) for use by Landlord and/or Landlord’s affiliates in connection with promotional and marketing materials; provided, however, that Tenant shall have the right to approve any such photographs (such approval not to be unreasonably withheld or delayed) and in no event will any such photographs, promotional or marketing materials identify Tenant or the floor(s) of the Premises without Tenant’s consent, and

(b) to take all materials into and upon the Premises that may be required for any repairs, changes or maintenance and to store the same therein for a reasonable time as reasonably required in connection with the completion of such repairs, changes or maintenance.

Landlord’s rights under this Section shall be exercised in such manner as to create the least practicable interference with Tenant’s use of the Premises; provided, however, that the foregoing shall not obligate Landlord or the Board to perform any work outside of Operating Hours (as defined in Exhibit D) unless such work will materially interfere with Tenant’s business operations in the Premises; provided, however, that Landlord shall not be required to perform such work on an “overtime” basis to the extent that such work was requested by Tenant or would not have been needed but for a violation by Tenant of its obligations under this Lease unless Tenant agrees to pay the differential in costs, in which case Tenant shall pay to Landlord, as Additional Rent hereunder, within thirty (30) days after Landlord’s demand therefor, an amount equal to the difference between the regular rates and the overtime or other premium pay rates actually incurred by Landlord relating to such work, including all fringe benefits and other elements of such pay rates, for such labor and any other overtime costs or expenses reasonably incurred. Except in the case of emergencies, Landlord agrees to give Tenant reasonable advance notice of any of the foregoing activities described in this Section 15.1 which require work in the Premises or access thereto and will be coordinated with a Tenant representative, if available.

Notwithstanding anything to the contrary contained in this Lease, Landlord agrees that Tenant may designate its data room and data closets which contain only Tenant’s wiring, equipment and/or confidential business records (and not base Building systems, common areas or facilities or the wiring or equipment of other tenants) as secure areas (“Secure Areas”) if reasonably necessary to maintain confidentiality in connection with operation of Tenant’s business, and Landlord Parties shall not enter such Secure Areas without a representative of Tenant present during such entry, except in an emergency. Tenant agrees to make a representative available upon one (1) Operating Day’s request by Landlord (which request need not be in writing). Landlord shall not be obligated to provide any services which require regular entry to such Secure Areas (such as cleaning).

15.2 RIGHT TO CHANGE ENTRIES, ETC. Landlord and the Board shall have the right at any time without thereby creating any actual or constructive eviction or incurring any liability to Tenant therefor, and without abatement in rent, to change the arrangement or location of lobbies, entrances, passageways, doors, doorways, stairways, elevators, corridors and other like portions of the Unit or the Building outside of the Premises, provided that such change does not (x) interfere with Tenant’s access to the Premises or interfere with Tenant’s use of the Premises permitted under this Lease or (y) diminish (except to a de minimis extent) Landlord’s obligations hereunder.

15.3 EXCAVATION. In the event that an excavation or any construction should be made for building or other purposes upon land adjacent to the Building, or should be authorized to be made, Tenant shall, if necessary, afford to the person or persons causing or authorized to cause such excavation or construction, license to enter upon the Premises for the purpose of doing such work as shall reasonably be necessary to protect or preserve the wall or walls of the Building, or the Building, from injury or damage and to support them by proper foundations, pinning and/or underpinning, or otherwise. The rights under this Section shall be exercised in such manner as to minimize interference with Tenant’s use of the Premises; provided, however, that the foregoing shall not obligate Landlord or any third party to perform any work outside of Operating Hours unless such work will materially interfere with Tenant’s business operations in the Premises; provided, further, however, that Landlord or such third party shall not be required to perform such work on an “overtime” basis to the extent that such work was requested by Tenant or would not have been needed but for a violation by Tenant of its obligations under this Lease unless Tenant agrees to pay the differential in costs, in which case Tenant shall pay to Landlord or such third party, as Additional Rent hereunder, within thirty (30) days after Landlord’s or such third party’s demand therefor, an amount equal to the difference between the regular rates and the overtime or other premium pay rates actually incurred by Landlord or such third party relating to such work, including all fringe benefits and other elements of such pay rates, for such labor and any other overtime costs or expenses reasonably incurred.

ARTICLE 16

ELECTRICITY

16.1 TENANT TO PURCHASE ELECTRICITY.

(a) Tenant shall pay to Landlord as an additional charge, for electricity supplied to the Premises (exclusive of Building HVAC and base building systems) an amount equal to (i) the Average Rate (as hereinafter defined) multiplied by the number of kilowatt-hours of electricity used in the Premises, as measured by one or more meters, during the period for which such payment is being made, plus (ii) five percent (5%) of the amount set forth in clause (i) above. Such payments shall be made within thirty (30) days after receipt of a monthly statement setting forth the number of kilowatt-hours used in the Premises during such period, the Average Rate, and the computation of Tenant’s payment. If there is more than one meter measuring Tenant’s electric consumption, Landlord shall install a “totalizer” to aggregate the meters so that Tenant’s payments shall be determined as if there were only a single meter measuring Tenant’s consumption. Upon Tenant’s written request, Landlord shall provide Tenant with copies of the applicable utility bills and Tenant or its representative shall have the right to accompany Landlord’s representative for the purpose of verifying Landlord’s meter readings. For purposes hereof, the term “Average Rate” shall mean the average cost to Landlord of supplying one (1) kilowatt-hour of electricity to the Premises, and such Rate shall be determined by dividing (A)

the electric bill for the Building for the period(s) covered by Tenant’s payment by (B) the number of kilowatt-hours of electricity supplied to the Building during such period. Except as otherwise set forth herein, Landlord shall install and maintain and repair the meters serving the Premises at Landlord’s cost. Landlord shall use reasonable efforts to give Tenant the benefit of any rebates or discounts received as a result of energy savings devices installed by Tenant and shall reasonably cooperate with Tenant to obtain the same, at the sole cost and expense of Tenant.

(b) Landlord reserves the right to discontinue furnishing electricity to Tenant in the Premises, if required by legal requirements or an applicable utility provider or if landlords of Class A office buildings in midtown Manhattan generally cease to so provide electricity to their tenants, at any time upon not less than ninety (90) days’ notice to Tenant; provided, however, that Landlord shall not discontinue furnishing electricity to the Premises until Tenant shall have made arrangements to obtain electricity from a public utility serving the Building (unless Tenant shall have failed to use reasonable diligence to obtain such electrical service). If Landlord, at Landlord’s option, exercises such right of discontinuance as provided herein, this Lease shall continue in full force and effect and shall be unaffected thereby, except that, from and after the effective date of such discontinuance, (i) Tenant shall arrange to obtain electricity directly from the public utility company supplying electricity to the Building, (ii) all meters, equipment and other facilities which may be required for Tenant to obtain electricity directly from any such public utility company shall be installed by Landlord, at Landlord’s expense, and (iii) any such installation shall be maintained by Tenant, at its expense, and shall be subject to such conditions as Landlord and/or the public utility company may reasonably require, and Landlord shall not be liable to Tenant therefor and the same shall not be deemed to be a lessening or diminution of services within the meaning of any law, rule or regulation now or hereafter enacted, promulgated or issued.

(c) If any taxes or charges are or shall be imposed upon Landlord or its agent in connection with the sale or resale of electricity to Tenant, Tenant covenants and agrees that, where permitted by law, Tenant’s pro-rata share of such taxes or charges shall be passed on to Tenant and paid by Tenant to Landlord or its agent within thirty (30) days after demand, as Additional Rent, without set-off or deduction. At all times during the Lease Term, subject to the terms of Article 9, Tenant shall comply with all present and future general rules, regulations, terms and conditions applicable to service equipment, wiring and requirements in accordance with the regulations of the public utility company supplying electricity to the Building.

16.2 LANDLORD NOT LIABLE. Landlord shall not in any way be liable or responsible to Tenant for any loss or damage or expense which Tenant may sustain or incur if either the quantity or character of electric service is changed or interrupted or is no longer available or suitable for Tenant’s requirements unless due to the negligence or willful misconduct of Landlord, its agents, employees or contractors.

16.3 TENANT NOT TO OVERLOAD CIRCUITS. In no event shall Tenant use or install any fixtures, equipment or machines the use of which in conjunction with other fixtures, equipment and machines in the Premises would result in an overload of the electrical circuits required hereunder to serve the Premises.

16.4 TENANT NOT TO EXCEED CAPACITY; LIGHT BULBS. Tenant covenants and agrees that at all times its use of electric current shall never exceed the required capacity under this Lease of the then existing feeders to the Building or the risers or wiring installation. Landlord shall make electricity available to the Premises at no less than the service level set forth in Exhibit D attached hereto, and otherwise subject to and in accordance with the provisions of this Article and Exhibit D attached hereto. Landlord shall furnish, install and replace, as required, all lighting tubes, lamps, bulbs and ballasts required in the Premises at Tenant’s sole cost and expense; provided that Tenant is charged competitive rates for such services. All lighting tubes, lamps, bulbs and ballasts so installed shall become Landlord’s property upon the expiration or sooner termination of this Lease.

ARTICLE 17

SUBORDINATION; ASSIGNMENT OF RENTS

17.1 SUBORDINATION TO MORTGAGES, ETC.

(a) Subject to the provisions of that certain Subordination, Nondisturbance and Attornment Agreement executed and delivered by and among Landlord, Tenant and the Board in connection with the execution of this Lease (the “Condominium Nondisturbance Agreement”), the form of which is attached hereto as Exhibit H, this Lease is and shall be subject and subordinate to the Condominium Documents and, subject to Section 17.6 below, any ground or underlying lease (collectively called “Underlying Lease”) which may hereafter affect the Unit and to any amendment, modification, renewal or extension of the Condominium Documents (subject to the provisions of Section 20.25 hereof) or any such Underlying Lease. Subject to Section 17.6 below, this Lease also is and shall be subject and subordinate to all mortgages which may hereafter affect any Underlying Lease, the Unit, to each and every advance made thereunder and to all renewals, modifications, amendments, consolidations, replacements or extensions thereof. The landlord or lessor under any Underlying Lease is referred to herein as an “Overlandlord” and the secured party under any such mortgage is referred to herein as a “Mortgagee”. This clause shall be self-operative and no further instrument of subordination shall be required. In confirmation of such subordination, Tenant, without cost or charge to Landlord, upon not less than ten (10) Operating Days written notice, shall execute any certificate or instrument of subordination that Landlord may reasonably request provided same does not increase the monetary obligations of Tenant hereunder or increase Tenant’s non-monetary obligations hereunder except to a de minimis extent, or diminish Tenant’s rights. Landlord represents that, as of the Date of this Lease, there is no mortgage or Underlying Lease encumbering the Building or the Unit.

(b) Tenant agrees that if the Board (as agent for the unit owners in the Condominium) or any Overlandlord or Mortgagee shall succeed to the interest of Landlord under this Lease by foreclosure or otherwise, and, subject to the Condominium Nondisturbance Agreement, the Board, Overlandlord or Mortgagee elects in its sole discretion not to cause this Lease to be terminated in connection therewith, this Lease shall not be terminated or affected thereby but shall continue in full force and effect as a direct lease between the Board, Overlandlord or Mortgagee and Tenant upon all of the terms, covenants and conditions set forth in this Lease and, in such event, Tenant shall attorn to the Board, Overlandlord or Mortgagee provided, however, that the provisions of such Underlying Lease or such mortgage shall govern with respect to the disposition of any casualty insurance proceeds or condemnation awards and the Board, Overlandlord or Mortgagee shall not be liable for or bound by (i) any payment of an installment of rent or additional rent which may have been made more than thirty (30) days before the due date of such installment except to the extent actually received by the Board, Overlandlord or Mortgagee, as applicable, (ii) any act or omission or default by Landlord under this Lease except to the extent the same continues after the date of such attornment, (iii) any credits, claims, setoffs or defenses which Tenant may have against Landlord, (iv) any security deposit or other sums which Tenant may have paid under this Lease unless such deposit or other sums have been physically delivered to such successor, or (v) be bound by any modification or amendment of this Lease after the date hereof, or any waiver of any terms of this Lease unless the same shall have been approved in writing by such successor. This Section 17.1(b) is subject to the terms of the Condominium Nondisturbance Agreement and any non-disturbance and attornment agreement in effect between Tenant and any such Overlandlord or Mortgagee.

(c) Tenant shall not knowingly do nor suffer nor permit any action which would constitute a default under the Condominium Documents or any Underlying Lease or any mortgage of which Tenant shall have notice and which may now or hereafter affect any Underlying Lease, and/or the Unit, or cause any Underlying Lease of which Tenant shall have notice to be terminated or forfeited by virtue of any right of termination or forfeiture granted to the Overlandlord by such Underlying Lease; provided that the foregoing shall not require Tenant to comply with future modifications of such documents if such future modifications increase the obligations or reduce the rights of Tenant hereunder.

17.2 RIGHTS OF MORTGAGEES, ETC. Except as otherwise provided in any subordination, non-disturbance and attornment agreement then in effect, in the event of any act or omission by Landlord which would or may give Tenant the right to terminate this Lease or to claim a partial or total eviction, Tenant will not exercise any such right until

(a) it has given written notice of any such act or omission to Landlord, and to any Overlandlord or Mortgagee whose names and addresses have previously been furnished to Tenant, and

(b) a reasonable period of time for remedying such act or omission shall have elapsed following such giving of notice.

17.3 MODIFICATIONS REQUIRED BY LENDERS. If, in connection with obtaining temporary or permanent financing for the Unit, or any Underlying Lease, any lender shall request reasonable modifications of this Lease as a condition to such financing, Tenant will not unreasonably withhold, delay or defer the execution of an agreement of modification of this Lease provided such modifications do not increase the obligations or reduce the rights of Tenant hereunder.

17.4 ASSIGNMENT OF LEASE TO MORTGAGEE, ETC. With reference to any assignment by Landlord of Landlord’s interest in this Lease, or the rents payable hereunder, conditional in nature or otherwise, which assignment is made to an Overlandlord or Mortgagee, Tenant agrees:

(a) that the execution thereof by Landlord, and the acceptance thereof by such Overlandlord or Mortgagee, shall never be treated as an assumption by such Overlandlord or Mortgagee of any of the obligations of Landlord hereunder, unless such Overlandlord or Mortgagee shall, by notice sent to Tenant, specifically otherwise elect; and

(b) that, except as aforesaid, such Overlandlord, or Mortgagee shall be treated as having assumed Landlord’s obligations hereunder only, in the case of a Mortgagee, upon foreclosure by such Mortgagee and the taking of possession of the Premises, or, in the case of an Underlying Lease, the assumption of Landlord’s position hereunder by such Overlandlord, any such assumption in each such case to be limited as set forth in Section 14.1(d). In no event shall the acquisition of title to the Unit by a purchaser which, simultaneously therewith, leases the entire Unit back to the seller thereof be treated as an assumption, by operation of law or otherwise, of Landlord’s obligations hereunder, but Tenant shall look solely to such seller-lessee, and its successors from time to time in title, for performance of Landlord’s obligations hereunder. For all purposes, such seller-lessee, and its successors in title, shall be the landlord hereunder unless and until Landlord’s position shall have been assumed by such purchaser-lessor.

17.5 SUBORDINATION OF MORTGAGE, ETC., TO LEASE. Notwithstanding anything to the contrary set forth in this Article 17, if any Overlandlord or Mortgagee shall file in the office of the Register of the City of New York, New York County, an instrument in which such Overlandlord or Mortgagee shall subordinate its Underlying Lease or mortgage to this Lease, then and in such event such Underlying Lease or mortgage shall be subordinate to this Lease and the provisions of this Article 17, insofar as they would subordinate this Lease to that particular Underlying Lease or mortgage, shall be of no further force or effect.

17.6 NON-DISTURBANCE AGREEMENT. Notwithstanding anything to contrary contained herein, as a condition to the subordination of this Lease to any future Underlying Lease or mortgage, Landlord shall obtain a non-disturbance and attornment agreement in favor of Tenant executed by such future Overlandlord or Mortgagee in a commercially reasonable form.

ARTICLE 18

CERTAIN ADDITIONAL COVENANTS

In addition to the covenants contained elsewhere in this Lease, Tenant covenants, during the Lease Term and for such further time as Tenant occupies any part of the Premises:

(a) to pay when due all Annual Fixed Rent and Additional Rent and all charges provided hereunder for utility services rendered to the Premises and, as further Additional Rent, all charges for additional and special services rendered pursuant to Exhibit D;

(b) to keep the Premises equipped with all safety appliances (including without limitation fire extinguishers) required by law or ordinance or any other regulation of any public authority, to procure all licenses and permits, other than the Building certificate of occupancy, in accordance with the terms of Section 9.2 hereof;

(c) not to place a load upon any floor in the Premises exceeding the floor load per square foot of area which such floor was designed to carry and which is allowed by law as set forth in Exhibit D attached hereto; and not to move any safe, vault or other heavy equipment in, about or out of the Premises except in such manner and at such time as Landlord shall in each instance expressly authorize, such authorization not to be unreasonably withheld or conditioned. Tenant’s business machines and mechanical equipment shall be placed and maintained by Tenant at Tenant’s expense in settings sufficient to absorb and prevent vibration or noise that may be transmitted to the Building structure or to any other space in the Building;

(d) to pay promptly when due all taxes which may be imposed upon personal property (including, without limitation, fixtures and equipment) in the Premises by whomever assessed;

(e) to pay within thirty (30) days after demand as Additional Rent, regardless of whether any default or Event of Default has occurred or whether any proceeding to enforce the Lease has been commenced, all costs and expenses, reasonable attorneys’ fees and disbursements and other fees incurred by Landlord in connection with (i) the successful enforcement by Landlord of any obligation of Tenant under this Lease; (ii) the successful preservation and enforcement of Landlord’s rights and remedies in connection with the Lease; (iii) any unsuccessful attempt by Tenant to enforce any obligation or purported obligation of Landlord under this Lease; (iv) any unsuccessful action or proceeding brought by Tenant against Landlord related to this Lease. If Tenant prevails in any action or proceeding to enforce any provision of this Lease or the unsuccessful attempt by Landlord to enforce any obligation or purported obligation of Tenant under this Lease, Landlord shall pay within thirty (30) days after demand all costs and expenses, reasonable attorneys’ fees and disbursements and other fees incurred by Tenant in connection therewith. This provision shall survive the termination of this Lease;

(f) [intentionally deleted];

(g) to cause all of the windows in the Premises to be kept closed; to keep entirely unobstructed at all times all of the vents, intakes, outlets and grills; and to comply with and observe all reasonable regulations and requirements prescribed by Landlord for the proper functioning of the heating, ventilating and air-conditioning system; and

(h) not to, either directly or indirectly (i) conduct business in the Premises in such a manner that would or may create or (ii) use any contractors and/or labor and/or materials if the use thereof, would or may create, any labor disputes with other contractors and/or labor and/or materials engaged or used by Tenant or Landlord in the construction, maintenance and/or operation of the Unit or the Building or any part thereof. This provision shall apply prior to, as well as during, the Lease Term.

ARTICLE 19

TENANT’S DEFAULT; LANDLORD’S REMEDIES

19.1 TENANT’S DEFAULT. This Lease and the Lease Term are subject to the limitation that Tenant shall be in default if, at any time during the Lease Term, any one or more of the following events (herein called an “Event of Default”) shall occur:

(a) (i) if Tenant shall fail to pay any installment of the Annual Fixed Rent for which provision is herein made, or any part thereof, when the same shall become due and payable and such failure shall continue for five (5) Operating Days after notice thereof from Landlord to Tenant (provided that if Tenant shall have failed to pay any such installment or other charge or portion thereof when the same becomes due and payable two times during any Lease Year and Landlord shall in each case have given Tenant notice of such failure, then after such second time it shall be an Event of Default in the event Tenant thereafter during such Lease Year fails to pay any such installment or other charge or portion thereof on the date the same becomes due and payable, without notice (or, in the case of other charges which are payable on or subsequent to demand, further notice) from Landlord); or

(ii) if Tenant shall fail to pay any Additional Rent, or any other charges for which provision is herein made, or any part thereof, when the same shall become due and payable and such failure shall continue for five (5) Operating Days after notice thereof from Landlord to Tenant (provided that if Tenant shall have failed to pay any such installment or other charge or portion thereof when the same becomes due and payable four times during any Lease Year and Landlord shall in each case have given Tenant notice of such failure, then after such fourth time it shall be an Event of Default in the event Tenant thereafter during such Lease Year fails to pay any such installment or other charge or portion thereof on the date the same becomes due and payable, without notice (or, in the case of other charges which are payable on or subsequent to demand, further notice) from Landlord); or

(b) if the Premises shall become abandoned and such abandonment continues for more than thirty (30) days after written notice from Landlord; provided that Tenant vacating the Premises shall not be construed as an abandonment as long as Tenant is using commercially reasonable efforts to secure and to maintain the Premises as usable office space in accordance the standards of Class A office buildings in Manhattan; or

(c) if an assignment or subletting shall occur or if Tenant’s interest in this Lease shall devolve upon or pass to any person or entity, whether by operation of law or otherwise, and whether directly or indirectly, except as expressly permitted by Article 13 hereof, or

(d) if Tenant fails to maintain any of the insurance required to be maintained by Tenant hereunder or to deliver certificates thereof when required hereunder and Tenant fails to remedy such default within five (5) Operating Days after notice by Landlord to Tenant specifying such default; or

(e) Tenant shall fail to perform or observe some term or condition of this Lease which, because of its character, would immediately jeopardize Landlord’s interest in the Property or the Unit, the health or safety of any person, the operation of the Building or any Building system, or the business operations of any occupant, and such failure continues for three (3) Operating Days after notice from Landlord to Tenant specifying such default or, if said default is curable but shall reasonably require longer than three (3) Operating Days to cure, if Tenant shall fail to commence to cure said default within three (3) Operating Days after receipt of notice thereof and/or fail continuously to prosecute the curing of the same to completion with due diligence, and in any event within such period of time as will prevent Landlord from being subjected to the risk of criminal liability or termination of any Underlying Lease or foreclosure of any mortgage (provided Tenant has notice of any such mortgage or Underlying Lease); or

(f) if Tenant shall fail to perform or observe any other term, covenant, or condition of this Lease on the part of Tenant to be performed or observed and such failure shall continue for thirty (30) days after notice thereof from Landlord to Tenant, or, if said default is curable but shall reasonably require longer than thirty (30) days to cure, if Tenant shall fail to commence to cure said default within thirty (30) days after receipt of notice thereof and/or fail continuously to prosecute the curing of the same to completion with due diligence, and in any event within such period of time as will prevent Landlord from being subjected to the risk of criminal liability or termination of any Underlying Lease or foreclosure of any mortgage (provided Tenant has notice of any such mortgage or Underlying Lease); or

(g) if the estate hereby created shall be permanently taken on execution or by other process of law; or

(h) (i) if Tenant shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(ii) if Tenant shall commence or institute any case, proceeding or other action (x) seeking relief on its behalf as debtor, or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, or (y) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property; or

(iii) if Tenant shall make a general assignment for the benefit of creditors; or

(iv) if any case, proceeding or other action shall be commenced or instituted against Tenant (x) seeking to have an order for relief entered against it as debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, or (y) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, which either (1) results in any such entry of an order for relief, adjudication of bankruptcy or insolvency or such an appointment or the issuance or entry of any other order having a similar effect or (2) remains undismissed for a period of ninety (90) days; or

(v) if any case, proceeding or other action shall be commenced or instituted against Tenant seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its property which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within ninety (90) days from the entry thereof; or

(vi) if Tenant shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clauses (ii), (iii), (iv) or (v) above; or

(vii) if a trustee, receiver or other custodian is appointed for any substantial part of the assets of Tenant which appointment is not vacated or effectively stayed within seven (7) Operating Days; or

(i) if Tenant fails to timely deliver any Replacement Letter in accordance with the terms of Section 20.22 hereof or to restore the Letter to the face amount then required under Section 20.22(b) hereof, in either case within fifteen (15) days after notice from Landlord; or

(j) [intentionally deleted].

19.2 TERMINATION.

(a) (i) If an Event of Default described in Section 19.1(h) hereof shall occur, or

(ii) if an Event of Default described in Sections 19.1(a), (b), (c), (d), (e), (f), (g), (i) or (j) shall occur and Landlord, at any time thereafter, at its option gives written notice to Tenant stating that this Lease and the Lease Term shall expire and terminate on the date specified in such notice, which date shall not be less than five (5) Operating Days after the giving of such notice, then this Lease and the Lease Term and all rights of Tenant under this Lease shall expire and terminate, as if the date on which the Event of Default described in clause (i) of this Section 19.2(a) above occurred, or the date specified in the notice given pursuant to clause (ii) of this Section 19.2(a) above, as the case may be, were the date herein definitely fixed for the expiration of the Lease Term (except that Tenant shall continue liable as hereinafter provided) and Tenant immediately shall quit and surrender the Premises.

(b) Anything contained herein to the contrary notwithstanding, if such termination shall be stayed by order of any court having jurisdiction over any proceeding described in Section 19.1(h) hereof, or by federal or state statute, then, following the expiration of any such stay, or if Tenant, or Tenant as debtor-in-possession or the trustee appointed in any such proceeding (being collectively referred to as “Tenant” only for the purposes of paragraphs (b) and (c) of this Section 19.2) shall fail to assume Tenant’s obligations under this Lease within the period prescribed therefor by law or within one hundred twenty (120) days after entry of the order for relief or as may be allowed by the court, or, if Tenant shall fail to provide adequate protection of Landlord’s right, title and interest in and to the Premises or adequate assurance of the complete and continuous future performance of Tenant’s obligations under this Lease, Landlord, to the extent permitted by law or by leave of the court having jurisdiction over such proceeding, shall have the right, at its election, to terminate this Lease on three (3) Operating Days notice to Tenant and upon the expiration of said three (3) Operating Day period this Lease shall cease and expire as aforesaid and Tenant shall immediately quit and surrender the Premises as aforesaid. Upon the termination of this Lease provided above, Landlord, without notice, may re-enter and repossess the Premises and may dispossess Tenant by summary proceedings or otherwise.

(c) For the purposes of the preceding paragraph (b), adequate protection of Landlord’s right, title and interest in and to the Premises, and adequate assurance of the complete and continuous future performance of Tenant’s obligations under this Lease, shall include, without limitation, to the extent permitted by Laws the following requirements:

(i) that Tenant comply with all of its obligations under this Lease;

(ii) that Tenant pay to Landlord, on the first day of each month occurring subsequent to the entry of such order, or the effective date of such stay, a sum equal to the amount by which the Premises diminished in value during the immediately preceding monthly period, but, in no event, an amount which is less than the aggregate rent payable for such monthly period;

(iii) that Tenant continue to use the Premises in the manner required by this Lease;

(iv) that Landlord be permitted to supervise the performance of Tenant’s obligations under this Lease;

(v) that Tenant pay to Landlord within thirty (30) days after entry of such order or the effective date of such stay, as partial adequate protection against future diminution in value of the Premises and adequate assurance of the complete and continuous future performance of Tenant’s obligations under this Lease, an additional security deposit in an amount equal to the Annual Fixed Rent then payable hereunder plus an amount equal to all Additional Rent payable to Landlord for the preceding calendar year;

(vi) that Tenant has and will continue to have unencumbered assets after the payment of all secured obligations and administrative expenses to assure Landlord that sufficient funds will be available to fulfill the obligations of Tenant under this Lease;

(vii) that if Tenant assumes this Lease and proposes to assign the same (pursuant to Title 11 U.S.C. § 365, or as the same may be amended) to any person who shall have made a bona fide offer to accept an assignment of this Lease on terms acceptable to such court having competent jurisdiction over Tenant’s estate, then notice of such proposed assignment, setting forth (x) the name and address of such person, (y) all of the terms and conditions of such offer and (z) the adequate assurance to be provided Landlord to assure such person’s future performance under this Lease, including, without limitation, the assurances referred to in Title 11 U.S.C. § 365(b)(3), as it may be amended, shall be given to Landlord by Tenant no later than thirty (30) days after receipt by Tenant of such offer, but in any event no later than ten (10) days prior to the date that Tenant shall make application to such court for authority and approval to enter into each assignment and assumption, and Landlord shall thereupon have the prior right and option, to be exercised by notice to Tenant given at any time prior to the effective date of such proposed assignment, to accept, or to cause Landlord’s designee to accept, an assignment of this Lease upon the same terms and conditions and for the same consideration, if any, as the bona fide offer made by such person less any brokerage commissions which may be payable out of the consideration to be paid by such person for the assignment of this Lease; and

(viii) that if Tenant assumes this Lease and proposes to assign the same, and Landlord does not exercise its option pursuant to paragraph (vii) of this Section 19.2(c), Tenant hereby agrees that:

(1) such assignee shall have a net worth not less than the net worth of Tenant as of the Commencement Date, or such Tenant’s obligations under this Lease shall be unconditionally guaranteed by a person having a net worth equal to Tenant’s net worth as of the Commencement Date;

(2) such assignee shall not use the Premises except for general office purposes and subject to all the restrictions contained in Article 10 hereof;

(3) such assignee shall assume in writing all of the terms, covenants and conditions of this Lease; and

(4) in the event that the Annual Fixed Rent paid by such assignee is greater than the Annual Fixed Rent reserved hereunder, Tenant shall pay over to Landlord one-half of such difference; and

(5) if such assignee makes a lump-sum payment to Tenant or Tenant’s trustee for the right to assume this Lease, Tenant or Tenant’s trustee shall pay over to Landlord one-half of such payment.

(d) If, at any time, (i) Tenant shall comprise two (2) or more persons, or (ii) Tenant’s obligations under this Lease shall have been guaranteed by any person other than Tenant, or (iii) Tenant’s interest in this Lease shall have been assigned, the word “Tenant,” as used in Section 19.1(h), shall be deemed to mean any one or more of the persons primarily or secondarily liable for Tenant’s obligations under the Lease. Any monies received by Landlord from or on behalf of Tenant during the pendency of any proceeding of the types referred to in said clause (h) shall be deemed paid as compensation for the use and occupation of the Premises and the acceptance of any such compensation by Landlord shall not be deemed an acceptance of rent or a waiver on the part of Landlord of any rights under this Section.

(e) The provisions of Sections 19.2(b) through (d) apply only in respect of the circumstances described in Section 19.1(h) and as such are not intended to constitute modifications of any of the provisions of Article 13 except in such circumstances.

19.3 RE-ENTRY; CONTINUED LIABILITY; RELETTING.

(a) If this Lease shall be terminated pursuant to or as provided in Section 19.2, Landlord and Landlord’s agents and employees may immediately or at any time thereafter re-enter the Premises, or any part thereof in the name of the whole, either by summary dispossess proceedings or by any suitable action or proceeding at law or otherwise and may repossess the same, and may remove any persons therefrom, to the end that Landlord may have, hold, possess and enjoy the Premises again.

(b) If this Lease is terminated or if Landlord shall re-enter the Premises as aforesaid, or in the event of the termination of this Lease, or of re-entry, by or under any proceeding or action or any provision of law by reason of an Event of Default hereunder on the part of Tenant, Tenant covenants and agrees forthwith that,

(i) the Annual Fixed Rent (including, without limitation, an amount equal to the amount of Annual Fixed Rent which would have been payable during the rent concession period set forth in Section 5.5) and Additional Rent shall become due thereupon and be paid by Tenant up to the time of such re-entry, dispossession and/or termination, together with such expenses as Landlord may incur for legal expenses, reasonable attorneys’ fees and disbursements, brokerage, and/or putting the Premises in good order, or for preparing the same for reletting;

(ii) Landlord may relet the Premises or any part or parts thereof, either in the name of Landlord or otherwise (but shall have no obligation to do so), for a term or terms, which may at Landlord’s option be less than or exceed the period which would otherwise have constituted the balance of the Lease Term and may grant concessions or free rent;

(iii) Tenant or the legal representatives of Tenant shall also pay Landlord, as liquidated damages for the failure of Tenant to observe and perform Tenant’s covenants herein contained, amounts equal to the Annual Fixed Rent and Additional Rent which would have been payable by Tenant had this Lease not been so terminated, or had Landlord not so reentered the Premises, such payments to be made upon the due dates therefor specified herein following such termination or re-entry and continuing until the Expiration Date; provided, however, that if Landlord shall relet the Premises, Landlord shall credit Tenant, up to the amount due from Tenant, with the net rent received by Landlord for such reletting after deducting from the first installments of such rent received the expenses incurred or paid by Landlord in terminating this Lease or in re-entering the Premises and in securing possession thereof, as well as the expenses of reletting, including legal expenses, reasonable attorneys’ fees and disbursements, brokerage commissions, alteration costs and other expenses incurred for keeping the Premises in good order or for preparing the same for reletting. Any suit brought to collect the amount of the aforesaid damages for any month or months shall not prejudice in any way the rights of Landlord to collect the damages for any subsequent month or months by a similar proceeding. Nothing contained herein shall be deemed to require Landlord to postpone suit until the date when the Lease Term would have expired if it had not been so terminated under or pursuant to Section 19.2, or under any provision of law, or had Landlord not re-entered the Premises.

(c) The terms “re-enter” and “re-entry,” as used herein, are not limited to their technical legal meanings.

19.4 LIQUIDATED DAMAGES. Landlord may elect, as an alternative to the damages and charges provided for in
Section 19.3(b)(iii), and in lieu of all other such damages thereafter accruing, to have Tenant pay the liquidated damages provided for below, which election may be made by notice given to Tenant at any time after the termination of this Lease under or pursuant to Section 19.2, above, and whether or not Landlord shall have collected any damages as hereinabove provided in Section 19.3. Upon such notice, Tenant shall promptly pay to Landlord, as liquidated damages, in addition to any damages collected or due from Tenant from any period prior to such notice, such a sum as at the time of such notice represents the amount of the excess, if any, of (i) the discounted present value, at a discount rate of six percent (6%), of the Annual Fixed Rent, Additional Rent and other charges which would have been payable by Tenant under this Lease for the remainder of the Lease Term if Tenant had fulfilled all of its obligations hereunder, over and above (ii) the discounted present value, at a discount rate of six percent (6%), of the Annual Fixed Rent, Additional Rent and other charges that would be received by Landlord (after deducting all reasonably estimated costs of reletting, including, without limitation, brokerage fees, advertising, required tenant improvements and concessions and attorneys’ fees) if the Premises were relet at the time of such notice for the remainder of the Lease Term at the fair rental value thereof at the time of such notice.

For the purposes of this Article, if Landlord elects to require Tenant to pay liquidated damages in accordance with this Section 19.4, (a) the total rent shall be computed by assuming Tenant’s Share of Taxes and Operating Expenses under Article 6 to be the same as were payable for the twelve (12) calendar months (or if fewer than twelve calendar months shall have elapsed since the date hereof, for the partial year, but annualized) immediately preceding such termination or re-entry, and (b) if the Premises or any part thereof shall have been relet by Landlord for the unexpired portion of the Lease Term, or any part thereof, before presentation of proof of such damages to any court, commission or tribunal, the amount of rent received upon such reletting shall be prima facie evidence of the fair rental value of the Premises, or part thereof, so relet during the term of such reletting.

19.5 RIGHTS IN THE EVENT OF TENANT’S BANKRUPTCY. Nothing contained in this Lease shall limit or prejudice the right of Landlord to prove for and obtain, in proceedings for the termination of this Lease by reason of bankruptcy or insolvency, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater, equal to, or less than the amount of the loss or damages referred to above.

19.6 WAIVER OF REDEMPTION, ETC.

(a) Tenant, for itself and any and all persons claiming through or under Tenant, including its creditors, upon the termination of this Lease or expiration of the Lease Term in accordance with the terms hereof, or in the event of entry of judgment for the recovery of the possession of the Premises in any action or proceeding, or if Landlord shall reenter the Premises by process of law or otherwise, hereby waives any right of redemption provided or permitted by any statute, law or decision now or hereafter in force, and does hereby waive, surrender and give up all rights or privileges which it or they may or might have under and by reason of any present or future law or decision, to redeem the Premises or for a continuation of this Lease for the Lease Term after having been dispossessed or ejected therefrom by process of law, or otherwise.

(b) If Tenant is in arrears in the payment of Annual Fixed Rent or Additional Rent, Tenant waives its right, if any, to designate the item against which any payments made by Tenant are to be credited and Tenant agrees that Landlord may apply any payment made by Tenant to any items as Landlord may see fit, irrespective of and notwithstanding any designation or request by Tenant as to the items against which any such payment shall be credited.

(c) Landlord, Tenant and all of Tenant’s successors, subtenants, and assignees (Tenant and all of Tenant’s successors, subtenants, and assignees are collectively for the purposes of this Section 19.6(c) referred to as “Tenant”), each hereby waive trial by jury in any action, proceeding or counterclaim brought by either against the other on any matter whatsoever arising out of or in any way connected with the Lease, the relationship of Landlord and Tenant and Tenant’s use or occupancy of the Premises or any other claim (other than claim for personal injuries or property damage). It is further mutually agreed that if Landlord commences any summary proceedings for non-payment of rent, Tenant will not interpose and does hereby waive the right to interpose any counterclaim of whatever nature or description in such proceeding, other than a compulsory counterclaim.

19.7	ADDITIONAL RIGHTS OF LANDLORD AND TENANT.

(a) In the event of a breach or threatened breach by Tenant of any of its obligations under this Lease, Landlord shall also have the right to obtain an injunction. The remedies to which Landlord may resort under this Lease are cumulative and are not intended to be exclusive of any other remedies to which Landlord may be lawfully entitled at any time and Landlord may invoke any remedies allowed at law or in equity as if specific remedies were not provided for herein. In the event of a breach or threatened breach by Landlord of any of its obligations under this Lease, Tenant shall also have the right to obtain an injunction. Except as otherwise set forth in this Lease, the remedies to which Tenant may resort under this Lease are cumulative and are not intended to be exclusive of any other remedies to which Tenant may be lawfully entitled at any time and Tenant may invoke any remedies allowed at law or in equity as if specific remedies were not provided for herein.

(b) If this Lease shall terminate under or pursuant to Section 19.2, or if Landlord shall re-enter the Premises under the provisions of this Article, or in the event of the termination of this Lease, or of re-entry by or under any summary dispossess or other proceeding or action or any provision of law by reason of Tenant’s default hereunder, Landlord shall be entitled to retain all moneys, if any, paid by Tenant to Landlord, whether as advance rent, security or otherwise, but such moneys shall be credited by Landlord against any Annual Fixed Rent or Additional Rent due from Tenant at the time of such termination or re-entry or, at Landlord’s option, against any damages payable by Tenant under this Article or pursuant to law.

19.8 LANDLORD’S DEFAULT. Landlord shall in no event be in default in the performance of any of Landlord’s obligations hereunder unless and until (i) Landlord shall have failed to perform such obligations within thirty (30) days (or, if an obligation is such that it cannot be performed within thirty (30) days, Landlord shall have failed to commence with reasonable diligence performance of the same within such thirty (30) day period and thereafter diligently pursued performance of such obligation) after notice by Tenant to Landlord properly specifying wherein Landlord has failed to perform any such obligation, and (ii) Tenant has given notice to all parties as required under Section 17.2 hereof and such parties have not commenced the performance of such obligations within the time provided in Section 17.2 and thereafter diligently pursued performance of such obligation.

ARTICLE 20

MISCELLANEOUS

20.1 WAIVER. Failure on the part of Landlord or Tenant to complain of any action or non-action on the part of the other, no matter how long the same may continue, shall never be a waiver by Tenant or Landlord, respectively, of any of the other’s rights hereunder.

No waiver by Landlord of any condition precedent to the execution or effectiveness of this Lease, nor any failure by Tenant to deliver any security deposit, letter of credit, pre-paid rent, financial information, guaranty or other item required upon the execution and delivery of this Lease, shall be construed as excusing performance of such condition or obligation by Tenant, and Tenant shall perform any such condition or obligation as soon as possible. Further, no waiver at any time of any of the provisions hereof by Landlord or Tenant shall be construed as a waiver of any of the other provisions hereof, and a waiver at any time of any of the provisions hereof shall not be construed as a waiver at any subsequent time of the same provisions. The consent or approval of Landlord or Tenant to or of any action by the other requiring such consent or approval shall not be construed to waive or render unnecessary Landlord’s or Tenant’s consent or approval to or of any subsequent similar act by the other.

No payment by Tenant, or acceptance by Landlord, of a lesser amount than shall be due from Tenant to Landlord shall be treated otherwise than as a payment on account. The acceptance by Landlord of a check for a lesser amount with an endorsement or statement thereon, or upon any letter accompanying such check, that such lesser amount is payment in full, shall be given no effect, and Landlord may accept such check without prejudice to any other rights or remedies which Landlord may have against Tenant. Further, the acceptance by Landlord of Annual Fixed Rent, Additional Rent or any other charges paid by Tenant under this Lease shall not be or be deemed to be a waiver by Landlord of any default by Tenant, whether or not Landlord knows of such default, except for such defaults as to which such payment relates and then only to the extent of the amount of such payment. If Landlord and Tenant shall now or hereafter enter into any agreement for the renewal of this Lease at the expiration of the Lease Term, the execution of such renewal agreement between Landlord and Tenant prior to the expiration of the Lease Term shall not be considered a vested right in Tenant to such further term so as to prevent Landlord from terminating this Lease and any such extension or renewal thereof if Landlord became entitled so to do during the remainder of the original Lease Term; and if Landlord shall so terminate this Lease, any such renewal or extension previously entered into between Landlord and Tenant or the right of Tenant to any such renewal or extension shall also be terminated thereby. Any right herein contained on the part of Landlord to terminate this Lease shall continue during any extension or renewal hereof and any default or Event of Default which occurs and is not cured prior to the commencement of a renewal term or extension of the Lease Term shall continue as such in and during such renewal term or extension of the Lease Term.

20.2 CONSENTS; ARBITRATION.

(a) Wherever in this Lease Landlord’s or the Board’s consent or approval is required and Landlord or the Board has expressly agreed in writing that such consent or approval shall not be unreasonably withheld, if Landlord or the Board shall refuse such consent or approval, then, except as otherwise expressly set forth below, Tenant in no event shall be entitled to and shall not make any claim, and Tenant hereby waives any claim, for money damages (nor shall Tenant claim any money damages by way of set-off, counterclaim or defense) based upon any assertion by Tenant that Landlord or the Board unreasonably withheld or unreasonably delayed its consent or approval. Subject to the provisions of Sections 20.2(b) and (c) below, Tenant’s sole remedy in such circumstance shall be an action or proceeding to enforce any such provision by way of specific performance, injunction or declaratory judgment except in the event it is determined by a final, unappealable order of a court of competent jurisdiction (and not by arbitration) that Landlord failed to act in good faith, in which event Landlord shall be liable for the actual monetary damages reasonably suffered by Tenant. Where Landlord or the Board has not so expressly agreed in writing, it is the express intent of the parties that any such consent shall be given or required only in the sole discretion of Landlord, and may be withheld for any reason whatsoever.

(b) If there is a dispute between Landlord and Tenant as to the reasonableness of Landlord’s refusal to (1) consent to a subletting or assignment under Section 13.5 of this Lease or (2) approve plans and specifications submitted for work to be performed by Tenant in the Premises under Section 8.1(e) and/or Exhibit C, and in either event the applicable provisions of this Lease expressly require that Landlord not unreasonably withhold its consent or approval, then Tenant may, at its option, as its sole and exclusive remedy, within thirty (30) days after notice of the withholding of consent or approval has been given by Landlord to Tenant (time of the essence), submit such dispute to arbitration in the City of New York under the Expedited Procedures provisions of the Streamlined Arbitration Rules and Procedures of JAMS; provided, however, that with respect to any such arbitration, (i) the arbitrator shall have no right to award damages, (ii) the arbitrator shall have no power to vary or modify the provisions of this Lease and jurisdiction is limited accordingly, (iii) the decision and award of the arbitrator shall be final and conclusive on the parties, (iv) each party shall bear the expense of its own counsel and witnesses in connection with such arbitration, and (v) all fees payable to JAMS for services rendered in connection with the resolution of the dispute shall be paid by the unsuccessful party.

(c) If the applicable provisions of this Lease expressly require that Landlord not unreasonably withhold its consent or approval and the determination of any such arbitration pursuant to paragraph (b) above shall be that Landlord was unreasonable in refusing to (1) give approval under Section 13.5 of this Lease or (2) approve plans and specifications submitted for work to be performed by Tenant in the Premises under Section 8.1(e) and/or Exhibit C, Tenant’s sole remedy arising out of such arbitrator’s determination shall be to proceed on the basis that the requested consent or approval has been given.

20.3 QUIET ENJOYMENT. Landlord agrees that so long as an Event of Default shall not have occurred and then be continuing, Tenant shall and may peaceably hold and enjoy the Premises during the term of this Lease, without interruption or disturbance from Landlord or persons claiming through or under Landlord, subject, however, to the terms of this Lease and to the terms and conditions of the Condominium Documents and all Underlying Leases and all mortgages which now or hereafter affect the Premises. This covenant shall be construed as running with the Unit to and against subsequent owners and successors in interest, and is not, nor shall it operate or be construed as, a personal covenant of Landlord, except to the extent of Landlord’s interest in the Unit, and this covenant and any and all other covenants of Landlord contained in this Lease shall be binding upon Landlord and upon such subsequent owners and successors in interest of Landlord’s interest under this Lease, to the extent of their respective interests in the Unit, as and when they shall acquire same and then only for so long as they shall retain such interest, provided that nothing herein shall be construed to release any landlord from liability arising during the period of such landlord’s ownership.

20.4 SURRENDER.

(a) No act or thing done by Landlord during the Lease Term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid, unless in writing signed by Landlord. No employee of Landlord or of Landlord’s agents shall have any power to accept the keys of the Premises prior to the termination of this Lease; provided, however, that the foregoing shall not apply to the delivery of keys to Landlord or its agents in its (or their) capacity as managing agent or for purpose of emergency access. In any event, however, the delivery of keys to any employee of Landlord or of Landlord’s agents shall not operate as a termination of this Lease or a surrender of the Premises.

(b) Upon the expiration or earlier termination of the Lease Term, or upon any re-entry by Landlord of the Premises, Tenant shall quit and surrender the Premises to Landlord vacant, broom clean and in good order, condition and repair, except for ordinary wear and tear, damage by fire or other casualty, if any, and other conditions requiring repair, if any, which are not the obligation of Tenant to repair under the terms of this Lease, and Tenant shall remove all of Tenant’s Property therefrom and shall restore the Premises to the extent required under any of the other provisions of this Lease. Tenant shall repair any damage to the Premises occasioned by the removal by Tenant or any person claiming under Tenant of any of Tenant’s Property and any Specialty Alterations required to be removed pursuant to this Lease. Tenant’s obligations pursuant to this paragraph shall survive the expiration or sooner termination of the Lease Term. Tenant expressly waives, for itself and for anyone claiming through or under Tenant, any rights which Tenant may have under the provisions of Section 2201 of the New York Civil Practice Law and Rules and of any successor law of like import then in force in connection with any holdover summary proceedings which Landlord may institute to enforce the foregoing provisions of this paragraph.

20.5	BROKERS.

(a) Tenant warrants and represents that Tenant has not dealt with any broker in connection with the consummation of this Lease other than the Brokers; and in the event any claim is made against Landlord by any other broker or agent alleging dealings with Tenant, Tenant shall defend Landlord against such claim, using counsel approved by Landlord, such approval not to be unreasonably withheld, and save harmless and indemnify Landlord on account of any loss, cost, damage and expense (including, without limitation, reasonable attorneys’ fees and disbursements) which may be suffered or incurred by Landlord by reason of such claim.

(b) Landlord warrants and represents that Landlord has not dealt with any broker in connection with the consummation of this Lease other than the Brokers; and in the event any claim is made against Tenant by any broker or agent alleging dealings with Landlord (including the Brokers), Landlord shall defend Tenant against such claim, using counsel approved by Tenant, such approval not to be unreasonably withheld, and save harmless and indemnify Tenant on account of any loss, cost, damage and expense (including, without limitation, reasonable attorneys’ fees and disbursements) which may be suffered or incurred by Tenant by reason of such claim. Landlord agrees that it shall be solely responsible for the payment of brokerage commissions to the brokers, persons or firms designated in Section 1.2 hereof.

20.6 INVALIDITY OF PARTICULAR PROVISIONS. If any term or provision of this Lease, or the application thereof to any person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

20.7 PROVISIONS BINDING, ETC. The obligations of this Lease shall run with the Land, and except as herein otherwise provided, the terms hereof shall be binding upon and shall inure to the benefit of the successors and assigns, respectively, of Landlord and Tenant and, if Tenant shall be an individual, upon and to his heirs, executors, administrators, successors and assigns. Each term and each provision of this Lease to be performed by Tenant shall be construed to be both a covenant and a condition. The reference contained herein to successors and assigns of Tenant is not intended to constitute a consent to assignment by Tenant, but has reference only to those instances in which Landlord may hereafter give consent to a particular assignment as required by the provisions of Article 13 hereof and to those instances in which Tenant may assign this Lease without Landlord’s consent in accordance with the provisions of Article 13 hereof. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any law to the contrary.

20.8 MEMORANDUM OF LEASE. Each party hereby agrees, at the request of the other, to execute, acknowledge and deliver a memorandum (together with any transfer tax forms which may be required in connection therewith) with respect to this Lease sufficient for recording against Units 1 and 2, setting forth the matters required to be set forth pursuant to Section 291-c of the New York Real Property Law (but in no event setting forth the rent or other charges payable by Tenant hereunder), including Tenant’s rights under Article 22 hereof, and reasonably satisfactory to Landlord’s and Tenant’s attorneys. Such memorandum shall not in any circumstance be deemed to change, or be deemed a construction of this Lease, or, in the event of a conflict, control or otherwise affect any of the terms of this Lease. Tenant agrees not to record this Lease (whether directly or indirectly) or any other document related hereto other than any such memorandum. Tenant further agrees, at the request of Landlord upon the expiration or earlier termination of this Lease, to execute, acknowledge and deliver to Landlord an instrument in recordable form evidencing such expiration or termination of this Lease and the termination of the effectiveness of any memorandum thereof, in form reasonably satisfactory to Landlord.

20.9 NOTICES. Whenever, by the terms of this Lease, any notice, demand, request, approval, consent or other communication (each of which shall be referred to as a “Notice”) shall or may be given either to Landlord, the Board or Tenant, such Notice shall be in writing and shall be deemed sufficiently given or rendered if (i) sent by certified or registered United States mail, postage prepaid, return receipt requested, or (ii) sent by reputable overnight delivery service, such as UPS or FedEx providing for a receipted delivery, as follows:

(i) If intended for Landlord, addressed to Landlord at the Present Mailing Address of Landlord set forth on the first page of this Lease (or to such other address or addresses as may from time to time hereafter be designated by Landlord by like notice), Attention: Robert E. Selsam, with a copy to:

Sym Real Estate Law LLC

442 Marrett Road, Suite 5

Lexington, MA 02421

Attention: John A. Sym, Esq.

(ii) If intended for Tenant, addressed to Tenant at the Present Mailing Address of Tenant set forth on the first page of this Lease until the date that Tenant occupies the Premises for the conduct of its business, and thereafter at the Premises (or to such other address or addresses as may from time to time hereafter be designated by Tenant by like notice), Attention: David A. Barnett, Managing Attorney.

(iii) If intended for the Board, addressed to the Board at c/o Boston Properties Limited Partnership, 599 Lexington Avenue, Suite 1800, New York, New York 10022.

A Notice shall be deemed to have been given upon receipt or rejection. Any Notice to be given by any party may be given by such party’s attorney. Notwithstanding anything to the contrary contained herein, rent bills and statements regarding Taxes and Operating Expenses shall be deemed sufficiently given or rendered if sent by regular United States mail.

20.10 WHEN LEASE BECOMES BINDING. Employees or agents of Landlord have no authority to make or agree to make a lease or any other agreement or undertaking in connection herewith. The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of, or option for, the Premises, and this document shall become effective and binding only upon the execution and delivery hereof by both Landlord and Tenant. All negotiations, considerations, representations and understandings between Landlord and Tenant are incorporated herein and may be modified or altered only by written agreement between Landlord and Tenant, and no act or omission of any employee or agent of Landlord shall alter, change or modify any of the provisions hereof.

20.11 HEADINGS. The Article and Section headings throughout this Lease and the Table of Contents hereof are for convenience and reference only, and the words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction or meaning of the provisions of this Lease.

20.12 SUSPENSION OF SERVICES. Landlord reserves the right to interrupt, curtail or suspend the services required to be furnished by Landlord under Section 7.3 and Exhibit D when the necessity therefor arises by reason of accident, repairs, emergency, mechanical breakdown or governmental preemption or restriction, or when required by any law, order or regulation of any Federal, State, County or municipal authority, or as the result of the making by Landlord or the Board of any additions, improvements or installations in the Unit or the Building or for any cause beyond the reasonable control of Landlord. Except in the event of emergency, Landlord shall give Tenant reasonable prior notice of such interruption, curtailment or suspension and Landlord shall use reasonable diligence to complete or cause to be completed all required repairs or other necessary work as quickly as reasonably possible so that Tenant’s inconvenience resulting therefrom may be for as short a period of time as circumstances will reasonably permit. Except as otherwise expressly set forth in this Lease, no diminution or abatement of rent or other compensation shall or will be claimed by Tenant as a result of, nor shall this Lease or any of the obligations of Tenant or Landlord be affected or reduced by reason of, any such interruption, curtailment or suspension.

20.13 RULES AND REGULATIONS.

(a) Subject to the provisions of this Section 20.13, Tenant shall observe and comply with, and to cause its servants, employees, agents, visitors, licensees and sublessees to comply with, the Rules and Regulations set forth in Exhibit E hereto. Landlord and/or the Board shall have the right, from time to time during the term of this Lease, to make reasonable non-discriminatory changes in, and additions to, the rules and regulations set forth in Exhibit E provided that such changes or additions

(i) shall be similar to rules and regulations of comparable Class A office buildings,

(ii) shall not apply to matters other than matters similar to those covered in the rules and regulations set forth in Exhibit E,

(iii) do not unreasonably interfere with the use of the Premises by Tenant or the conduct of Tenant’s regular business, and

(iv) do not increase Tenant’s monetary obligations, increase Tenant’s non-monetary obligations or reduce Tenant’s rights by more than a de minimis extent.

Said rules and regulations, as changed in accordance with this Section from time to time, are hereinafter called the “Rules and Regulations.” Any conflict between the Rules and Regulations and the Lease shall be governed by the Lease.

(b) The right to dispute the reasonableness of any change in the Rules and Regulations upon Tenant’s part shall be deemed waived unless the same is asserted by service of a notice upon Landlord within sixty (60) days after notice is given to Tenant of the adoption of any such change.

(c) Nothing in this Lease shall be construed to impose upon Landlord or the Board any duty or obligation to enforce the Rules and Regulations or terms, covenants or conditions in any other lease against any other tenant unless such failure to enforce has a material adverse effect on Tenant’s rights under this Lease. Notwithstanding the foregoing, Landlord shall not enforce against Tenant any Rules and Regulations which Landlord shall not then be enforcing generally against a majority of other office tenants in the Building. Neither Landlord nor the Board shall be liable to Tenant for violation of the Rules and Regulations or of any other lease by other tenants or occupants of the Building, or their servants, agents, visitors or licensees. In the event of any conflict between the Rules and Regulations set forth on Exhibit E and the provisions of this Lease, the provisions of this Lease shall prevail. Landlord shall not unreasonably withhold any consent or approval required by the Rules and Regulations.

20.14 DEVELOPMENT RIGHTS. Tenant hereby expressly and irrevocably waives any and all right(s) it may have in connection with any zoning lot merger or transfer of development rights with respect to the Premises, the Unit, the Building or the Land including, without limitation, any rights it may have to be a party to, to contest, or to execute, any Declaration of Restrictions (as such term is defined in Section 12-10 of the Zoning Resolution of the City of New York effective December 15, 1961 and as subsequently amended) with respect to the Premises, the Unit, the Building or the Land, which would cause the Premises to be merged with or unmerged from any other zoning lot pursuant to such Zoning Resolution or to any document of a similar nature and purpose, and Tenant agrees that this Lease shall be subject and subordinate to any Declaration of Restrictions or any other document of similar nature and purpose now or hereafter affecting the Unit, the Building or the Land. Landlord represents and covenants that such documents shall not adversely affect Tenant’s use and occupancy of the Premises for office purposes or uses permitted under Sections 10.1 or 10.2 or Tenant’s access thereto nor decrease Tenant’s rights hereunder or increase Tenant’s obligations hereunder except to a de minimis extent. In confirmation of such subordination and waiver, Tenant shall execute and deliver promptly any certificate or instrument that Landlord reasonably may request.

20.15 ESTOPPEL CERTIFICATES. Each party agrees, at any time and from time to time, as reasonably requested by the other party, upon not less than ten (10) Operating Days’ prior notice,

to execute and deliver to the other a written certified statement executed and acknowledged by an appropriate individual representing such party (a) stating that this Lease is then in full force and effect and has not been modified (or if modified, setting forth all modifications), (b) setting forth the then Annual Fixed Rent and Additional Rent, (c) setting forth the date to which the Annual Fixed Rent, Additional Rent and other charges, if any, have been paid, (d) stating whether or not, to the best knowledge of the signatory, the other party is in default under this Lease, and if so, setting forth the specific nature of all such defaults, (e) stating the amount of the security deposit, if any, held by Landlord under this Lease, (f) stating whether there are any subleases affecting the Premises, (g) stating the address of the person to which all notices and communication under this Lease shall be sent, (h) stating the Commencement Date, the Rent Commencement Date and the Expiration Date, (i) if applicable, stating whether or not there are any amounts of contribution by Landlord towards the cost of Tenant’s work not yet advanced to Tenant, (j) stating what portion of the Premises Tenant is in possession and occupancy of pursuant to this Lease, (k) if applicable, all work required to be completed by Landlord in connection with preparing the Premises for Tenant’s initial occupancy has been completed by Landlord, and (l) as to any other matters reasonably requested by the party requesting such certificate. The parties acknowledge that any statement delivered pursuant to this Section 20.15 may be relied upon by others with whom the party requesting such certificate may be dealing, which may, for Landlord, include, without limitation, any purchaser or owner of the Land or the Building, or of Landlord’s interest (directly or indirectly) in the Land or the Building or any Underlying Lease, or by any Mortgagee or Overlandlord, or by any purchaser of the interest of any Mortgagee or Overlandlord (directly or indirectly) in the Land or the Building, or by any prospective or actual sublessee of the Premises or assignee of this Lease, or permitted transferee of or successor to Tenant. Together with its response to each such request hereunder, Tenant shall use reasonable efforts to provide to Landlord a similar written statement certified to Landlord with respect to each sublease or other occupancy agreement from every subtenant and other occupant of the Premises.

20.16 SELF-HELP. If Tenant shall at any time fail to make any payment or perform any act which Tenant is obligated to make or perform under this Lease then Landlord, may, but shall not be obligated so to do, after notice and expiration of any applicable cure period, or without notice to or demand upon Tenant in the case of any emergency, and without waiving or releasing Tenant from any obligations of Tenant in this Lease contained, make such payment or perform such act which Tenant is obligated to make or perform under this Lease in such manner and to such extent as Landlord shall determine, and, in exercising any such rights, pay any reasonably necessary and incidental costs and expenses, employ counsel and incur and pay reasonable attorneys’ fees. All sums so paid by Landlord and all reasonable and necessary costs and expenses of Landlord incidental thereto, together with interest thereon at the Lease Interest Rate, shall be deemed to be Additional Rent and, except as otherwise in this Lease expressly provided, shall be payable to Landlord within thirty (30) days after demand, and Tenant covenants to pay any such sum or sums with interest as aforesaid, and Landlord shall have (in addition to any other right or remedy of Landlord) the same rights and remedies in the event of the nonpayment thereof by Tenant as in the case of default by Tenant in the payment of Annual Fixed Rent.

20.17 HOLDING OVER. If Tenant remains in possession of the Premises after the expiration or other termination of the Lease Term, then, at Landlord’s option, Tenant shall be deemed to be occupying the Premises as a month-to-month tenant only, at a monthly rental equal to the greater of (a) the Applicable Percentage of the Annual Fixed Rent plus any Additional Rent payable hereunder during the last month of the Lease Term and (b) the Applicable Percentage of the then current fixed market rent for the Premises plus any Additional Rent payable hereunder during the last month of the Lease Term, and otherwise on the terms and conditions set forth in this Lease, as far as applicable. The “Applicable Percentage” shall mean one hundred fifty percent (150%) for the first two (2) months of such holdover, and two hundred percent (200%) thereafter. Such month-to-month tenancy may be terminated by Landlord or Tenant, effective as of the last day of any calendar month by delivery to the other of notice of such termination prior to the first day of such calendar month. Landlord waives no rights against Tenant by reason of accepting any holding over by Tenant and Tenant shall defend, indemnify and hold Landlord harmless from and against any and all claims, losses and liabilities for damages resulting from failure to surrender possession upon the Expiration Date, including, without limitation, any claims made by any succeeding tenant and any lost profits, and such obligations shall survive the expiration or sooner termination of this Lease. Notwithstanding the foregoing, provided that Tenant does not hold over in the Premises for more than three (3) months, Landlord hereby waives the right to proceed against Tenant for any claims made by any succeeding tenant, and any other consequential damages relating to or arising from the first (1st) three (3) months of any such holdover by Tenant; it being the intended that if Tenant holds over for more than three (3) months, Tenant shall be liable for any claims made by any succeeding tenant, and any other consequential damages from the commencement of such holdover. The provisions of this Section 20.17 shall not in any way be deemed to (i) permit Tenant to remain in possession of the Premises after the Expiration Date or sooner termination of this Lease, or (ii) imply any right of Tenant to use or occupy the Premises upon expiration or termination of this Lease and the Lease Term, and no acceptance by Landlord of payments from Tenant after the Expiration Date or sooner termination of the Lease Term shall be deemed to be other than on account of the amount to be paid by Tenant in accordance with the provisions of this Section 20.17. Tenant’s obligations under this Section 20.17 shall survive the expiration or earlier termination of this Lease.

20.18 RENT CONTROL. If any of the Annual Fixed Rent or Additional Rent payable under the terms and provisions of this Lease shall be or become uncollectible, reduced or required to be refunded because of the laws and requirements of any public authorities, Tenant shall enter into such agreement(s) and take such other steps (without additional expense to Tenant) as Landlord may request and as may be legally permissible to permit Landlord to collect the maximum rents which from time to time during the continuance of such legal rent restriction may be legally permissible (and not in excess of the amounts reserved therefor under this Lease). Upon the termination of such legal rent restriction, (a) the rent shall become and thereafter be payable in accordance with the amounts reserved herein for the periods following such termination and (b) Tenant shall pay to Landlord, to the maximum extent legally permissible, an amount equal to (i) the rent which would have been paid pursuant to this Lease but for such legal rent restriction, less (ii) the rent actually paid by Tenant during the period such legal rent restriction was in effect.

20.19 COUNTERPARTS. This Lease may be executed in several counterparts, each of which shall be deemed an original, and such counterparts together shall constitute but one and the same instrument.

20.20 ENTIRE AGREEMENT. This Lease (including the Exhibits attached hereto) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior dealings between them with respect to such subject matter, and there are no verbal or collateral understandings, agreements, representations or warranties not expressly set forth in this Lease. No subsequent alteration, amendment, change or addition to this Lease shall be binding upon Landlord or Tenant, unless reduced to writing and signed by the party or parties to be charged therewith.

20.21 NO PARTNERSHIP. The relationship of the parties hereto is that of landlord and tenant and no partnership, joint venture or participation is hereby created.

20.22 SECURITY DEPOSIT.

(a) Upon execution by Tenant of this Lease, Tenant shall furnish to Landlord, at Tenant’s sole cost and expense, a clean, irrevocable and unconditional letter of credit (the “Initial Letter of Credit”) drawn in favor of Landlord substantially in the form attached hereto as Exhibit F. The Initial Letter of Credit shall have a face amount equal to the amount of the Security Deposit and shall be assignable, upon request, to any Overlandlord, Mortgagee or successor to Landlord at no additional charge to Landlord. Any letter of credit that replaces the Initial Letter of Credit delivered hereunder is referred to as a “Replacement Letter”. Any Replacement Letter shall be in a face amount at least equal to the Security Deposit then required hereunder. The Initial Letter of Credit and any Replacement Letter are herein sometimes referred to simply as a “Letter”. Each Letter shall be issued by and drawn on a commercial bank acceptable to Landlord in its reasonable discretion and at a minimum having a long-term issuer credit rating from Standard & Poor’s Professional Rating Service of A or a comparable rating from Moody’s Professional Rating Service. As of the Date of this Lease, Landlord hereby approves First Republic Bank as the issuer of the Initial Letter of Credit. If any issuer’s credit rating is reduced below A, or if the financial condition of such issuer changes in any other materially adverse way, then Landlord shall have the right to require that Tenant obtain from a different issuer a Replacement Letter that complies in all respects with the requirements of this Section within twenty (20) Operating Days following Landlord’s written demand. If the issuer of any Letter held by Landlord is placed into receivership or conservatorship by the Federal Deposit Insurance Corporation or any successor or similar entity then, effective as of the date such receivership or conservatorship occurs, said Letter shall be deemed not to meet the requirements of this Section, and Tenant shall obtain from a different issuer a Replacement Letter that complies in all respects with the requirements of this Section within ten (10) Operating Days following Landlord’s written demand. In any event, Tenant shall, not later than sixty (60) days prior to the expiration of the term of the Initial Letter of Credit or any Replacement Letter, deliver to Landlord a Replacement Letter such that a Letter shall be in effect at all times after the date of this Lease until sixty (60) days beyond the end of the Lease Term, and any extensions or renewals thereof, and thereafter so long as Tenant is in occupancy of any part of the Premises. If Tenant fails to deliver to Landlord a Replacement Letter within the time limits set forth in this Section, Landlord may, without limiting Landlord’s other rights or remedies on account of such failure, draw down the full amount of the existing Letter without notice or demand and retain and apply the proceeds thereof as substitute security subject to the provisions of this Section. Any and all fees or costs charged by the issuer in connection with the issuance, maintenance or transfer of the Letter shall be paid by Tenant. If a Letter is lost, mutilated, stolen or destroyed, Tenant shall cooperate with Landlord to have the Letter replaced (but the cost to replace such Letter shall be borne by Landlord to the extent the Letter is lost, mutilated, stolen or destroyed while in Landlord’s possession). The Security Deposit (whether a Letter, cash or other collateral) will not operate as a limitation on any recovery to which Landlord may be entitled.

(b) During the Lease Term, and thereafter so long as Tenant is in occupancy of any part of the Premises, Landlord shall hold the Letter as security for the performance by Tenant of all obligations on the part of Tenant hereunder. If an Event of Default occurs and is uncured, or if Tenant remains in occupancy of any part of the Premises beyond the expiration of the Lease Term, Landlord shall have the right from time to time, without notice and without prejudice to any other remedy Landlord may have on account thereof, upon presentation of a certificate of demand with respect thereto, to draw upon such Letter and apply any funds so drawn, to Landlord’s damages arising from, or to cure, the Event of Default or holdover by Tenant, whether such damages accrue before or after summary proceedings or other reentry by Landlord. If Landlord shall so apply any funds, Tenant shall immediately restore the Letter to the face amount required hereunder. If after the expiration or earlier termination of the Lease Term (or the applicable extension or renewal period, if any), Tenant has vacated the Premises and there then exists no default by Tenant in any of the terms or conditions hereof, Landlord shall within sixty (60) days return the Letter, or, if applicable, the remaining proceeds thereof, to Tenant (which obligation shall survive the expiration or earlier termination of this Lease). If Landlord conveys Landlord’s interest under this Lease, any Letter or, if applicable, the proceeds thereof, shall be turned over and assigned by Landlord to Landlord’s grantee (or, at Landlord’s election, Tenant shall furnish Landlord’s successor with a new Replacement Letter showing such successor as payee, provided that the original Letter then outstanding shall be simultaneously returned to Tenant). From and after any such transfer, assignment or return, Tenant agrees to look solely to such grantee for proper application of the funds in accordance with the terms of this Section and the return thereof in accordance herewith. No Overlandlord or Mortgagee shall be responsible to Tenant for the return or application of any such Letter, or, if applicable, the proceeds thereof, whether or not it succeeds to the position of Landlord hereunder, unless such Letter shall have been received in hand by, and assigned to, such Overlandlord or Mortgagee.

(c) For purposes hereof, “Reduction Date” shall mean the fifth (5th) anniversary of the Rent Commencement Date; and “Reduction Period” shall mean the Reduction Date and the thirty (30) day period following such Reduction Date. Provided that: (1) during the applicable Reduction Period, no Event of Default (or any monetary or material non-monetary default of Tenant of which Landlord has given Tenant notice) shall then exist and (2) during the Reduction Period, Tenant’s chief financial officer shall certify in writing to Landlord and Tenant shall deliver reasonable evidence that, as of the Reduction Date, the Financial Test is satisfied, then Tenant shall have the right during the Reduction Period to reduce the amount of the Security Deposit (by delivery of a Replacement Letter or an amendment to the existing Letter) to an amount equal to three (3) monthly installments of the initial Annual Fixed Rent payable with respect to each portion of the Premises. Landlord shall cooperate reasonably with Tenant to effect any such reductions of the amount of any Letter (e.g., by returning such Letter upon receipt of a new Letter).

20.23 FINANCIAL STATEMENTS.

(a) Tenant represents and warrants to Landlord that (i) the financial statements of Tenant heretofore delivered to Landlord are true and correct in all material respects and fairly reflect the financial condition and results of operation of Tenant and (ii) as of the date of this Lease, there has been no material adverse change in the condition, financial or otherwise, of Tenant from the date of such financial statements which is reasonably likely to affect Tenant’s ability to perform its obligations hereunder. Except as required by Law or the requirements of any securities, bond or commodities exchange, Landlord shall maintain such statements in confidence, provided that Landlord may disclose the same to any Overlandlord, any Mortgagee, the Board, Landlord’s existing and prospective partners, lenders, accountants, shareholders (but only to the extent Landlord is required to disclose such financial statements to such shareholders pursuant to applicable Law or the requirements of any securities, bond or commodities exchange), investors, purchasers and attorneys, in each case, provided such party or parties have been advised of the confidentiality provisions contained herein and agree in writing to be bound by the same.

(b) Within thirty (30) days following Landlord’s request therefor (but not more than three times during the Lease Term), Tenant shall deliver to Landlord a copy of Tenant’s financial statements for Tenant’s fiscal year just ended, certified by Tenant’s chief financial officer as presenting fairly, in all material respects, the financial condition of Tenant and the results of its operations; provided, however, that if Landlord makes such request between July 1 and September 30 of any calendar year, then Tenant shall be entitled to deliver to Landlord such financial statements within seventy-five (75) days following Landlord’s request therefor. Such statements delivered pursuant hereto may be delivered to and relied upon by the Board and any Overlandlord or Mortgagee. Except as required by Law or the requirements of any securities, bond or commodities exchange, Landlord shall maintain such statements in confidence, provided that Landlord may disclose the same to any Overlandlord, any Mortgagee, the Board, Landlord’s existing and prospective partners, potential purchasers of the Unit, lenders, accountants, shareholders (but only to the extent Landlord is required to disclose such financial statements to such shareholders pursuant to applicable Law or the requirements of any securities, bond or commodities exchange), investors, purchasers and attorneys, in each case, provided such party or parties have been advised of the confidentiality provisions contained herein and agree in writing to be bound by the same.

20.24 GOVERNING LAW, ETC. This Lease shall be governed by the laws of the State of New York applicable to agreements made and to be wholly performed within the State, as the same may from time to time exist. Tenant and Landlord hereby submit to the jurisdiction of all state and federal courts located in the Borough of Manhattan, State of New York, United States of America in connection with any claim or action relating to this Lease and Tenant and Landlord hereby waive any right to assert that such court(s) constitute an inconvenient forum. Tenant represents that it is not entitled to immunity from judicial proceedings and agrees that, in the event Landlord brings any suit, action or proceeding in New York or any other jurisdiction to enforce any obligation or liability of Tenant arising, directly or indirectly, out of or relating to this Lease, no immunity from such suit, action or proceedings will be claimed by or on behalf of Tenant. Landlord represents that it is not entitled to immunity from judicial proceedings and agrees that, in the event Tenant brings any suit, action or proceeding in New York or any other jurisdiction to enforce any obligation or liability of Landlord arising, directly or indirectly, out of or relating to this Lease, no immunity from such suit, action or proceedings will be claimed by or on behalf of Landlord.

20.25 CONDOMINIUM OWNERSHIP.

(a) Tenant acknowledges that it has been provided the opportunity to review, has actual notice of, and will comply by the terms and conditions of each of the following documents (which are collectively referred to, together with the Rules and Regulations, as the “Condominium Documents”):

(i) The Second Amended and Restated Declaration of Condominium dated January 1, 1995, recorded in the Office of the Register of The City of New York in New York County in Reel 2502 at Page 334, as the same may be further amended, restated, supplemented or otherwise modified from time to time (the “Declaration”) establishing that condominium known as “The 399 Park Avenue Condominium” (provided that this Lease shall not be subject or subordinate to any amendments or modifications thereof made after the Date of this Lease which reduce Tenant’s rights or increase Tenant’s obligations hereunder by more than a de minimis extent);

(ii) The Amended and Restated By-Laws of the Condominium, as the same may be further amended, restated, supplemented or otherwise modified from time to time (the “By-Laws”) (provided that this Lease shall not be subject or subordinate to any amendments or modifications thereof made after the Date of this Lease which reduce Tenant’s rights or increase Tenant’s obligations hereunder by more than a de minimis extent); and

(iii) The Building Standards relating to the making of Alterations and improvements adopted by the Board from time to time (the “Building Standards”) (provided that the same shall be commercially reasonable in relation to alterations standards for comparable Class A office buildings in midtown Manhattan).

(b) As of the Date of this Lease, the Condominium consists of two units, namely (i) the Unit and (ii) Unit 2 (as defined in the Declaration). If during the Lease Term the Condominium shall be further subdivided to create more units, or if the Unit shall be merged with another unit or units in the Condominium, the percentage of floor area of the Unit defined as Tenant’s Share in Section 1.2 hereof shall be proportionately adjusted as reasonably determined by Landlord.

(c) If during the Lease Term the real property which is the subject of the Declaration shall no longer be owned in a condominium form of ownership, this Lease shall remain in full force and effect, Tenant shall continue to pay all rent, and Landlord and Tenant shall perform their respective obligations hereunder. If either party reasonably believes that it is necessary to reflect the change in the form of ownership and clarify the terms of this Lease as a result of such conversion in the form of ownership, then Landlord and Tenant shall promptly execute an agreement clarifying their respective obligations under this Lease; provided, however, neither party shall be required to execute any such instrument which would diminish or detract from the rights of such party or expand or enhance the obligations of such party under this Lease.

(d) Landlord shall perform and comply with its obligations as a Unit owner under the Condominium Documents, and shall cause the Board to comply with its obligations under the Condominium Documents, all to the extent the same affect Tenant’s rights or obligations under this Lease. Landlord shall not amend the Condominium Documents in any manner that would adversely affect the rights or obligations of Tenant under this Lease, except to a de minimis extent.

(e) Notwithstanding anything to the contrary contained herein, for so long as Landlord and/or its affiliates shall control the Board, in no event shall Landlord or the Board enforce the Condominium Documents in any manner which would obligate Tenant to comply with any of the provisions of the Condominium Documents to the extent the same would (x) diminish any of Tenant’s rights set forth herein, or (y) expand any of Tenant’s non-monetary obligations set forth herein, except in each case to a de minimis extent or (z) increase any of Tenant’s monetary obligations.

20.26 CONFIDENTIALITY OF LEASE.

(a) Tenant agrees that this Lease and the terms contained herein will be treated as strictly confidential and except as required by Laws or the requirements of any securities exchange applicable to Tenant, Tenant shall not disclose the same to any third party except for Tenant’s partners, lenders, accountants, prospective subtenants and assignees and attorneys who have been advised of the confidentiality provisions contained herein and agree to be bound by the same. In the event Tenant is required by Laws or the requirements of any securities exchange applicable to Tenant to provide this Lease or disclose any of its terms, Tenant shall only disclose portions of the Lease which Tenant is required to disclose and will exercise reasonable efforts to obtain assurance that confidential treatment will be accorded to the information so disclosed.

(b) Landlord agrees that this Lease and the terms contained herein will be treated as strictly confidential and, except as required by Laws or the requirements of any securities exchange applicable to Landlord, Landlord shall not disclose the same to any third party, except that Landlord may disclose the same to any Overlandlord, any Mortgagee, the Board, Landlord’s existing and prospective partners, lenders, accountants, brokers, shareholders (but only to the extent Landlord is required to disclose this Lease and the terms contained herein to such shareholders pursuant to applicable Laws or the requirements of any securities, bond or commodities exchange), investors, purchasers and attorneys, in each case, provided such party or parties have been advised of the confidentiality provisions contained herein and agree in writing to be bound by the same.

20.27 PATRIOT ACT AND EXECUTIVE ORDER 13224.

(a) As an inducement to Landlord to enter into this Lease, Tenant hereby represents and warrants that: (i) Tenant is not, nor is it owned or controlled directly or indirectly by, any person, group, entity or nation named on any list issued by the Office of Foreign Assets

Control of the United States Department of the Treasury (“OFAC”) pursuant to Executive Order 13224 or any similar list or any law, order, rule or regulation or any Executive Order of the President of the United States as a terrorist, “Specially Designated National and Blocked Person” or other banned or blocked person (any such person, group, entity or nation being hereinafter referred to as a “Prohibited Person”); (ii) Tenant is not (nor is it owned or controlled, directly or indirectly, by any person, group, entity or nation which is) acting directly or indirectly for or on behalf of any Prohibited Person; and (iii) from and after the effective date of the above-referenced Executive Order, Tenant (and any person, group, or entity which Tenant controls, directly or indirectly) has not conducted nor will conduct business nor has engaged nor will engage in any transaction or dealing with any Prohibited Person in violation of the U.S. Patriot Act or any OFAC rule or regulation, including, without limitation, any assignment of this Lease or any subletting of all or any portion of the Premises or the making or receiving of any contribution of funds, goods or services to or for the benefit of a Prohibited Person in violation of the U.S. Patriot Act or any OFAC rule or regulation. In connection with the foregoing, it is expressly understood and agreed that (x) any breach by Tenant of the foregoing representations and warranties shall be deemed a default by Tenant under Section 19.1(e) of this Lease and shall be covered by the indemnity provisions of Section 11.1 of this Lease, and (y) the representations and warranties contained in this subsection shall be continuing in nature and shall survive the expiration or earlier termination of this Lease.

(b) As an inducement to Tenant to enter into this Lease, Landlord hereby represents and warrants that: (i) Landlord is not, nor is it owned or controlled directly or indirectly by, any Prohibited Person; (ii) Landlord is not (nor is it owned or controlled, directly or indirectly, by any person, group, entity or nation which is) acting directly or indirectly for or on behalf of any Prohibited Person; and (iii) from and after the effective date of the above-referenced Executive Order, Landlord (and any person, group, or entity which Landlord controls, directly or indirectly) has not conducted nor will conduct business nor has engaged nor will engage in any transaction or dealing with any Prohibited Person in violation of the U.S. Patriot Act or any OFAC rule or regulation, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of a Prohibited Person in violation of the U.S. Patriot Act or any OFAC rule or regulation. In connection with the foregoing, it is expressly understood and agreed that the representations and warranties contained in this subsection shall be continuing in nature and shall survive the expiration or earlier termination of this Lease. Notwithstanding anything contained herein to the contrary, for the purposes of this subsection (b) the phrase “owned or controlled directly or indirectly by any person, group, entity or nation” and all similar such phrases shall not include (x) any shareholder of Boston Properties, Inc., (y) any holder of a direct or indirect interest in a publicly traded company whose shares are listed and traded on a United States national stock exchange or (z) any limited partner, unit holder or shareholder owning an interest of five percent (5%) or less in Boston Properties Limited Partnership or the holder of any direct or indirect interest in Boston Properties Limited Partnership.

ARTICLE 21

OPTION TO EXTEND

21.1 TENANT’S OPTION. Provided that at the time of such exercise (i) there then exists no Event of Default (or any default in the payment of rent or a material non-monetary default of Tenant, in either case of which Landlord has given Tenant notice), (ii) this Lease has not been terminated, and (iii) Original Tenant is in actual occupancy of at least seventy-five percent (75%) of the Premises, Tenant shall have the irrevocable right and option (the “Extension Option”) to extend the Lease Term for, at Tenant’s option, either (x) one (1) extended term of five (5) years or (y) one (1) extended term of ten (10) years (the “Extended Term”). The Extended Term shall commence on the day immediately succeeding the Expiration Date of the initial Lease Term. Tenant shall exercise the Extension Option by giving notice to Landlord of its desire to do so not later than fifteen (15) months prior to the Initial Expiration Date. Provided the conditions set forth in the foregoing clauses (i), (ii) and (iii) shall have been satisfied, the giving of such notice by Tenant shall automatically extend the Lease Term for the Extended Term for the number of years set forth in such notice (i.e., either five (5) or ten (10) years), and no instrument of renewal need be executed. If Tenant’s notice fails to specify whether Tenant elects an Extended Term of five (5) years or ten (10) years, Tenant shall be deemed to have elected an Extended Term of five (5) years. In the event that Tenant fails to give such notice to Landlord, this Lease shall automatically terminate at the end of the initial Lease Term, and Tenant shall have no further option to extend the Lease Term, it being agreed that time is of the essence with respect to the giving of such notice. Notwithstanding the foregoing, Landlord may waive any or all of the conditions set forth in the foregoing clauses (i) and (iii), at its election, by written notice to Tenant at any time. The Extended Term shall be on all the terms and conditions of this Lease, except that during the Extended Term Tenant shall have no further option to extend the Lease Term, and the rent for the Extended Term shall be determined as provided below. The Extension Option is personal to Original Tenant and shall not be transferred, assigned or exercised by any other party.

21.2 EXTENDED TERM RENT. The Annual Fixed Rent for the Extended Term shall be the Fair Market Rent for the Premises as of the commencement of the Extended Term. During the Extended Term, Tenant shall in all events pay Tenant’s Share of Taxes and Operating Expenses as Additional Rent in accordance with Article 6 of this Lease, provided that (i) Base Taxes shall mean the actual Taxes for the Tax Year in which the Extension Term commences occurs and (ii) Base Operating Expenses shall mean the actual Operating Expenses for the Operating Year in which the Extension Term commences.

21.3 EXTENDED TERM RENT DETERMINATION.

(a) If, pursuant to the provisions of Section 21.1 hereof, Tenant has exercised validly the Extension Option, then, for purposes of establishing the Annual Fixed Rent payable by Tenant during the Extended Term under the provisions of Section 21.2 above, the term “Fair Market Rent” shall mean the then current fair market rental value per annum for the Premises as of the commencement of the Extended Term considering all relevant factors. A determination of the Fair Market Rent payable for the Premises during the Extended Term shall be made in the manner described in Sections 21.3(b), (c) and (d) below.

(b) If Tenant shall have exercised the Extension Option, then no later than six (6) months prior to the Expiration Date of the initial Lease Term, Landlord, in a notice given to Tenant, shall specify its initial determination of the Fair Market Rent for the Premises during the Extended Term. If Tenant disagrees with Landlord’s initial determination of the Fair Market Rent for the Premises, then within sixty (60) days after receipt of Landlord’s notice, Tenant shall deliver to Landlord a written notice setting forth Tenant’s determination of the Fair Market Rent for the Premises, which notice may include Tenant’s designation of a Qualified Appraiser (it being agreed that if Tenant fails to deliver such notice to Landlord within such thirty (30) day period, then Landlord’s initial determination of the Fair Market Rent for the Premises shall be binding on Landlord and Tenant for all purposes of this Article 21). If Tenant delivers such notice to Landlord, then either Landlord or Tenant (the “Initiating Party”) may initiate the proceedings for such determination by notice to the other, and by designating in such notice (if not already so designated) the name and address of a commercial real estate broker, consultant or appraiser unaffiliated with the designating party and willing to act in such determination and having at least ten (10) years’ experience in the leasing of Class A office space in Manhattan (hereinafter called a “Qualified Appraiser”). Within ten (10) Operating Days after receipt by the other party (the “Responding Party”) of such notice, the Responding Party, by notice given to the Initiating Party, shall designate the name and address of another Qualified Appraiser willing so to act in such determination. If the Responding Party shall fail, neglect or refuse within said 10-Operating Day period to designate another Qualified Appraiser willing so to act, the Qualified Appraiser designated by the Initiating Party shall alone conduct the determination of the Fair Market Rent for the Premises during the Extended Term. If two (2) Qualified Appraisers have been designated as aforesaid, such Qualified Appraisers shall appoint an additional Qualified Appraiser (the “Third Qualified Appraiser”) who is willing so to act in such determination, and notice of such designation shall be given both to the Initiating Party and to the Responding Party. If the two (2) Qualified Appraisers do not, within a period of ten (10) Operating Days after the appointment of the latter of them, agree upon and designate a Third Qualified Appraiser willing so to act, either Qualified Appraiser previously designated may request the New York Office of the American Arbitration Association to designate a Third Qualified Appraiser willing so to act and a Third Qualified Appraiser so appointed shall, for all purposes, have the same standing and powers as though the Third Qualified Appraiser had been timely appointed by the Qualified Appraisers first appointed. In case of the inability or refusal to serve of any person designated as a Qualified Appraiser, or in case any Qualified Appraiser for any reason ceases to be such, a Qualified Appraiser to fill such vacancy shall be appointed by the Initiating Party, Responding Party, the Qualified Appraisers first appointed or the New York Office of the American Arbitration Association, as the case may be, whichever made the original appointment, or, if the party which made the original appointment fails to fill such vacancy, upon application of any Qualified Appraiser who continues to act or by the Initiating Party, the Responding Party or the New York Office of the American Arbitration Association, and any Qualified Appraiser so appointed to fill such vacancy shall have the same standing and powers as though appointed originally. The resulting board of Qualified Appraisers, forthwith upon their appointment, shall (i) hear the parties to this Lease and their respective witnesses, and each of the parties shall upon the conclusion of their presentation be required to submit a complete statement (the “Fair Market Rent Proposal”) setting forth in detail all of the relevant economic terms of the parties’ proposed determination of the Fair Market Rent (it being understood that Landlord’s and Tenant’s respective proposed determinations may differ from Landlord’s and Tenant’s initial determinations of the Fair Market Rent given to the other party in accordance with the first two (2) sentences of this clause (b) and, in such event, the Qualified Appraisers shall not take into account any determinations of such Fair Market Rent previously given by Landlord or Tenant, as the case may be, to the other party), (ii) examine the records relating to the Building and such other documents and records as may, in their judgment, be necessary and (iii) select in the manner hereinafter provided, the Fair Market Rent for the Premises to become applicable during the Extended Term. In determining the Fair Market Rent for the Premises during the Extended Term, the parties and any Qualified Appraisers shall take into account (A) the presentation of the parties regarding the current fair market rental value of the Premises, (B) Tenant’s payments under this Lease with respect to Taxes and Operating Expenses as provided in Article 6 of this Lease, provided that (i) Base Taxes shall mean the actual Taxes for the Tax Year in which the Extension Term commences and (ii) Base Operating Expenses shall mean the actual Operating Expenses for the Operating Year in which the Extension Term commences, and (C) all other factors relevant to the determination of the fair market rental value of the Premises.

(c) If, pursuant to the preceding provisions, there is only one (1) Qualified Appraiser, the determination of Fair Market Rent for the Premises shall be determined by such sole Qualified Appraiser selecting, in its entirety, without modification, the Fair Market Rent Proposal submitted by either Landlord or Tenant as the Fair Market Rent, whichever such Qualified Appraiser believes most accurately reflects the then current fair market rental value per annum for the Premises. Where, however, there exists a board of three (3) Qualified Appraisers, as is contemplated hereby, then the Fair Market Rent for the Premises shall be determined by majority vote of the board of Qualified Appraisers selecting, in its entirety, without modification, the Fair Market Rent Proposal submitted by either Landlord or Tenant as the Fair Market Rent, whichever such Qualified Appraisers believe most accurately reflects the then current fair market rental value per annum for the Premises.

(d) Each of Landlord and Tenant shall pay the costs and fees of the Qualified Appraiser chosen by it (unless there is only one Qualified Appraiser, in which case Landlord and Tenant shall share the costs and fees of such Qualified Appraiser), and Landlord and Tenant shall share the costs and fees of the Third Qualified Appraiser, if applicable. Each of Landlord and Tenant shall pay the legal fees and expenses of their respective counsel.

21.4 RETROACTIVE ADJUSTMENTS; AMENDMENT.

(a) If, pursuant to the preceding provisions of this Article 21, Fair Market Rent has not been determined as of the date the same is to become effective, Tenant shall pay on account of Annual Fixed Rent the rent specified by Landlord as the Fair Market Rent until such determination is made. If, based upon the final determination of such Fair Market Rent as provided herein, such payments made by Tenant on account of Annual Fixed Rent for the Extended Term were (i) less than the Fair Market Rent as finally determined in accordance with the provisions hereof, Tenant shall pay to Landlord the amount of such deficiency, with interest thereon at the Lease Interest Rate from the respective due dates therefor until paid, within thirty (30) days after final determination of the Fair Market Rent, or (ii) greater than the Fair Market Rent as finally determined in accordance with the provisions hereof, Landlord shall credit the amount of such excess against the next installments of rent due under this Lease, with interest thereon at the Lease Interest Rate from the respective dates of overpayment until credited.

(b) If Tenant shall validly exercise the Extension Option, Landlord and Tenant shall promptly after such election and the determination of the Fair Market Rent enter into an amendment to the Lease incorporating the terms of such leasing pursuant to this Article 21, but failure to do so shall have no effect on Tenant’s agreement to extend the Lease Term for the Extended Term.

ARTICLE 22

INTENTIONALLY DELETED

ARTICLE 23

SUITE B EXPANSION OPTION

23.1 TENANT’S OPTION.

(a) Provided that at the time of such exercise (i) there then exists no Event of Default (or any default in the payment of rent or a material non-monetary default of Tenant, in either case of which Landlord has given Tenant notice), (ii) this Lease has not been terminated, and (iii) Original Tenant is in actual occupancy of at least seventy-five percent (75%) of the Premises, Tenant shall have the irrevocable right and option (the “Suite B Expansion Option”) to add the 32nd Floor Suite B Premises to the Premises by giving written notice (the “Suite B Expansion Election Notice”) to Landlord at least twelve (12) months prior to the Suite B Designated Expansion Date (as hereinafter defined), time of the essence. If Tenant fails to timely give the Suite B Expansion Election Notice to Landlord, Tenant shall have no further option to lease the 32nd Floor Suite B Premises, and Landlord shall be free to lease any or all of the 32nd Floor Suite B Premises to a third party or parties from time to time on such terms and conditions as it may deem appropriate. Notwithstanding the foregoing, Landlord may waive any or all of the conditions set forth in the foregoing clauses (i) and (iii), at its election, by written notice to Tenant at any time. The Suite B Expansion Option is personal to Original Tenant and shall not be transferred, assigned or exercised by any other party.

(b) Landlord shall have the flexibility of delivering possession of the 32nd Floor Suite B Premises within the “Suite B Leeway Period” occurring between thirty-six (36) months and fifty-two (52) months (inclusive) after the Rent Commencement Date. Promptly after entering into an Initial 32nd Floor Suite B Lease (as hereinafter defined), Landlord shall give Tenant notice of the date when, within the Suite B Leeway Period aforesaid, Landlord anticipates that the 32nd Floor Suite B Premises will become available to Tenant (the “Suite B Designated Expansion Date”), but if for any reason Landlord shall fail to notify Tenant of the Suite B Designated Expansion Date at least eighteen (18) months prior to the expiration of the Suite B Leeway Period, then, subject to Section 23.1(c) below, the last day of the Suite B Leeway Period shall be deemed to have been designated by Landlord as the Suite B Designated Expansion Date. The date on which Landlord delivers the 32nd Floor Suite B Premises in accordance with Section 23.2 hereof shall be the “Suite B Expansion Date”.

(c) For purposes hereof, the term “Initial 32nd Floor Suite B Lease” means a lease between Landlord and a third party for the 32nd Floor Suite B Premises entered into after the Date of this Lease for a term expiring prior to the end of the Suite B Leeway Period. Notwithstanding anything to the contrary contained herein, if an Initial 32nd Floor Suite B Lease is terminated on account of the default or bankruptcy of such third party (or if Landlord agrees to accept a surrender of the 32nd Floor Suite B Premises in lieu of terminating such lease on account of an actual or contemplated default or bankruptcy), Landlord shall have the right to accelerate the Suite B Designated Expansion Date to a date specified by Landlord by written notice (the “Landlord’s Suite B Acceleration Notice”) to Tenant, provided, however, that in no event shall such accelerated date be earlier than the date which is twenty-eight (28) months after the Rent Commencement Date. If Landlord desires to accelerate the Suite B Designated Expansion Date as aforesaid, then Landlord shall give Landlord’s Suite B Acceleration Notice at least ninety (90) days in advance thereof and, if (i) Tenant has theretofore exercised the Suite B Expansion Option, then such accelerated date specified by Landlord shall be the Suite B Designated Expansion Date or (ii) if Tenant has not theretofore exercised the Suite B Expansion Option but continues to have the right to do so and desires to do so, Tenant shall give the Suite B Expansion Election Notice to Landlord within fifteen (15) days after Tenant’s receipt of Landlord’s Suite B Acceleration Notice, time of the essence. If Tenant shall not elect to lease the 32nd Floor Suite B Premises within such 15-day period, then, notwithstanding anything to the contrary contained in Section 23.1(a) above, Tenant shall have no further option to lease the 32nd Floor Suite B Premises, and Landlord shall be free to lease any or all of such space to a third party or parties from time to time on such terms and conditions as it may deem appropriate.

(d) Notwithstanding anything to the contrary contained in this Lease, in the event that Landlord is unable to deliver possession of the 32nd Floor Suite B Premises on the Suite B Designated Expansion Date for reasons beyond Landlord’s reasonable control (including the failure of an existing occupant to vacate such space), Landlord shall use reasonable efforts to deliver possession (including litigation to evict any holdover tenant), and the Suite B Expansion Date shall be deemed to be the first (1st) day thereafter that actual possession is so delivered, and, except as set forth in Section 23.1(e) below, any delay in such date shall be Tenant’s sole remedy at law or in equity (Tenant hereby waiving any right to rescind this Lease and/or to recover any damages on account of such delay). The foregoing is intended to be “an express provision to the contrary” under Section 223-a of the New York Real Property Law or any successor statute of similar import.

(e) If the Suite B Expansion Date shall not have occurred on or before the date which is six (6) months after the Suite B Designated Expansion Date (the “Suite B Expansion Outside Date”), which date shall be extended by reason of Force Majeure (excluding the failure of an existing occupant to vacate such space), Tenant shall have the right, as its sole and exclusive remedy, to terminate this Lease solely with respect to the 32nd Floor Suite B Premises by giving notice to Landlord of Tenant’s desire to do so within thirty (30) days after the Suite B Expansion Outside Date (as the same may have been so extended) and, upon the giving of such notice, this Lease and the Lease Term solely with respect to the 32nd Floor Suite B Premises shall cease and come to an end without further liability or obligation on the part of either party, unless, within thirty (30) days after Landlord receives such notice, Landlord shall cause the Suite B Expansion Date to occur.

(f) Provided that the conditions set forth in Section 23.1(a)(i), (ii) and (iii) as conditions to the 32nd Floor Suite B Premises becoming part of the Premises continue to be applicable (or, in the case of Section 23.1(a)(i) and (iii), have been waived in writing by Landlord at its election), the 32nd Floor Suite B Premises shall be added to and become a part of the Premises for all purposes of this Lease for a term commencing on the Suite B Expansion Date and expiring on the Expiration Date.

23.2 DEMISE AND CONDITION. Upon regaining possession of the 32nd Floor Suite B Premises from the current tenant, Landlord shall construct the 32nd Floor Suite B Premises as a pre-built suite with a commercially reasonable layout and with the intent of entering into an Initial 32nd Floor Suite B Lease prior to delivering the 32nd Floor Suite B Premises to Tenant pursuant to this Article 23. Provided that (a) Tenant delivers to Landlord a schedule of finishes for the 32nd Floor Suite B Premises (“Tenant’s Suite B Finishes”) no later than July 1, 2012, (b) Tenant pays to Landlord, within fifteen (15) days after notice from Landlord thereof accompanied by reasonable back-up information, fifty percent (50%) of the estimated Suite B Excess Cost (as hereinafter defined), if any, and (c) Tenant’s Suite B Finishes shall not, in Landlord’s reasonable discretion exercised in good faith, adversely affect the leasing price or lease-up period for the 32nd Floor Suite B Premises, Landlord shall construct such pre-built suite using Tenant’s Suite B Finishes. For purposes hereof, the term “Suite B Excess Cost” means the amount, if any, by which the actual cost to construct a pre-built suite in the 32nd Floor Suite B Premises using Tenant’s Suite B Finishes exceeds Landlord’s budgeted cost to construct a pre-built suite in the 32nd Floor Suite B Premises using a Building Standard installation consistent with Building Standard finishes currently existing on the thirty-eighth (38th) floor at 599 Lexington Avenue, New York, New York. Tenant shall pay the entire balance of the actual final Suite B Excess Cost to Landlord within thirty (30) days after notice thereof from Landlord accompanied by reasonable back-up information. Amounts due from Tenant hereunder shall be deemed to be Additional Rent. If (or to the extent that) Tenant fails to (i) deliver a schedule of Tenant’s Suite B Finishes to Landlord on or before July 1, 2012 or (ii) pay fifty percent (50%) of the estimated Suite B Excess Cost to Landlord within such 15-day period, Landlord shall construct the 32nd Floor Suite B Premises using finishes reasonably chosen by Landlord but at least comparable to the Building Standard finishes currently existing on the thirty-eighth (38th) floor at 599 Lexington Avenue, New York, New York. As long as the 32nd Floor Suite B Premises have been constructed as a pre-built suite in accordance with this Section 23.2, upon the Suite B Expansion Date Tenant shall accept the 32nd Floor Suite B Premises in its then “AS IS” condition, without representation or warranty by Landlord, provided that the 32nd Floor Suite B Premises shall be vacant and broom clean with all Building systems required under this Lease to serve the 32nd Floor Suite B Premises to be operational in accordance with the specifications set forth in this Lease including, without limitation, Exhibit D attached hereto (except for items which are seasonal in nature and elements of Tenant’s work relating to such Building systems), and Landlord shall have no obligation to perform any work or make available any contribution to prepare the 32nd Floor Suite B Premises for Tenant.

23.3	RENT AND SECURITY DEPOSIT.

(a) Commencing on the Suite B Expansion Date, Tenant shall pay Annual Fixed Rent with respect the 32nd Floor Suite B Premises at a Fair Market Rent to be determined in the same fashion as Fair Market Rent for the Premises during the Extended Term is determined, except that (i) Landlord shall specify its determination of the Fair Market Rent for the 32nd Floor Suite B Premises in a notice Landlord shall give to Tenant within thirty (30) days after Landlord’s receipt of Tenant’s notice electing to lease the 32nd Floor Suite B Premises, (ii) Base Taxes shall mean the actual Taxes for the Tax Year in which the Suite B Expansion Date occurs and (iii) Base Operating Expenses shall mean the actual Operating Expenses for the Operating Year in which the Suite B Expansion Date occurs. But for the exceptions contained in the preceding sentence, all other provisions of Article 21 hereof for determining Fair Market Rent for the Premises during an Extended Term shall apply, mutatis mutandis, in respect of a determination of Fair Market Rent for the 32nd Floor Suite B Premises. In addition, Tenant’s Share shall be increased by 0.87% and Tenant shall in all events pay Tenant’s Share of Taxes and Operating Expenses with respect to the 32nd Floor Suite B Premises as Additional Rent in accordance with Section 5.3 and Article 6 of this Lease utilizing the Base Taxes and Base Operating Expenses determined as set forth in the foregoing clauses (ii) and (iii), respectively.

(b) On or prior to the Suite B Expansion Date, time of the essence, Tenant shall increase the Security Deposit to the amount then required under this Lease (i.e., either three or four monthly installments of Annual Fixed Rent for the entire Premises) by delivery of a Replacement Letter or an amendment to the existing Letter, which amount, if appropriate, shall be subject to reduction in the same manner as set forth in Section 20.22(c) hereof.

(c) Promptly after the occurrence of the Suite B Expansion Date, Landlord and Tenant shall execute an instrument confirming the Suite B Expansion Date and such adjustments, but failure to do so shall have no effect on the Suite B Expansion Date or any such adjustments.

ARTICLE 24

SUITE C EXPANSION OPTION

24.1 TENANT’S OPTION.

(a) Provided that at the time of such exercise (i) there then exists no Event of Default (or any default in the payment of rent or a material non-monetary default of Tenant, in either case of which Landlord has given Tenant notice), (ii) this Lease has not been terminated, and (iii) Original Tenant is in actual occupancy of at least seventy-five percent (75%) of the Premises, Tenant shall have the irrevocable right and option (the “Suite C Expansion Option”) to add the 32nd Floor Suite C Premises to the Premises by giving written notice (the “Suite C Expansion Election Notice”) to Landlord at least twelve (12) months prior to the Suite C Designated Expansion Date (as hereinafter defined), time of the essence. If Tenant fails to timely give the Suite C Expansion Election Notice to Landlord, Tenant shall have no further option to lease the 32nd Floor Suite C Premises, and Landlord shall be free to lease any or all of the 32nd Floor Suite C Premises to a third party or parties from time to time on such terms and conditions as it may deem appropriate. Notwithstanding the foregoing, Landlord may waive any or all of the conditions set forth in the foregoing clauses (i) and (iii), at its election, by written notice to Tenant at any time. The Suite C Expansion Option is personal to Original Tenant and shall not be transferred, assigned or exercised by any other party.

(b) Landlord shall have the flexibility of delivering possession of the 32nd Floor Suite C Premises within the “Suite C Leeway Period” occurring between seventy-two (72) months and eighty-four (84) months (inclusive) after the Rent Commencement Date. Promptly after entering into an Initial 32nd Floor Suite C Lease (as hereinafter defined), Landlord shall give Tenant notice of the date when, within the Suite C Leeway Period aforesaid, Landlord anticipates that the 32nd Floor Suite C Premises will become available to Tenant (the “Suite C Designated Expansion Date”), but if for any reason Landlord shall fail to notify Tenant of the Suite C Designated Expansion Date at least eighteen (18) months prior to the expiration of the Suite C Leeway Period, then, subject to Section 24.1(c) below, the last day of the Suite C Leeway Period shall be deemed to have been designated by Landlord as the Suite C Designated Expansion Date. The date on which Landlord delivers the Expansion Space in accordance with Section 24.2 hereof shall be the “Suite C Expansion Date”.

(c) For purposes hereof, the term “Initial 32nd Floor Suite C Lease” means a lease between Landlord and a third party for the 32nd Floor Suite C Premises entered into after the Date of this Lease for a term expiring prior to the end of the Suite C Leeway Period. Notwithstanding anything to the contrary contained herein, if an Initial 32nd Floor Suite C Lease is terminated on account of the default or bankruptcy of such third party (or if Landlord agrees to accept a surrender of the 32nd Floor Suite C Premises in lieu of terminating such lease on account of an actual or contemplated default or bankruptcy), Landlord shall have the right to accelerate the Suite C Designated Expansion Date to a date specified by Landlord by written notice (the “Landlord’s Suite C Acceleration Notice”) to Tenant. If Landlord desires to accelerate the Suite C Designated Expansion Date as aforesaid to a date which is more than three (3) years prior to the beginning of the Suite C Leeway Period, then Landlord shall give Landlord’s Suite C Acceleration Notice at least one hundred twenty (120) days in advance thereof and, if (i) Tenant has theretofore exercised the Suite C Expansion Option, then such accelerated date specified by Landlord shall be the Suite C Designated Expansion Date or (ii) if Tenant has not theretofore exercised the Suite C Expansion Option but continues to have the right to do so and desires to do so, Tenant shall give the Suite C Expansion Election Notice to Landlord within thirty (30) days after Tenant’s receipt of Landlord’s Suite C Acceleration Notice, time of the essence. If Landlord desires to accelerate the Suite C Designated Expansion Date as aforesaid to a date which is three (3) years or less prior to the beginning of the Suite C Leeway Period, then Landlord shall give Landlord’s Suite C Acceleration Notice at least ninety (90) days in advance thereof and, if (A) Tenant has theretofore exercised the Suite C Expansion Option, then such accelerated date specified by Landlord shall be the Suite C Designated Expansion Date or (B) if Tenant has not theretofore exercised the Suite C Expansion Option but continues to have the right to do so and desires to do so, Tenant shall give the Suite C Expansion Election Notice to Landlord within fifteen (15) days after Tenant’s receipt of Landlord’s Suite C Acceleration Notice, time of the essence. If Tenant shall not elect to lease the 32nd Floor Suite C Premises within such 30-day or 15-day period, as appropriate, then, notwithstanding anything to the contrary contained in Section 24.1(a) above, Tenant shall have no further option to lease the 32nd Floor Suite C Premises, and Landlord shall be free to lease any or all of such space to a third party or parties from time to time on such terms and conditions as it may deem appropriate.

(d) Notwithstanding anything to the contrary contained in this Lease, in the event that Landlord is unable to deliver possession of the 32nd Floor Suite C Premises on the Suite C Designated Expansion Date for reasons beyond Landlord’s reasonable control (including the failure of an existing occupant to vacate such space), Landlord shall use reasonable efforts to deliver possession (including litigation to evict any holdover tenant), and the Suite C Expansion Date shall be deemed to be the first (1st) day thereafter that actual possession is so delivered, and, except as set forth in Section 24.1(e) below, any delay in such date shall be Tenant’s sole remedy at law or in equity (Tenant hereby waiving any right to rescind this Lease and/or to recover any damages on account of such delay). The foregoing is intended to be “an express provision to the contrary” under Section 223-a of the New York Real Property Law or any successor statute of similar import.

(e) If the Suite C Expansion Date shall not have occurred on or before the date which is six (6) months after the Suite C Designated Expansion Date (the “Suite C Expansion Outside Date”), which date shall be extended by reason of Force Majeure (excluding the failure of an existing occupant to vacate such space), Tenant shall have the right, as its sole and exclusive remedy, to terminate this Lease solely with respect to the 32nd Floor Suite C Premises by giving notice to Landlord of Tenant’s desire to do so within thirty (30) days after the Suite C Expansion Outside Date (as the same may have been so extended) and, upon the giving of such notice, this Lease and the Lease Term solely with respect to the 32nd Floor Suite C Premises shall cease and come to an end without further liability or obligation on the part of either party, unless, within thirty (30) days after Landlord receives such notice, Landlord shall cause the Suite C Expansion Date to occur.

(f) Provided that the conditions set forth in Section 24.1(a)(i), (ii) and (iii) as conditions to the 32nd Floor Suite C Premises becoming part of the Premises continue to be applicable (or, in the case of Section 24.1(a)(i) and (iii), have been waived in writing by Landlord at its election), the 32nd Floor Suite C Premises shall be added to and become a part of the Premises for all purposes of this Lease for a term commencing on the Suite C Expansion Date and expiring on the Expiration Date. If the 32nd Floor Suite C Premises become part of the Premises and Tenant then leases the entire rentable area of the thirty-second (32nd) floor of the Building, the common corridor of such thirty-second (32nd) floor shall also become part of the Premises.

24.2 DEMISE AND CONDITION. Upon regaining possession of the 32nd Floor Suite C Premises from the current tenant, Landlord shall construct the 32nd Floor Suite C Premises as a pre-built suite with a commercially reasonable layout and with the intent of entering into an Initial 32nd Floor Suite C Lease prior to delivering the 32nd Floor Suite C Premises to Tenant pursuant to this Article 24. Provided that (a) Tenant delivers to Landlord a schedule of finishes for the 32nd Floor Suite C Premises (“Tenant’s Suite C Finishes”) no later than July 1, 2012, (b) Tenant pays to Landlord, within fifteen (15) days after notice from Landlord thereof accompanied by reasonable back-up information, fifty percent (50%) of the estimated Suite C Excess Cost (as hereinafter defined), if any, and (c) Tenant’s Suite C Finishes shall not, in Landlord’s reasonable discretion exercised in good faith, adversely affect the leasing price or lease-up period for the 32nd Floor Suite C Premises, Landlord shall construct such pre-built suite using Tenant’s Suite C Finishes. For purposes hereof, the term “Suite C Excess Cost” means the amount, if any, by which the actual cost to construct a pre-built suite in the 32nd Floor Suite C Premises using Tenant’s Suite C Finishes exceeds Landlord’s budgeted cost to construct a pre-built suite in the 32nd Floor Suite C Premises using a Building Standard installation consistent with Building Standard finishes currently existing on the thirty-eighth (38th) floor at 599 Lexington Avenue, New York, New York. Tenant shall pay the entire balance of the actual final Suite C Excess Cost to Landlord within thirty (30) days after notice thereof from Landlord. Amounts due from Tenant hereunder shall be deemed to be Additional Rent. If (or to the extent that) Tenant fails to (i) deliver a schedule of Tenant’s Suite C Finishes to Landlord on or before July 1, 2012 or (ii) pay fifty percent (50%) of the estimated Suite C Excess Cost to Landlord within such 30-day or 15-day period, as appropriate, Landlord shall construct the 32nd Floor Suite C Premises using finishes reasonably chosen by Landlord but at least comparable to the Building Standard finishes currently existing on the thirty-eighth (38th) floor at 599 Lexington Avenue, New York, New York. As long as the 32nd Floor Suite C Premises have been constructed as a pre-built suite in accordance with this Section 24.2, upon the Suite C Expansion Date Tenant shall accept the 32nd Floor Suite C Premises in its then “AS IS” condition, without representation or warranty by Landlord, provided that the 32nd Floor Suite C Premises shall be vacant and broom clean with all Building systems required under this Lease to serve the 32nd Floor Suite C Premises to be operational in accordance with the specifications set forth in this Lease including, without limitation, Exhibit D attached hereto (except for items which are seasonal in nature and elements of Tenant’s work relating to such Building systems), and Landlord shall have no obligation to perform any work or make available any contribution to prepare the 32nd Floor Suite C Premises for Tenant.

24.3 RENT AND SECURITY DEPOSIT.

(a) Commencing on the Suite C Expansion Date, Tenant shall pay Annual Fixed Rent with respect the 32nd Floor Suite C Premises at a Fair Market Rent to be determined in the same fashion as Fair Market Rent for the Premises during the Extended Term is determined, except that (i) Landlord shall specify its determination of the Fair Market Rent for the 32nd Floor Suite C Premises in a notice Landlord shall give to Tenant within thirty (30) days after Landlord’s receipt of Tenant’s notice electing to lease the 32nd Floor Suite C Premises, (ii) Base Taxes shall mean the actual Taxes for the Tax Year in which the Suite C Expansion Date occurs and (iii) Base Operating Expenses shall mean the actual Operating Expenses for the Operating Year in which the Suite C Expansion Date occurs. But for the exceptions contained in the preceding sentence, all other provisions of Article 21 hereof for determining Fair Market Rent for the Premises during an Extended Term shall apply, mutatis mutandis, in respect of a determination of Fair Market Rent for the 32nd Floor Suite C Premises. In addition, Tenant’s Share shall be increased by 1.03% and Tenant shall in all events pay Tenant’s Share of Taxes and Operating Expenses with respect to the 32nd Floor Suite C Premises as Additional Rent in accordance with Section 5.3 and Article 6 of this Lease utilizing the Base Taxes and Base Operating Expenses determined as set forth in the foregoing clauses (ii) and (iii), respectively.

(b) On or prior to the Suite C Expansion Date, time of the essence, Tenant shall increase the Security Deposit to the amount then required under this Lease (i.e., either three or four monthly installments of Annual Fixed Rent for the entire Premises) by delivery of a Replacement Letter or an amendment to the existing Letter, which amount, if appropriate, shall be subject to reduction in the same manner as set forth in Section 20.22(c) hereof.

(c) Promptly after the occurrence of the Suite C Expansion Date, Landlord and Tenant shall execute an instrument confirming the Suite C Expansion Date and such adjustments, but failure to do so shall have no effect on the Suite C Expansion Date or any such adjustments.

ARTICLE 25

INTENTIONALLY DELETED

ARTICLE 26

ROOF RIGHTS

(a) Subject to the provisions of Article 8 of this Lease, if sufficient space is available (it being understood that space shall not be “available” to the extent Landlord reserves space for other tenants or occupants of the Building), Landlord shall not unreasonably withhold its consent to the installation by Tenant of one or more communications antennae, microwave or satellite dishes, together with related equipment, mountings, and supports (collectively, “Telecommunications Equipment”), on the roof of the Building in an area to be identified by Landlord which is practicable for the operation of Telecommunications Equipment. Landlord shall provide Tenant with a reasonable amount of space on the roof of the Building to install Tenant’s Telecommunications Equipment (but in no event shall the aggregate amount of such space exceed at any point in time twenty-five (25) square feet) and a pathway for two (2) two conduits of two (2) inches each from the Premises to the roof of the Building in connection therewith, subject to the terms of this Article. Tenant acknowledges and agrees that any use of the roof space by Tenant for the installation and operation of Tenant’s Telecommunications Equipment shall be on a non-exclusive basis, except as to that portion of the roof space provided by Landlord to Tenant as aforesaid. Tenant may use the roof space and Telecommunications Equipment solely for Tenant’s own use (and not for resale purposes). The height, diameter, design and installation of the satellite dishes or other Telecommunications Equipment shall be subject to Landlord’s approval, which shall not be unreasonably withheld or delayed. In connection therewith, Landlord shall make available to Tenant reasonable adjacent space for access to the roof space for the construction, installation, maintenance, service, repair, operation and use of Tenant’s Telecommunications Equipment. All work in connection with the installation of Tenant’s Telecommunications Equipment, including core drilling and reinforcing the roof of the Building, if required, shall be performed at Tenant’s sole cost and expense, including the cost of a fire watch and related reasonable, out-of-pocket supervisory costs relating to any core drilling, which shall be performed in such a manner and at such times as Landlord shall reasonably prescribe. References in this Article to the Telecommunications Equipment shall be deemed to include such riser and the electrical and telecommunication conduits therein. Subject to Section 8.3(d) of this Lease, there shall be no charge for the installation and use by Tenant of Tenant’s Telecommunications System pursuant hereto.

(b) Tenant shall use and maintain Tenant’s Telecommunications Equipment so as not to cause any damage to or interference with (i) the operation of the Building or Building systems or (ii) any Telecommunications Equipment installed on the roof space by licensees, occupants and other tenants in the Building prior to the installation of Tenant’s Telecommunications Equipment. The installation of any Telecommunications Equipment shall constitute a Specialty Alteration and shall be performed at Tenant’s sole cost and expense

(including any costs and expenses in connection with reinforcing the roof of the Building, if required) in accordance with and subject to the provisions of Article 8. All of the provisions of this Lease shall apply to the installation, use and maintenance of Tenant’s Telecommunications Equipment, including all provisions relating to compliance with Laws (including all FCC rules and regulations), insurance, indemnity, repairs and maintenance. The roof space and Telecommunications Equipment shall not be used or occupied by others, and the license granted by this Article shall be personal to Original Tenant and shall not be transferred, assigned, sublicensed or exercised by any other party. Tenant’s Telecommunications Equipment shall be treated for all purposes of this Lease as Tenant’s Property.

(c) If any of Tenant’s Telecommunications Equipment interferes with or disturbs Landlord’s use of the roof, including the use by Landlord or other tenants, licensees or occupants of the Building of their Telecommunications Equipment installed prior to the installation of Tenant’s Telecommunications Equipment, or the operation of the Building or the Building systems, then following demand by Landlord, Tenant shall promptly relocate all or a portion of the Telecommunications Equipment to another area on the roof designated by Landlord which is practicable for the operation of Telecommunications Equipment. Such relocation shall be at Tenant’s sole cost and expense. If Landlord shall determine, in its reasonable judgment, that any Tenant’s Telecommunications Equipment (i) will cause a health hazard or danger to property, (ii) will not be in accordance with applicable Laws, or (iii) interferes with or disturbs Landlord’s use of the roof, including the use by Landlord or other tenants or occupants of the Building of data transmission equipment thereon installed prior to the installation of Tenant’s Telecommunications Equipment, or the operation of the Building or the Building Systems, then, if Tenant is unable to promptly cause such Telecommunications Equipment to comply with such Laws, abate such health hazard, danger to property or interference, Tenant, at its sole cost and expense, shall remove such Telecommunications Equipment from the roof of the Building and, Tenant may, at Tenant’s option, but subject to Landlord’s approval as provided in (a) above, replace such Telecommunications Equipment with Telecommunications Equipment which complies with such Laws and/or does not cause such health hazard, danger to property or interference. Notwithstanding the foregoing, Landlord may at its option, at any time during the Term after reasonable prior notice to Tenant (except in the event of an emergency) require Tenant, using Landlord’s roofing contractor and any other contractors reasonably required by Landlord, to relocate Tenant’s Telecommunications Equipment to another area on the roof designated by Landlord which is practicable for the operation of Telecommunications Equipment, at Landlord’s sole cost and expense. Any such relocation shall be done with the least practicable interference with Tenant’s use of Tenant’s Telecommunications Equipment, it being understood that the foregoing shall in no event require the use of “overtime” unless such work will materially interfere with Tenant’s business operations in the Premises.

(d) If during the Lease Term, Tenant shall cease to use any Tenant’s Telecommunications Equipment located on the roof of the Building for a period of time in excess of two (2) years, Tenant shall, at its sole cost and expense, remove such Telecommunications Equipment from the roof of the Building within ninety (90) days after receipt of notice from Landlord to so remove such Telecommunications Equipment, and Tenant shall have no further rights to use any space on the roof of the Building under this Article 23.

(e) Other than as set forth in this Article, Landlord shall not have any obligations with respect to Tenant’s Telecommunications Equipment or compliance with any Laws (including the obtaining of any required permits or licenses, or the maintenance thereof) relating thereto. Landlord makes no representation that Tenant’s Telecommunications Equipment will be permitted by Laws or be able to receive or transmit communication signals without interference or disturbance (whether or not by reason of the installation or use of similar equipment by others on the roof) and Tenant agrees that Landlord shall not be liable to Tenant therefor.

(f) Tenant shall (i) be solely responsible for any damage caused as a result of the use of Tenant’s Telecommunications Equipment, (ii) promptly pay any tax, license, permit or other fees or charges imposed pursuant to any Laws or insurance requirements relating to the installation, maintenance or use of such Telecommunications Equipment, (iii) promptly comply with all precautions and safeguards reasonably required by Landlord’s insurance company and all governmental authorities, and (iv) perform all necessary repairs or replacements to, or maintenance of, such Telecommunications Equipment, provided, however, that if Tenant’s failure to so repair, replace or maintain such Telecommunications Equipment jeopardizes the property of Landlord or any other tenant located on the roof or within the Building, Landlord may, at Landlord’s option and after ten (10) days’ notice to Tenant (except in an emergency), elect to perform such repairs, replacements or maintenance at Tenant’s sole cost and expense.

(g) Tenant acknowledges and agrees that the privileges granted Tenant under this Article shall not, now or at any time after the installation of Tenant’s Telecommunications Equipment, be deemed to grant Tenant a leasehold or other real property interest in the Building or any portion thereof, including the Building’s roof. The license granted to Tenant in this Article shall automatically terminate and expire upon the expiration or earlier termination of this Lease (including extensions or renewals) and the termination of such license shall be self-operative and no further instrument shall be required to effect such termination. Notwithstanding the foregoing, upon request by Landlord, Tenant, at Tenant’s reasonable expense, shall promptly execute and deliver to Landlord, in recordable form, any certificate or other document reasonably required by Landlord confirming the termination of Tenant’s right to use the roof of the Building.

(h) Tenant, at Tenant’s sole cost and expense, shall paint or otherwise obtain and maintain Tenant’s Telecommunications Equipment in white or such other color as Landlord shall determine (other than the antenna itself if paint would interfere with the operation of same, or if the same is not reasonably available in the color specified by Landlord) and shall install such lightning rods, air terminals or screening on or about Tenant’s Telecommunications Equipment as Landlord may reasonably require.

[Signatures appear on the next page]

EXECUTED in one or more counterparts by persons or officers hereunto duly authorized on the Date set forth in Section 1.2 above.

LANDLORD:

BP 399 PARK AVENUE LLC

By:	/s/ Robert E. Selsam
Name: Robert E. Selsam Title: Vice President

TENANT:

EPOCH INVESTMENT PARTNERS, INC.

By:	/s/ William W. Priest
Name: William W. Priest Title: Chief Executive Officer

Solely as to Section 11.12:

THE 399 PARK AVENUE CONDOMINIUM

By:	Its Board of Managers

By:	/s/ Robert E. Selsam
Name: Robert E. Selsam Title: President

EXHIBIT A

Land

ALL that certain plot, piece or parcel of land, situate, lying and being in the Borough of Manhattan, City, County and State of New York, bounded and described as follows:

BEGINNING at the corner formed by the intersection of the northerly side of 53rd Street with the easterly side of Park Avenue; running thence easterly along the northerly side of 53rd Street 405 feet to the corner formed by the intersection of the northerly side of 53rd Street with the westerly side of Lexington Avenue;

thence northerly along the westerly side of Lexington Avenue 200 feet 10 inches to the corner formed by the intersection of the westerly side of Lexington Avenue with the southerly side of 54th street;

thence westerly along the southerly side of 54th Street, 405 feet to the corner formed by the intersection of the southerly side of 54th Street with the easterly side of Park Avenue;

thence southerly along the easterly side of Park Avenue 200 feet 10 inches to the corner formed by the intersection of the easterly side of Park Avenue with the northerly side of 53rd Street at the point or place of BEGINNING.

A-1

EXHIBIT B

Premises

The portion of the Building demised to Tenant pursuant to the Lease (the “Premises”) shall mean the 31st Floor Premises and the 32nd Floor Suite A Premises, and, if leased by Tenant pursuant to the terms of this Lease, the 32nd Floor Suite B Premises and/or the 32nd Floor Suite C Premises, all as shown on the floor plans annexed to this Exhibit B and forming a part hereof, in each case within the outside walls of the Building, excluding the area occupied by Building stairs, fire towers, elevator shafts, core lavatories, flues, vents, stacks, pipe shafts and vertical ducts, with their enclosing walls (but including the area occupied by the shafts and machinery for any private elevators, pneumatic tubes, conveyors, mail chutes and the like installed by Tenant, and the interior walls and partitions enclosing such shafts and machinery).

399 Park Avenue

Floor 31

EAST 54TH STREET
PARK AVENUE
LEXINGTON AVENUE
EAST 53RD STREET

Note: All dimensions and conditions are approximate and for information only

Boston Properties

Scale: NTS
Date: May 24, 2011

399 Park Avenue: 32nd Floor

Sub-Divided Layout

Boston Properties

EAST 54TH STREET
EAST 53RD STREET
PARK AVENUE
LEXINGTON AVENUE
A
B
B
C
C
A
WOMEN
MEN
ELEC.
TELE.
SCALE
0
5'
15'
30'
MKDA

EXHIBIT B-1

Rentable Area

The following is a schedule of rentable area (in square feet) of each relevant floor or space in the Building, as agreed by Landlord and Tenant:

FLOOR	RENTABLE AREA
31st Floor Premises	25,097
32nd Floor Suite A Premises	14,376
32nd Floor Suite B Premises	4,928
32nd Floor Suite C Premises	5,792

Landlord and Tenant agree that the total rentable area of Unit 1 for purposes of calculating Tenant’s Share is 564,012 square feet.

EXHIBIT C

Work Letter

1. Performance of Work. Tenant shall, at the sole cost and expense of Tenant and subject to the limitations and provisions of this Work Letter and the Lease including, without limitation, Article 4 and Article 8 thereof, perform all work necessary to prepare the Premises for Tenant’s occupancy. In the event of any inconsistency between the provisions of Article 4 or Article 8 of the Lease and this Work Letter with respect to the performance of Tenant’s Work, the provisions of this Work Letter shall control.

2. Preparation of Tenant’s Plans and Specifications. Tenant shall submit to Landlord, for Landlord’s approval (subject to and in accordance with the terms of this Work Letter and Article 8 of the Lease) complete plans, working drawings, specifications and information (collectively, “Plans and Specifications”) necessary to perform Tenant’s Work (as hereinafter defined) where such plans are required pursuant to Article 8.

3. Plan Requirements; Approval by Landlord.

(a) The Plans and Specifications shall be fully detailed and fully coordinated, shall show complete dimensions, shall have designated thereon all points of location and other matters, required to perform or let contracts for the performance of Tenant’s Work and shall consist of the final plans and specifications (including air conditioning, ventilating, electrical, plumbing and engineering design drawings and specifications) prepared by Tenant’s licensed interior architect or designer and engineer to describe the manner in which Tenant intends to finish the Premises, including any changes thereto from time to time made by Tenant to obtain the approvals or permits required in connection therewith. Each submission shall consist of six (6) complete sets of the relevant plans and specifications. In addition, submissions shall identify changes from the prior submissions. The Plans and Specifications shall comply with and conform to the plans for the Unit, the Building and with all applicable laws, codes and regulations relating to construction of the Unit, the Building and/or the Premises.

(b) Prior to the commencement of Tenant’s Work, the Plans and Specifications shall have been approved in writing by Landlord (subject to and in accordance with the terms of this Work Letter and Article 8 of the Lease), but such approval shall be as to layout only, shall not be deemed to be an approval of the legality or the cost of Tenant’s Work or the Plans and Specifications. The Plans and Specifications shall not be changed or modified by Tenant after such approval by Landlord without the further approval in writing by Landlord (subject to and in accordance with the terms of this Work Letter and Article 8 of the Lease). Landlord will not unreasonably withhold its approval of the Plans and Specifications or any change or modification thereof (subject to and in accordance with the terms of this Work Letter and Article 8 of the Lease).

4. Work Letter Definitions. As used in this Exhibit C (this “Work Letter”), all capitalized terms have the same meanings as defined in the Lease. In addition, the following terms have the following respective meanings:

(a) “notice” shall, as used in this Work Letter only, and notwithstanding the general provisions of Section 20.9 of the Lease, mean any letter, memorandum or other written communication which is either mailed to Landlord or Tenant, as the case may be (by registered or certified mail, return, receipt requested or FedEx), or is actually delivered to Landlord’s Construction Representative or to Tenant’s Construction Representative at the Present Mailing Address of Landlord or Tenant or at the Premises. Any such notice shall be deemed to have been, given when received by mail or FedEx or when delivered to Landlord’s Construction Representative or to Tenant’s Construction Representative, as the case may be;

(b) “Tenant’s Architect” shall mean the person or entity lawfully licensed to practice architecture, which has prepared and stamped the Plans and Specifications;

(c) “Tenant’s Cost” shall mean the total of the actual out-of-pocket hard costs of work done or caused to be done by Tenant and its contractors, suppliers and work forces for materials and labor in connection with the performance of Tenant’s Work and any other Alterations permitted under Article 8 of the Lease and performed by Tenant in or to the Premises prior to the Initial Expiration Date (or any repairs of a capital nature to any of Tenant’s Work or such other Alterations), and soft costs, including architectural, engineering, and filing fees in connection with Tenant’s Work or such other Alterations. In no event shall any portion of Landlord’s Contribution be used to pay for expenses other than those incurred in connection with the performance of Tenant’s Work and any other Alterations permitted under Article 8 of the Lease and performed by Tenant in or to the Premises prior to the Initial Expiration Date (it being agreed that moving expenses or costs incurred for the purchase of furniture shall not be deemed to have been incurred in connection with the performance of Tenant’s Work or such other Alterations).

(d) “Tenant’s Work” shall mean all materials and work necessary to finish the Premises for Tenant’s initial occupancy, including built-in furniture, cabling, carpeting and painting.

5. Intentionally deleted.

6. Performance of the Work; Tenant’s Cost.

(a) Tenant shall promptly commence and diligently prosecute the performance of Tenant’s Work in accordance with Tenant’s approved Plans and Specifications therefor and Tenant shall abide by the Building Standards, subject to Section 20.25 of the Lease. Tenant’s Work shall be completed at Tenant’s sole cost and expense subject to payment of Landlord’s Contribution subject to the terms hereof.

(b) Except with respect to Tenant’s Work which involves or in any way affects the HVAC, plumbing, electrical, life safety, proprietary or other systems of the Unit or the Building, Tenant shall perform all of Tenant’s Work through its own employees or contractors.

(c) Upon completion of Tenant’s Work, Tenant shall deliver to Landlord (i) an architect’s certificate from Tenant’s Architect certifying that Tenant’s Work has been substantially completed in accordance with the approved Plans and Specifications, (ii) three (3)

complete “as built” sets of Tenant’s Plans and Specifications prepared on an AutoCAD Computer Assisted Drafting and Design System (or such other system or medium reasonably approved by Landlord and generally used in the industry) using naming conventions issued by the American Institute of Architects in June, 1990 (or such other naming conventions as Landlord may reasonably accept) and magnetic computer media of such record drawings and specifications, translated into in a format compatible with AutoCAD Release 2000 or later or another format reasonably acceptable to Landlord and (iii) final lien waivers from all contractors and subcontractors covering their respective work and materials in connection with Tenant’s Work.

7. Landlord’s Contribution. Landlord agrees to pay to Tenant (or at Tenant’s election, to Tenant’s contractor), as a contribution towards Tenant’s Cost an amount not to exceed Sixty-Five and 00/100 Dollars ($65.00) per rentable square foot of the Initial Premises (“Landlord’s Contribution”). In no event shall any portion of Landlord’s Contribution be used to pay for Tenant’s Property. Prior to the commencement of Tenant’s Work or any other Alteration with respect to which Tenant seeks reimbursement from Landlord’s Contribution, Tenant shall provide to Landlord a reasonable estimate of Tenant’s Cost. In the event that Landlord’s Contribution is not exhausted by Tenant prior to the fifth (5th) anniversary of the Commencement Date (as extended by Force Majeure), Tenant shall not be entitled to any cash payment or to any credit or set-off with respect to rent, subsequent Tenant’s Costs, or any other monetary obligation of Tenant to Landlord.

8. Payment. Subject to the provisions hereof, all payments to be made by Landlord to Tenant in accordance with the provisions of this Exhibit C shall be disbursed to Tenant within twenty (20) days after receipt by Landlord of requisitions from Tenant setting forth in detail the amount of Tenant’s Costs covered in such requisitions; provided, however, in no event shall Landlord be required to disburse any portion of Landlord’s Contribution prior to the date on which Tenant delivers the Initial Letter of Credit to Landlord. All requisitions for payment presented to Landlord as provided hereunder shall (a) be marked “Approved for Payment,” and be countersigned by Tenant or Tenant’s Construction Representative; (b) include a complete description of Tenant’s Work (or any other Alteration with respect to which Tenant seeks reimbursement from Landlord’s Contribution) theretofore completed, and submission of complete and executed AIA forms G-702 and G-703, if applicable; and (c) with the exception of the first requisition, be accompanied by partial waivers of lien from all contractors, subcontractors, material suppliers and others covering all work and materials which were the subject of previous progress payments by Landlord and Tenant (provided that, if Tenant has delivered to Landlord a partial lien waiver from its general contractor, Tenant shall not be obligated to deliver partial lien waivers with respect to any subcontractor(s) holding a subcontract having a value of not more than $25,000). If Tenant’s Cost, as reasonably estimated, is equal to or less than Landlord’s Contribution, then, subject to retainage as hereinafter described, the amount of each disbursement of Landlord’s Contribution shall be equal to the approved amount of Tenant’s Costs covered by the requisition. If Tenant’s Cost, as reasonably estimated, exceeds Landlord’s Contribution, then, subject to retainage as hereinafter described, the amount of each disbursement of Landlord’s Contribution shall be determined by multiplying (x) the approved amount of Tenant’s Costs covered by the requisition by (y) a fraction, the numerator of which shall be Landlord’s Contribution, and the denominator of which shall be Tenant’s Cost. In addition to and without limiting the foregoing, Landlord shall have the right to withhold a ten percent (10%) retainage from each disbursement of Landlord’s Contribution payable hereunder, which retainage shall be paid to Tenant within thirty (30) days after completion of Tenant’s Work (or any other Alteration with respect to which Tenant seeks reimbursement from Landlord’s Contribution) or applicable phase thereof (it being acknowledged that Tenant shall have the right in its sole discretion to perform Tenant’s Work or such other Alterations from time to time in one or more phases) and delivery to Landlord of the items specified in paragraph 6(c) of this Work Letter with respect thereto. Notwithstanding the foregoing, after fifty percent (50%) of Tenant’s Work (or any other Alteration with respect to which Tenant seeks reimbursement from Landlord’s Contribution) shall have been completed and paid for, subject to Landlord’s right to withhold a commercially reasonable retainage as aforesaid, Landlord shall disburse the remainder of Landlord’s Contribution pari passu against Tenant’s Costs simultaneously with Tenant’s payments of Tenant’s Cost. In no event shall Landlord be required to make disbursements of Landlord’s Contribution (i) more frequently than once per month, (ii) prior to Landlord’s approval (where required) of the Plans and Specifications (or the plans and specifications for any other Alteration with respect to which Tenant seeks reimbursement from Landlord’s Contribution, as the case may be) or (iii) while there exists an Event of Default (or any default of Tenant of which Landlord has given Tenant notice).

9. Fire System. Tenant shall be permitted to connect to sufficient points on the Building fire alarm system as required by the layout shown on the Plans and Specifications, subject to Landlord’s reasonable approval of the Plans and Specifications.

10. Insurance. Prior to the commencement of Tenant’s Work, Tenant shall deliver to Landlord a true copy of all insurance policies or certificates of insurance issued in conformity with Article 11 of the Lease bearing notations evidencing the payment of premiums or accompanied by other evidence of such payments satisfactory to Landlord, for the following insurance, which shall name the respective contractor or subcontractor as insured and (except with respect to the workers compensation and disability insurance described in clause (c) below and the builder’s risk insurance described in clause (d) below) Tenant, Landlord and the other Additional Insureds as additional insureds with respect to liability arising out of Tenant’s Work, including, but not limited to, liability to employees of contractor or subcontractors of all tiers, or their personal representatives, heirs and beneficiaries. Such policies shall also (i) provide that the coverage provided thereunder shall be primary and any liability insurance of each additional insured party shall be secondary and non-contributory and (ii) waive any right of subrogation against each additional insured party.

(a) a policy of commercial general liability insurance, on an occurrence basis, issued on a form at least as broad as ISO Commercial General Liability Coverage “occurrence” form CG 00 01 10 01 or another ISO Commercial General Liability “occurrence” form providing equivalent coverage. Such insurance shall include broad form contractual liability coverage, specifically covering, but not limited to, the indemnification obligations undertaken by Tenant in this Lease. The minimum limit of liability of such insurance shall be $5,000,000 per occurrence;

(b) comprehensive form automobile liability and property damage insurance for all owned, non owned and hired vehicles insuring against liability for bodily injury and death and for property damage in an amount not less than $1,000,000 combined single limit, such insurance to contain the so called “occurrence clause”;

(c) workers’ compensation and statutory disability providing statutory New York State benefits for all persons employed in connection with Tenant’s Work at or in connection with the Premises; and statutory employer’s liability;

(d) “all risk” builder’s risk insurance with respect to Tenant’s Work, written on a completed value, non-reporting replacement cost basis. Such insurance shall be in an amount not less than one hundred percent (100%) of the actual replacement value of Tenant’s Work, it being agreed that no omission on the part of a party to request any such determination shall relieve Tenant of its obligation to have such replacement value determined as aforesaid. Such insurance shall contain an acknowledgment by the insurance company that its rights of subrogation have been waived; and

(e) equipment / property insurance.

EXHIBIT D

Landlord’s Services

I.	DEFINITIONS

As used herein or in the body of the Lease, (i) the term “Operating Days” shall mean such Mondays, Tuesdays, Wednesdays, Thursdays and Fridays as do not fall on the days celebrated as New Year’s Day, Martin Luther King Day, Presidents’ Day, Memorial Day, Independence Day, Labor Day, Columbus Day, Thanksgiving Day, the day after Thanksgiving or Christmas Day, or on such other days as may now or hereafter be celebrated as holidays under the contract from time to time in effect between Locals 32B and 32J of the Building Service Employees Union AFL-CIO (or any successor thereto) and the Real Estate Advisory Board of New York, Inc. (or any successor thereto) or on which comparable Class A office buildings in midtown Manhattan are now or hereafter closed; and (ii) the term “Operating Hours” shall mean the hours between 8:00 A.M. and 6:00 P.M. As used in the body of the Lease, the term “Operating Hours” shall mean the hours between 8:00 A.M. and 6:00 P.M. on Operating Days.

II.	CLEANING

A.	Cleaning of office areas, lavatories, main lobby, elevators, building exterior, and windows shall be performed or caused to be performed by Landlord at Landlord’s expense on Operating Days in accordance with the cleaning specifications contained in the contract from time to time in effect between Landlord and the cleaning contractor from time to time engaged by Landlord for the Building. A copy of such specifications as in effect on the date of the prefixed Lease is annexed hereto as Schedule 1. Any future specifications shall not be reduced in any material respect as compared to those set forth in Schedule 1.

B.	If Tenant requires services in excess of those contained in the cleaning contract described above, Tenant shall request same through the cleaning contractor engaged by Landlord and shall be responsible for paying the cost thereof, which costs shall not be materially in excess of the rates for similar services provided by landlords in other Class A office buildings in midtown Manhattan.

C.

Without limiting the provisions of paragraph B above, Tenant shall reimburse Landlord within thirty (30) days after demand for the actual costs charged by the cleaning contractor (a) for extra cleaning work in the Premises required by reason of (i) misuse or neglect on the part of Tenant, its agents, employees, contractors, invitees or subtenants, (ii) use of portions of the Premises for the preparation, serving or consumption of food or beverages, data processing or reproducing operations, private lavatories or toilets or other special purposes requiring greater or more difficult cleaning work than office areas, (iii) unusual quantities of interior glass surfaces or (iv) materials or finishes not included in Landlord’s general cleaning specifications for the Building or (b) for removal from the Premises and the Building of so much of any of Tenant’s refuse or rubbish as shall exceed that ordinarily accumulated daily in ordinary office occupancy (it being understood that, without limitation, garbage or other waste from any cafeteria, lunchroom or other food preparation and/or consumption facilities in the Premises are in excess of ordinary office occupancy). Landlord, its cleaning contractor and their employees shall have access to the Premises after Operating Hours and the free use of light, power and water in the Premises as reasonably required for the purpose of cleaning the Premises. Nothing herein shall prevent Tenant from (A) negotiating directly with the cleaning contractor for the Building in order to prevent extra cleaning work from being performed in the Premises without prior authorization from Tenant and (B) having light cleaning of conference and pantry areas performed by Tenant’s employees.

III.	HEATING. VENTILATING. AIR CONDITIONING

A.	The Premises is equipped with peripheral heat exchange units and a central core heat exchange unit, all of which are connected to the Building’s heating system and water tower in accordance with the specifications for the system installed. Landlord shall provide to such heat exchange units within the Premises the specified heated and cooled water required for the operation of the system in accordance with the design specifications set forth below.

B.	Landlord, at its expense, shall, subject to energy conservation requirements of governmental authorities, furnish heat, ventilation and air-conditioning in the Premises through the HVAC system, as may be required for comfortable occupancy of the Premises during Operating Days. If Tenant shall require heating, ventilation or air-conditioning service at other than during Operating Hours and/or on Operating Days (collectively “Overtime Service”) Landlord shall furnish such Overtime Service upon reasonable advance notice from Tenant, and Tenant shall pay, within thirty (30) days of demand Landlord’s standard hourly charge therefor, which is currently $400.00 per hour per floor and which rate shall be increased annually by a percentage equal to the percentage increase in the CPI (the “Standard Rate”). Notwithstanding the foregoing, if Tenant uses in excess of fifty-two (52) hours of Overtime Service per annum (the number of Overtime Service hours per annum in excess of fifty-two (52) being referred to as “Excess Hours”), the Standard Rate shall be reduced by $20.00 per hour per floor for each successive increment of fifty-two (52) Excess Hours, but never below $200 per hour per floor. For example, if Tenant uses 600 hours of Overtime Service in the first year, the charges per hour per floor for such Overtime Service would be as follows:

for the first 52 hours: $400;

for the next 52 hours: $380;

for the next 52 hours: $360;

for the next 52 hours: $340;

for the next 52 hours: $320;

for the next 52 hours: $300;

for the next 52 hours: $280;

for the next 52 hours: $260;

for the next 52 hours: $240;

for the next 52 hours: $220; and

for the next 80 hours: $200.

C.	Tenant acknowledges that the use of the Premises, or any part thereof, in a manner exceeding the design categories (including occupancy and connected electrical load) specified below for the heat exchange units in or servicing the Premises, or the rearrangement of partitioning which interferes with the normal operation of the HVAC system in or servicing the Premises, may require changes in said HVAC system (including, without limitation, the installation of supplementary HVAC systems in the Premises). Such changes, if desired by Tenant, shall be made by Tenant at its expense as Alterations pursuant to Article 8 of the Lease.

D.	Subject to Landlord’s approval of plans therefor, Tenant shall be permitted to install new supplemental air conditioning units in the Premises as part of Tenant’s Work. If such plans are approved, installation and operation of such units shall be at Tenant’s expense and performed in accordance with Article 8 of the Lease and the Work Letter as part of Tenant’s Work, and shall be subject to payment of the fees specified herein. Landlord shall make available fifty (50) tons of condenser water for Tenant’s supplemental air conditioning units and Tenant shall pay an annual fee to Landlord for condenser water at the rate of $850 per ton, per annum (which rate shall be increased annually by a percentage equal to the percentage increase in the CPI) (the “Condenser Water Fee”). The Condenser Water Fee shall be (i) in effect without regard to whether such system is actually installed or used by Tenant and (ii) payable from and after the Commencement Date. Notwithstanding the foregoing, Tenant shall have the right, by delivering written notice (the “Condenser Water Reduction Notice”) to Landlord on or before the first (1st) anniversary of the Rent Commencement Date, to irrevocably reduce the amount of condenser water to which Tenant is entitled hereunder to an amount specified by Tenant in Tenant’s Condenser Water Reduction Notice and, if Tenant so elects to reduce its condenser water entitlement, then, from and after the date of Tenant’s Condenser Water Reduction Notice, the Condenser Water Fee shall be reduced pro-rata, and Landlord shall have no obligation to make available and Tenant shall have no right to receive any condenser water in excess of the amount specified in Tenant’s Condenser Water Reduction Notice. In order to obtain such condenser water, Tenant shall either use the existing taps, if any, in the condenser water risers serving the Premises or, to the extent new taps are required, design and install its own taps subject to the terms of Article 8 of the Lease and the Work Letter. Tenant shall, at Tenant’s sole expense (x) maintain a commercially reasonable service and maintenance contract for all supplemental air conditioning units serving the Premises with a vendor approved by Landlord (which approval shall not be unreasonably withheld or delayed) throughout the Term and (y) provide a copy of such agreement to Landlord upon request.

IV.	WATER

Landlord shall furnish at its expense cold water at temperatures supplied by the City of New York water mains for drinking, lavatory and cleaning purposes only and shall furnish hot water to the core lavatories on the floor(s) on which the Premises are located. If Tenant uses water for any other purposes, Landlord may install a meter or meters to measure the water supplied to any kitchen (including in connection with a commercial dishwasher, but not in connection with any residential-style dishwasher) and restaurant or other areas in the Premises, in which case Tenant shall, upon Landlord’s request, reimburse Landlord for the reasonable and out-of-pocket cost of such meter or meters, the installation thereof, the maintenance of such equipment, and the out-of-pocket cost of the water (including heating thereof) consumed in such areas and the sewer use charges resulting therefrom. Upon Tenant’s written request, Landlord shall provide Tenant with copies of the applicable utility bills and Tenant or its representative shall have the right to accompany Landlord’s representative for the purpose of verifying Landlord’s meter readings.

V.	ELEVATORS

Landlord, at its expense, shall provide reasonable public elevator service, passenger and freight, and loading dock service, all consistent with Class A office buildings in midtown Manhattan, during Operating Hours on Operating Days and shall have at least one passenger elevator subject to call at all times during non-Operating Hours. During Operating Hours as of the Date of this Lease, the Premises is served by six (6) passenger elevators. If Tenant shall require freight elevator/loading dock service or more than one passenger elevator other than during Operating Hours and/or other than on Operating Days, Landlord shall furnish said service upon reasonable advance notice from Tenant, and, Tenant shall pay to Landlord on demand Landlord’s standard charges therefor, which is currently $68.39 per hour for each elevator and $41.14 per hour for a security guard designated by Landlord in the loading dock. These charges will be subject to increases to reflect Landlord’s increased actual costs of providing such overtime service.

VI.	ELECTRICITY

Landlord shall furnish to the Premises via existing bus duct risers sized at six (6) watts per useable square foot demand load (exclusive of Building HVAC) (it being agreed that, if in connection with Tenant’s Work, the amount of condenser water or chilled water used by Tenant under Section III. D. hereof requires additional electrical power, such demand load shall be increased to six (6) watts per rentable square foot demand load (exclusive of Building HVAC)). If Tenant delivers to Landlord a reasonably detailed load letter from a professional electrical engineer demonstrating that Tenant reasonably requires electric capacity for the normal operation of Tenant’s business in excess of the foregoing and Landlord does not require the use thereof for the Building or any current or prospective tenants, then Landlord agrees to allow Tenant to access, at Tenant’s sole cost and expense, not more than an additional two (2) watts per usable square foot demand load (exclusive of Building HVAC) at the Building’s main distribution switchgear room on the A level.

VII.	STRUCTURE

The floor slab has been designed for a live load of 40 pounds per square foot excluding partition loads. Any special openings or loadings such as file rooms or libraries that exceed this allowance will require approval of the Building’s structural engineer. All costs of adapting the structure to accommodate above Building Standard loading, will be borne by the Tenant as part of Tenant’s Cost.

VIII.	HVAC CRITERIA

The base HVAC equipment shall meet the following performance criteria with respect to the Premises:

Summer: 76 (+/-2) degrees F. dB when outside conditions do not exceed 91 degrees F. dB and when wattage for lighting & power does not exceed 5 watts/useable square foot, and one person/100 useable square feet.

Winter: 70 (+/-2) degrees F. dB when outside temperature does not fall below 11 degrees F. dB.

In order to achieve the above stated indoor design conditions, the Landlord shall deliver to the floor through the Building’s supply air shafts at the shaft taps for the Interior Systems conditioned air at 60 degrees F. * and 20,125 CFMs.

* when outside air conditions do not exceed 91 degrees F. db and when wattage for lighting and power does not exceed 5.0 Watts/useable square feet and one person per 100 useable square feet.

IX.	MESSENGER CENTER

Landlord shall have the right, but not the obligation, to operate a messenger center for the Building which Tenant may use and Tenant shall comply with Landlord’s reasonable procedures with respect thereto including, without limitation, reasonable requirements regarding messenger deliveries and pick-ups.

X.	SECURITY

Landlord will provide Building security consistent with Class A office buildings in midtown Manhattan.

SCHEDULE 1 TO EXHIBIT D

General Cleaning Specifications

I.	Nightly Cleaning

A.	Main Entrance Lobby

B.	Elevator Cabs

C.	Public Areas—Multi-Tenant Floors

D.	General Offices

E.	Lavatories

II.	Weekly Services

III.	Monthly Services

IV.	Pest Control

V.	Window Cleaning

General Cleaning Specifications

I.	NIGHTLY SERVICES

A.	Main Entrance Lobby

1)	Dust sweep flooring with specially treated cloths to insure dust-free floors.

2)	Wash ceramic tile, marble, and terrazzo flooring in building entrance and foyers.

3)	Damp mop and spot clean resilient tile floors.

4)	Wax, buff, apply sealer on floor finish as required.

5)	Wipe down all metal surfaces in the lobby interior, using appropriate metal cleaner.

6)	Dust lobby decorative motif and clean protection glass, i.e., mail depository, mail chute.

7)	Clean entrance and lobby glass doors, including mirrors and directory glass.

8)	Damp wipe and clean all cigarette urns. Screen and replace sand as necessary for sand urns.

9)	Wipe clean all monitoring devices.

10)	Wash all rubber mats and vacuum wool or nylon runners when down.

B.	Elevator Cabs:

1)	Clean saddles, door, and frames of elevators at lobby.

2)	Remove all gum, foreign matter and unauthorized writing from elevators.

3)	Clean metal and sides of elevator cabs.

4)	Wash and refinish resilient floor in elevator, and if carpeted, vacuum and spot clean.

C.	Public Areas: (If multi-tenant floors)

1)	Maintain public area walls in clean condition. Public areas shall also include elevator lobbies on multiple tenant floors.

2)	Vacuum clean all carpets in public areas. If flooring, sweep floors with treated mop to maintain in clean condition throughout the public areas.

3)	Inspect and maintain cleanliness of fire hoses, extinguishers, and other similar equipment.

4)	Remove finger marks from all doors and elevator cabs.

D.	Tenant Office Areas:

1)	Sweep all uncarpeted flooring, using chemically treated dust mop to prevent dust dispersion.

2)	Carpet sweep carpeted areas and rugs four (4) nights each week and vacuum once each week, moving light furniture other than desks, file cabinets, etc.

3)	Empty and clean all ashtrays and screen all sand urns.

4)	Hand dust and wipe clean with a treated cloth, mitt, or duster, all furniture, file cabinets, desk lamps, telephones, window sills and convector enclosed tops.

5)	Move and dust under all desk equipment and phones, replacing and dusting said equipment with approved anti-bacterial cloth.

6)	Scour and wash clean all water coolers and fountains.

7)	Clean all glass furniture tops.

8)	Empty and clean all waste basket and disposal receptacles, and remove waste to designated areas of building and replace plastic liners in receptacles without additional charge to Tenant.

9)	Spot clean all entrance glass.

E.	Lavatories:

1)	Scour, wash, and disinfect all basins, bowls and urinals with approved germicidal detergent solution, using spray tank method.

2)	Wash and disinfect both sides of all toilet seats with approved germicidal detergent solution.

3)	Wash and polish with a non-acid polish all mirrors, powder shelves, brightwork, and enamel surfaces, etc., including flushometers, piping, and toilet scat hinges.

4)	Hand dust and wash all partitions, dispensers, and receptacles.

5)	Sweep and wash all lavatory flooring with an approved disinfectant.

6)	Empty and clean all paper towels, sanitary disposal receptacles, transporting waste to the designated location.

7)	Fill all toilet tissue holders, paper towel dispensers, sanitary napkin, and soap dispensers.

II.	WEEKLY SERVICES

A.	Main Entrances:

1)	Dust all lobby walls.

2)	Hand dust all louvers and ventilating louvers.

3)	Remove all finger marks from all painted surfaces near light switches, entrance doors, and the like.

B.	Elevator Cabs:

1)	Clean saddles and frames on floors above lobby.

2)	. Clean lights in cabs.

3)	Dust elevator doors above lobby.

III.	MONTHLY OR QUARTERLY CLEANING

A.	Main Entrance:

1)	High dust all electrical and air-conditioning ceiling fixtures.

B.	Elevators:

1)	Shampoo carpets using extraction vacuum method.

C.	Public Areas:

1)	Wash and wax all floors in public corridors. Public corridors shall also include elevator lobbies on multiple-tenant floor.

D.	Tenant Office Area:

1)	Remove all smudges, fingermarks, and other marks from painted surfaces on doors, and areas around electrical light wall switches and door jambs.

2)	Hand dust all pictures, frames, charts, graphs, and similar wall hangings not reached in nightly or weekly cleaning.

3)	Dust overhead pipes, air-conditioning louvers and ducts, and all vertical surfaces, baseboards and lighting fixtures.

E.	Lavatories:

1)	Machine scrub flooring.

2)	Hand dust, clean, and wash all tile walls.

3)	High dust lights, walls, grilles, etc.

4)	Dust all lighting fixtures.

IV.	PEST CONTROL

1)	Pest Control treatment in all public areas, lavatories on multi-tenant floors, and service sink rooms will be done once a month. All service will be rendered by operators licensed by Board of Health of the City of New York.

V.	WINDOW CLEANING

1)	Cleaning of windows on the outside and inside from the 2nd floor to the 39th will be done three times per year.

General Note

The cleaning specification described above shall be rendered as scheduled but only on Monday through Friday excluding union and legal holidays. Areas not covered as part of normal cleaning services are:

1.	retail stores

2.	restaurants

3.	special concession areas

4.	vault areas

5.	private dining rooms, cafeterias, kitchens, bathrooms or shower rooms or athletic facilities.

6.	Tenant technology areas including, without limitation, MDF, IDF, computer/server, UPS, battery back-up and special equipment rooms.

EXHIBIT E

Rules and Regulations

1. The sidewalks, entrances, passages, courts, elevators, vestibules, corridors and halls shall not be obstructed or encumbered by Tenant or used for any purpose other than ingress and egress to and from the Premises and for delivery of merchandise and equipment in prompt and efficient manner, using elevators and passageways designated for such delivery by Landlord. The Building’s fire stairways are for emergency use only; the use thereof for other purposes being expressly prohibited.

2. No awnings, air-conditioning units, fans or other projections shall be attached to or project through the outside walls or windows of the Building. No curtains, blinds, shades or screens, other than those which conform to Building standards as established by Landlord from time to time, shall be attached to or hung in, or used in connection with, any window or door of the Premises, without the prior written consent of Landlord. Such awnings, projections, curtains, blinds, shades, screens or other fixtures must be of a quality, type, design and color, and attached in the manner approved by Landlord. All electrical fixtures hung in offices or spaces along the perimeter of the Premises must be 24” x 24” fluorescent, of a quality, type, design and bulb color approved by Landlord, which approval shall not be unreasonably withheld or delayed.

3. No sign, advertisement, notice or other lettering shall be exhibited, inscribed, painted or affixed by Tenant on any part of the outside of the Premises or Building or on the inside of the Premises if the same can be seen from the outside of the Premises without the prior written consent of Landlord except that the name of Tenant may appear on the entrance door of the Premises and on a sign in the elevator lobby of the Premises subject to Landlord’s reasonable approval of the size, style, color and manner in which such name is displayed. In the event of the violation of the foregoing by Tenant, if Tenant has refused to remove same after reasonable notice from Landlord, Landlord may remove same without any liability, and may charge the expense incurred by such removal to Tenant.

4. The exterior windows and doors that reflect or admit light and air into the Premises or the halls, passageways or other public places in the Building shall not be covered or obstructed by Tenant, nor shall any articles be placed on the windowsills. All windows in the Premises shall be kept closed and all blinds therein, if any, above the ground floor shall be lowered when and as reasonably required because of the position of the sun, during the operation of the Building HVAC system to cool or ventilate the Premises.

5. No showcases or other articles shall be put in front of or affixed to any part of the exterior of the Building, nor placed in the halls, corridors or vestibules, nor shall any article obstruct any air-conditioning supply or exhaust without the prior written consent of Landlord.

6. The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were constructed, and no sweepings, rubbish, rags, acids or other substances shall be deposited therein. All damages resulting from any misuse of such fixtures shall be borne by Tenant.

7. Subject to the terms of the Lease, Tenant shall not mark, paint, drill into, or in any way deface any part of the Premises or the Building. Subject to the terms of the Lease, no boring, nor any cutting or stringing of telephone, computer, electric or other wires or instruments, shall be permitted, except with the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed, and as Landlord may direct. Subject to the terms of the Lease, Tenant shall not lay floor tile, or other similar floor covering, so that the same shall come in direct contact with the floor of the Premises, and, if such floor covering is desired to be used an interlining of builder’s deadening felt shall be first affixed to the floor, by a paste or other material, soluble in water, the use of cement or other similar adhesive material being expressly prohibited.

8. No space in the Building shall be used for manufacturing, for the storage of merchandise, or for the sale of merchandise, goods or property of any kind at auction or otherwise.

9. Tenant shall not make, or permit to be made, any unseemly or disturbing noises or disturb or interfere with occupants of the Building or neighboring buildings or premises or those having business with them whether by the use of any musical instrument, radio, television set, tape player, phonograph, whistling, singing, or in any other way.

10. Tenant, or any of Tenant’s servants, employees, agents, sublessees, visitors or licensees, shall not at any time bring or keep upon the Premises any inflammable, combustible or explosive fluid, chemical or substance except such as are incidental to usual office occupancy and are properly safeguarded.

11. No additional locks or bolts of any kind shall be placed upon any of the doors or windows by Tenant, nor shall any changes be made in existing locks or the mechanism thereof, unless Tenant promptly provides Landlord with the key or combination thereto (except with respect to security areas). Tenant must, upon the termination of its tenancy, return to Landlord all keys of stores, offices and toilet rooms, and in the event of the loss of any keys furnished at Landlord’s expense, Tenant shall pay to Landlord the cost thereof.

12. No bicycles, vehicles or animals of any kind except for seeing eye dogs shall be brought into or kept by Tenant in or about the Premises or the Building, provided that Landlord shall comply with all applicable Laws regarding bicycle access.

13. All removals, or the carrying in or out of any safes, freight, furniture or bulky matter of any description, must take place in the manner and during the hours which Landlord or its agent reasonably may determine from time to time. Unless Landlord grants prior approval, Tenant shall not be permitted to perform any of the foregoing during Operating Hours on Operating Days (as defined in Exhibit D to the Lease). Landlord reserves the right to inspect all safes, freight or other bulky articles to be brought into the Building and to exclude from the Building all safes, freight or other bulky articles which violate any of these Rules and Regulations or the Lease of which these Rules and Regulations are a part. Landlord shall have the right to reasonably prescribe the weight and position of safes and other objects of excessive weight, and no safe or other object whose weight exceeds the lawful load for the area upon which it would stand shall be brought into or kept upon the Premises. If, in the reasonable judgment of Landlord, it is necessary to distribute the concentrated weight of any heavy object, the work involved in such distribution shall be done at the expense of Tenant and in such manner as Landlord shall reasonably determine.

14. Tenant shall not occupy or permit any portion of the Premises demised to it to be occupied as an office for a public stenographer or typist, or for the possession, storage, manufacture or sale of liquor, narcotics or drugs, or as a barber or manicure shop, or as an employment bureau. Tenant shall not engage or pay any employees on the Premises, except those actually working for Tenant at the Premises, nor advertise for labor giving an address at the Premises.

15. Tenant shall not purchase spring water, ice, towels or other like service, or accept barbering or bootblacking services in the Premises, from any company or persons not approved by Landlord, which approval shall not be withheld or delayed unreasonably, or at hours or under regulations other than as reasonably fixed by Landlord.

16. Landlord shall have the right to prohibit any advertising by Tenant which references the Building and, in Landlord’s reasonable opinion, tends to impair the reputation of the Building or its desirability as a building for offices, and upon written notice from Landlord, Tenant shall refrain from or discontinue such advertising.

17. Landlord reserves the right to exclude from the Building other than during Operating Hours on Operating Days all persons who do not present a pass to the Building signed or approved by Landlord, which Landlord agrees to provide to invitees of Tenant upon request. Tenant shall be responsible for all persons for whom a pass shall be issued at the request of Tenant and shall be liable to Landlord for all acts of such persons.

18. Tenant shall, at its expense, provide artificial light for the employees of Landlord while doing janitor service or other cleaning, and in making repairs or alterations in the Premises.

19. The requirements of Tenant will be attended to only upon written application at the office of the Building. Building employees shall not perform any work or do anything outside of the regular duties, unless under special instructions from the office of Landlord.

20. Canvassing, soliciting and peddling in the Building is prohibited and Tenant shall co-operate to prevent the same.

21. There shall not be used in any space, or in the public halls of the Building, either by Tenant or by jobbers or others, in the delivery or receipt of merchandise, any hand trucks, except those equipped with rubber tires and side guards.

22. Except to the extent expressly permitted in the Lease, and subject to the terms thereof, Tenant shall not do any cooking (but may reheat food or beverages by microwave), conduct any restaurant, luncheonette or cafeteria for the sale or service of food or beverages to its employees or to others, or cause or permit any odors of cooking of other processes or any unusual or objectionable odors to emanate from the Premises. Tenant shall not install or permit the installation or use of any food, beverage, cigarette, cigar or stamp dispensing machine other than for the exclusive use of Tenant’s employees and invitees, or, except in connection with the use of the kitchen permitted by the Lease.

23. Tenant shall keep the entrance door to the Premises closed at all times.

24. Any person whose presence in the Building at any time shall, in the reasonable judgment of the Landlord, be prejudicial to the safety of the Building or of its tenants may be denied access to the Building or may be ejected therefrom. In case of invasion, riot, public excitement or other commotion, the Landlord may prevent all access to the Building during the continuance of the same, by closing the doors or otherwise, for the safety of the tenants and protection of property in the Building. The Landlord may require any person leaving the Building with any package or other object to exhibit a pass from the tenant from whose premises the package or object is being removed, but the establishment and enforcement of such requirement shall not impose any responsibility on the Landlord for the protection of any tenant against the removal of property from the premises of the tenant.

25. Smoking is prohibited at all times throughout the Building.

26. Landlord may from time to time adopt additional systems and procedures to improve the security or safety of the Building, any persons occupying, using or entering the same, or any equipment, finishings or contents thereof, and Tenant shall comply with Landlord’s reasonable requirements relative thereto.

27. Tenant shall neither contract for, nor employ, any labor in connection with the maintenance or cleaning of, or providing of any other services to, the Premises (other than Tenant’s Property) without the prior consent of Landlord which consent shall not be unreasonably withheld. It shall be reasonable for Landlord to withhold any such consent on the ground that use of such service provider would disrupt labor harmony, security or operations in the Building.

28. Tenant shall not permit the consumption of alcoholic beverages in any public, common or reception areas of the Building or the Premises except in commercial establishments properly licensed to serve such beverages.

29. Tenant is required to fund any Emergency Action Plan (EAP) updates if required by Tenant’s Alterations.

EXHIBIT F

Form of Letter

[NAME AND OFFICE OF ISSUING BANK]

IRREVOCABLE AND TRANSFERABLE

LETTER OF CREDIT

LETTER OF CREDIT NO.                          Date:                 , 20

AMOUNT: $

BP 399 PARK AVENUE LLC

c/o Boston Properties Limited Partnership

599 Lexington Avenue, Suite 1800

New York, New York 10022

Re:	Lease dated between and (“Tenant”).

Gentlemen:

We hereby open our Irrevocable and Transferable Letter of Credit No.              in your favor for the account of                  in an aggregate amount of up to $            . We hereby irrevocably authorize you to draw on us in accordance with the terms and conditions hereinafter set forth by one (1) or more demands for payment in an aggregate amount not exceeding the foregoing amount. Partial drawings under this Letter of Credit are permitted.

Any demand for payment and all other communications relating to this Letter of Credit shall be in writing and addressed and presented by hand or by reputable overnight courier or by certified mail or registered mail, return receipt requested to our Letter of Credit Section at our office at                         , New York, New York and shall make specific reference to this Letter of Credit by number. Demand for payment under this Letter of Credit may be made prior to its expiration at any time during business hours at the foregoing office on a day (a “Business Day”) on which we are open for the purpose of conducting commercial banking business.

This Letter of Credit shall expire at 5:00 P.M., Eastern Standard Time, on                                      or, if such day is not a Business Day, then on the next day following which is a Business Day. This Letter of Credit shall be considered automatically extended without amendment for periods of one year from the present or any future expiration date unless we notify you in writing at your address set forth above (or in any transfer instruction, if applicable) presented by hand or by reputable overnight courier or by certified mail or registered mail, return receipt requested, not less than sixty (60) days prior to any such expiration date that we elect not to consider this Letter of Credit renewed for any such additional period.

F-1

This letter of credit may be transferred one or more times in its entirety without our consent and without cost to you upon presentation to us of (i) a written transfer instruction signed by you and naming the transferee and (ii) the original of this letter of credit. Upon such presentation, we shall issue a replacement letter of credit in favor of the transferee in the form of this letter of credit. No other documents or presentations will be required by us in connection with any such transfer. Any and all transfer fees shall be charged to the account of Tenant.

This Letter of Credit sets forth in full our undertaking and such undertaking shall not in any way be modified, amended, amplified or limited by reference to any document, instrument or agreement referred to herein; and any such reference shall be limited to the matter referred to and shall not be deemed to incorporate herein by reference any such document, instrument or agreement. This Letter of Credit may not be amended without your written consent.

This letter of credit is issued subject to, and shall be governed by, the International Standby Practices 1998, International Chamber of Commerce Publication No. 590.

Very truly yours,
[Name of Issuing Bank]

By:
Name:
Title:

F-2

EXHIBIT G

Approved Contractors for Tenant’s Work

StructureTone Inc

Lehr Construction Corp

Aragon Construction

Gannon Vitolo Contracting

Henegan Construction

Robert Derector Associates

Gensler

JT Magen

John Gallin

G-1

EXHIBIT H

Form of Condominium Subordination, Nondisturbance and

Attornment Agreement

THIS SUBORDINATION, NONDISTURBANCE AND ATTORNMENT AGREEMENT (this “Agreement”) is made as of                 , 20        , by and among THE BOARD OF MANAGERS OF THE 399 PARK AVENUE CONDOMINIUM (the “Board”),                     , a                      (“Tenant”), and BP 399 PARK AVENUE LLC, a Delaware limited liability company (“Landlord”).

WHEREAS, Tenant and Landlord have entered into that certain Office Lease dated                     , 20         (as the same may be amended from time to time, the “Lease”) by which Tenant leases from Landlord certain space (such space, together with such other space as Tenant may from time to time be leasing pursuant to the Lease, the “Premises”), in Unit 1 (the “Unit”) in The 399 Park Avenue Condominium (the “Condominium”) established by that certain Second Amended and Restated Declaration of Condominium dated January 1, 1995, recorded in the Office of the Register of The City of New York in New York County in Reel 2502 at Page 334 (as such declaration may hereafter be amended or restated from time to time, the “Declaration”);

WHEREAS, the Premises are leased for a term of approximately          years with              renewal options; and

WHEREAS, Tenant has requested Landlord to cause the Board to execute and deliver to Tenant this Agreement.

NOW, THEREFORE, in consideration of the foregoing, and of the mutual promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Subject to the terms and provisions hereof, the Lease is subordinate to the Board’s lien on the Unit for common charges and interest thereon under the Declaration (the “Board’s Lien”).

2. As long as no default under the Lease shall have continued after any required notice and for such period as would entitle Landlord to terminate the Lease or dispossess Tenant thereunder, Tenant shall not be named or joined in any action or proceeding to foreclose the Board’s Lien, and the Lease shall not be terminated, nor shall any of the rights of Tenant granted under the Lease be affected in any manner, in (a) any foreclosure or other action or proceeding instituted under or in connection with the Board’s Lien, (b) the exercise of any rights of the Board in connection with the enforcement of the Board’s Lien, or (c) the taking of possession of the Premises or the Unit by the Board pursuant to any provisions of the Condominium Documents or otherwise; provided, however, that (i) no option granted to Tenant to purchase all or any portion of the Unit nor any provision in the Lease allowing a reduction in the rent payable by Tenant thereunder by reason of a foreclosure of the Board’s Lien shall survive any such foreclosure, even though Tenant is not joined in such action or proceeding, it being understood and agreed that the Board need only give Tenant written notice of such foreclosure for this clause (i) to be operative, and (ii) the person acquiring the interest of Landlord by reason of foreclosure of the Board’s Lien and such person’s successors and assigns (collectively, the “Purchaser”) shall not be:

(A) bound by any rent which Tenant might have paid for more than the current month to any prior landlord under the Lease unless such rent is actually received by the Purchaser;

(B) liable for any previous act or omission of any prior landlord under the Lease except to the extent the same continues after Purchaser’s acquisition of Landlord’s interest;

(C) subject to any defense or offset previously accrued in favor of Tenant against any prior landlord under the Lease except to the extent the same continues after Purchaser’s acquisition of Landlord’s interest; or

(D) liable for the return of any deposit, rental security or any other sums deposited with any prior landlord under the Lease, except to the extent such sums have been paid over to the Purchaser.

3. In the event that the Purchaser succeeds to the interests of Landlord under the Lease by reason of foreclosure of the Board’s Lien or otherwise, Tenant shall be bound to the Purchaser, and Purchaser shall be bound to Tenant, under all of the terms, covenants and conditions of the Lease for the balance of the term thereof remaining, with the same force and effect as if the Purchaser were the landlord under the Lease, and Tenant does hereby attorn to the Purchaser, including the Board if it be the Purchaser, as its landlord, said attornment to be effective and self-operative without the execution of any further instruments upon the Purchaser succeeding to the interest of Landlord under the Lease, provided that Tenant shall not be obligated to pay any rent to the Purchaser until Tenant has received notice from the Purchaser that it has succeeded to such interest. Tenant shall be entitled to rely solely upon such notice given by Purchaser, and Landlord agrees to indemnify and hold Tenant harmless from and against any and all loss, claim, damage or liability arising out of Tenant’s compliance with such notice.

4. This Agreement shall run with the land and bind all future Boards of Managers and owners of units in the Condominium. This Agreement may not be modified orally or in any manner other than by an agreement in writing signed by the parties hereto or their respective successors in interest. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their respective representatives, successors and assigns.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized representatives as of the day and year first above written.

THE BOARD OF MANAGERS OF THE 399 PARK AVENUE CONDOMINIUM

By:
Name:
Title:

By:
Name:
Title:

BP 399 PARK AVENUE LLC

By:
Name:
Title:

[Acknowledgements]

EXHIBIT I

Form of Landlord’s Nondisturbance Agreement

SUBORDINATION, NON-DISTURBANCE AND

ATTORNMENT AGREEMENT

THIS AGREEMENT, made as of the          day of                     , 20         between BP 399 PARK AVENUE LLC, a Delaware limited liability company having an office at c/o Boston Properties, Inc., 599 Lexington Avenue, New York, New York 10022 (“Landlord”) and                     , a                                          , having an office at                      (“Subtenant”).

W I T N E S S E T H:

WHEREAS, Landlord is the lessor under a certain lease dated as of                      __, 20         (the “Overlease”) demising certain premises in the building known as 399 Park Avenue, New York, New York (the “Building”), to EPOCH INVESTMENT PARTNERS, INC. (“Tenant”);

WHEREAS, Subtenant is the subtenant under that certain sublease (the “Sublease”) dated                      between Tenant and Subtenant covering                      (the “Subleased Premises”);

WHEREAS, Subtenant has requested that Landlord agree not to terminate the Sublease nor disturb Subtenant’s occupancy under the Sublease in the event of an Attornment Event (as such term is defined in the Overlease); and

WHEREAS, Landlord is willing to enter into such an agreement on the terms and conditions contained herein.

NOW, THEREFORE, in consideration of Ten Dollars and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, Landlord and Subtenant agree as follows:

1. Subordination. Subject to the provisions hereof, Subtenant agrees that the Sublease and all of the terms, covenants and provisions thereof and all rights, remedies and options of Subtenant thereunder are and shall at all times continue to be fully subject and subordinate in all respects to the Overlease as the same may be renewed, amended, supplemented, extended or replaced.

2. Nondisturbance. Landlord agrees that so long as Subtenant is not in default in its obligations for the payment of rent, additional rent, or other charges due under the Sublease, or in the performance or observance of any of the other terms, covenants and conditions on its part to be performed or observed under the Sublease, in each case beyond any applicable notice and cure period and including any increase in the rents as may be required hereunder and under the terms and conditions of the Overlease:

(a) neither the rights, possession or enjoyment of Subtenant under the Sublease shall be terminated or disturbed by Landlord, its successors or assigns if the Overlease is terminated; and

(b) Subtenant shall not be named as a party in any summary proceeding or other action or proceeding instituted by reason of Tenant’s default under the Overlease (unless caused by Subtenant) nor shall Landlord seek the cancellation, modification or termination of the Sublease in any such action or proceeding.

3. Non-Liability. Upon the occurrence of an Attornment Event, the Sublease shall, notwithstanding any provision to the contrary therein contained, continue in full force and effect as a direct lease between Landlord and Subtenant, provided that in no event shall Landlord or its successors or assigns be:

(a) liable for any previous act, omission, or negligence of Tenant as sublandlord or any prior sublandlord or the failure or default of any prior sublandlord (including, without limitation, Tenant) to comply with any of its obligations under such Sublease, except to the extent the same continues after an Attornment Event;

(b) subject to any counterclaims, defenses or offsets which Subtenant may have against Tenant or any prior landlord under the Sublease or the failure or default of any prior landlord (including, without limitation, Tenant) to comply with any of its obligations under the Sublease, except to the extent the same continues after an Attornment Event;

(c) bound by any renewal, extension, amendment, cancellation, assignment, modification or surrender of such Sublease (not previously approved in writing by Landlord or permitted by the terms of the Overlease) or by any previous prepayment of rent more than one (1) month in advance of the due date therefor except to the extent actually received by Landlord;

(d) liable for any monies owing by or on deposit with Tenant to the credit of Subtenant except to the extent turned over to Landlord; and

(e) liable for the performance of any work or installations, or for any contribution or allowance for the same, required to be performed or made available by Tenant or any prior landlord under the Sublease.

4. No Changes to Sublease. The Sublease constitutes an inducement to Landlord to enter into this Agreement. Consequently, Subtenant shall not, without obtaining the prior written consent of Landlord, (i) enter into any agreement amending, modifying or terminating the Sublease, (ii) prepay any of the rent due under the Sublease more than one (1) month in advance of the due date thereof, (iii) voluntarily surrender the Subleased Premises or terminate the Sublease without cause or shorten the term thereof, except as and to the extent provided for in the Sublease, or (iv) assign the Sublease or sublet the Subleased Premises or any part thereof other than pursuant to the provisions of the Sublease (or, to the extent more restrictive, the provisions of the Overlease) and any such amendment, modification, termination, prepayment, voluntary surrender, assignment or subletting, without Landlord’s prior consent, shall not be binding upon Landlord.

5. Attornment. (a) Upon the occurrence of an Attornment Event, Subtenant shall be bound to Landlord under all of the terms, covenants and conditions of the Sublease (except as set forth in paragraph 3 and in subparagraph 5(b) below) for the balance of the term thereof and of any extensions or renewals thereof that are effected in accordance with the Sublease, with the same effect as if Landlord were the sublandlord under the Sublease, such attornment to be effective as of the date that such Attornment Event occurs (subject to the condition precedent set forth in paragraph 5(b)(iii) below), without the execution of any further agreement. However, Subtenant agrees, at its own expense, to execute and deliver, at any time and from time to time upon request of Landlord, any agreement that may reasonably be necessary or appropriate to evidence such attornment and the modification of the Sublease pursuant to paragraph 3 and subparagraph 5(b) hereof, or, at Landlord’s election, a direct lease with Landlord upon all of the terms of the Sublease as modified pursuant to paragraph 3 and subparagraph 5(b) hereof. Failure of Subtenant to so execute any such an agreement shall not vitiate such attornment. Subtenant waives the provisions of any statute or rule of law now or hereafter in effect that may give it any right or election to terminate or otherwise adversely affect the Sublease or the obligations of Subtenant thereunder by reason of any proceeding in connection with such Attornment Event.

(b) Notwithstanding anything contained in this Agreement or the Sublease to the contrary, from and after the date that Subtenant is required to attorn to Landlord under this Agreement:

(i) the fixed rent and additional rent under the Sublease shall be increased (but not decreased), from time to time, so that it is equal (after taking into account any credits, offsets, deductions or entitlements given to Subtenant) on a rentable square foot basis to the Annual Fixed Rent and Additional Rent (as such terms are defined in the Overlease) which would have been payable under the Overlease with respect to the Premises had the Attornment Event not otherwise occurred;

(ii) the Sublease shall be deemed further amended such that the terms and provisions thereof shall be restated to be the terms and provisions of the Overlease; except that (A) the premises and the length of term (including renewals, other than renewals which would extend beyond the then Expiration Date (as such term is defined in the Overlease)) shall remain as set forth in the Sublease, (B) the fixed rent and additional rent under the Sublease shall be as set forth in clause (i) hereof, if the same is applicable, or as set forth in the Sublease if clause (i) is not applicable, (C) any Special Lease Rights (as such term is defined in the Overlease) relative to the Sublease shall not be included in the Sublease as amended, and (D) if the Sublease contains one or more provisions which are more restrictive on Subtenant thereunder than the corresponding provision(s) of the Overlease is on Tenant thereunder, then such more restrictive Sublease provision shall continue to be included in the Sublease as amended in lieu of the corresponding provision of the Overlease (unless such more restrictive provision was due solely to the lack of privity between the subtenant and Landlord); and

(iii) as a condition precedent to Landlord’s recognition of the Sublease and the attornment of Subtenant hereunder, Subtenant shall, within ten (10) days after an Attornment Event, deliver to Landlord either (A) proof reasonably satisfactory to Landlord that Subtenant has a net worth and creditworthiness computed in accordance with GAAP (as such term is defined in the Overlease) at least equal to the net worth and creditworthiness of Subtenant at the time of the execution and delivery of this Agreement or (B) a security deposit (or letter of credit) in an amount equal to twelve (12) months of fixed rent under the Sublease (as the same may have been increased to coincide with the Annual Fixed Rent payable hereunder pursuant to clause (i) above).

6. Notice of Default. Subtenant will notify Landlord of any default of Tenant or other circumstance that would entitle Subtenant to cancel the Sublease or to abate the rent or additional rent or any other amounts payable thereunder, and agrees that notwithstanding any provision of the Sublease, no cancellation thereof or abatement shall be effective unless Subtenant shall have sent Landlord a notice in the manner herein provided and Landlord has failed to cure the default giving rise to such right to abatement or cancellation within the time period as Tenant may be entitled to under the Sublease or, if such default (which shall be a non-monetary default) cannot be cured within such time period, unless Landlord has failed promptly to commence such cure or thereafter diligently to prosecute such cure to completion. No cure of Tenant’s default by Landlord shall be deemed an assumption of Tenant’s other obligations under the Sublease and no right of Landlord hereunder to receive any notice or to cure any default shall be deemed to impose any obligation on Landlord to cure (or attempt to cure) any such default.

7. Notices. Whenever, by the terms of this Agreement, any notice, demand, request, approval, consent or other communication (each of which shall be referred to as a “notice”) shall or may be given either to Landlord or to Subtenant, such notice shall be in writing and shall be sent by hand delivery or by registered or certified mail, return receipt requested, postage prepaid, or by a nationally recognized overnight courier, as follows:

(i) If intended for Landlord, addressed to Landlord at the address of Landlord set forth on the first page of this Agreement, Attention: Regional General Counsel, with a copy to:

Sym Real Estate Law LLC

442 Marrett Road, Suite 5

Lexington, MA 02421

Attention: John A. Sym, Esq.

(ii) If intended for Subtenant, addressed to Subtenant at the address of Subtenant set forth on the first page of this Agreement, Attention:                     .

Either party may, by notice as aforesaid, designate a different address or addresses for notices. Except as otherwise provided herein, all such notices shall be deemed to have been given or served on the date of actual receipt (in the case of hand delivery), or three (3) Operating Days (as such term is defined in the Overlease) after such notice shall have been deposited in the United States mails within the continental United States (in the case of mailing by registered or certified mail as aforesaid), or one (1) Operating Day after such notice shall have been deposited with such overnight courier service.

8. Satisfaction. Subtenant agrees that this Agreement satisfies any condition or requirement in the sublease relating to the granting of a nondisturbance agreement by Landlord.

9. Payment of Rent After Attornment Event. Upon receipt from Landlord of written notice stating that an Attornment Event has occurred and requesting direct payment of rent, Subtenant shall (subject to the condition precedent set forth in paragraph 5(b)(iii) above) thereafter pay to Landlord all rent (as modified pursuant to subparagraph 5(b) hereof) and other charges coming due under the Sublease. Tenant agrees that Subtenant shall have the right to rely upon such notice and request from Landlord without any obligation to inquire as whether an Attornment Event actually has occurred and notwithstanding any notice from or claim of Tenant to the contrary, and Tenant shall have no right or claim against Subtenant for any such amounts so paid by Subtenant to Landlord after such notice to Subtenant.

10. Miscellaneous. This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto and may not be modified or terminated orally. This Agreement and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the law of the State of New York. This Agreement may be signed in counterparts.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

LANDLORD:

BP 399 PARK AVENUE LLC

By:
Name:
Title:

SUBTENANT:

By:
Name:
Title:

With respect to paragraphs 9 and 10 only:

TENANT:

EPOCH INVESTMENT PARTNERS, INC.

By:
Name:
Title:

County of New York	)
) ss.:
State of New York	)

On the          day of              in the year              before me, the undersigned, a notary public in and for said state, personally appeared                                                      , personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

Notary Public

County of New York	)
) ss.:
State of New York	)

On the          day of              in the year              before me, the undersigned, a notary public in and for said state, personally appeared                                             , personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

Notary Public

COUNTY OF NEW YORK	)
) ss.:
STATE OF NEW YORK	)

On the          day of                  in the year                  before me, the undersigned, a notary public in and for said state, personally appeared                                                          , personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

Notary Public

EXHIBIT J

Form of Commencement Date Agreement

Agreement made this      day of          , 20         , between             , a              having an office c/o Boston Properties Limited Partnership, 599 Lexington Avenue, Suite 1800, New York, New York 10022, hereinafter referred to as “Landlord,” and                           a              having an office at                                           hereinafter referred to as “Tenant.”

W I T N E S E T H:

1. The parties have heretofore entered into a written Indenture of Lease dated             , 20        , (hereinafter referred to as the “Lease”) for the leasing by Landlord to Tenant of certain space on the          (     ) floor(s) in the building known as The 399 Park Avenue Condominium, 399 Park Avenue, New York, New York, all as in the Lease more particularly described.

2. Pursuant to Article 3 of the Lease, Landlord and Tenant agree that the Commencement Date of the term of the Lease is             ; the Rent Commencement Date is             ; and the Expiration Date is             .

IN WITNESS WHEREOF, Landlord and Tenant have respectively signed this Commencement Date Agreement as of the day and year first above written.

LANDLORD:

BP 399 PARK AVENUE LLC

By:
Name: Robert E. Selsam
Title: Vice President

TENANT:

By:
Name:
Title:

J-1

EXHIBIT K

Bathroom Finishes and Fixtures

LANDLORD’S WORK

CORE TOILET ROOM OUTLINE SPECIFICATIONS

The following describes Landlord’s standard construction and finish standards for renovation of existing core toilet rooms and existing ADA toilet rooms. Wherever specific products or systems are described, it is done to establish a level of quality and Landlord reserves the right to substitute a product of equal or greater quality.

A.	CEILINGS

The ceiling is acoustical, lay-in ceiling tile, Armstrong beveled tegular Ultima Series Item 1912, 2’-0” x 2’-0”x 3/4” with 9/16” exposed slotted grid with 1/8” reveal color white with a 9/16” grid face and beveled tegular edge or equal.

B.	DOOR, FRAMES AND HARDWARE

Existing entry doors and hardware will remain.

C.	PAINTING & WALLCOVERING

All gypsum board surfaces shall receive a primer and two (2) coats of latex eggshell finish paint. All interior ferrous metal, including doors and frames, shall receive two (2) coats of semi-gloss enamel over the factory prime coat.

D.	PORCELAIN TILE

Floor finish will be porcelain tile Town & Country Flooring, Statuario Venato T-739 Honed 12” x 24” or equal.

Wall finish will be porcelain tile Stonepeak, Nightsky, Honed 12” x 12” or equal.

E.	ACCESSORIES

1.	Toilet Partitions and Privacy Screens—Ceiling hung, Elite Series: Color #504 Linen or equal.

2.	Recessed Automatic Paper Towel Dispenser (one (1) per bathroom)—Georgia Pacific 59466 with integral Trash Can 59491 or equal.

3.	Soap Dispenser (one (1) per sink)—Elkay LK-313 Chrome plated or equal.

4.	Toilet Tissue Dispenser (one (1) per stall)—Bobrick B-2840 or equal.

K-1

5.	Sanitary Napkin Disposal (one (1) per stall in Woman’s Room and ADA only)—Bobrick B-4354 Contura Series or equal.

6.	Mirrors (one (1) per sink)—Robern A Series AFM1848FP—17 1/2” x 48” or equal.

7.	Grab bars as required by code

F.	PLUMBING

Utilizing existing roughing, the following plumbing fixtures will be provided. The quantity of sinks, urinals and water closets will remain.

1.	Water Closet with automatic flushometer—Kohler Kingston K-4325 or equal.

2.	Urinal with automatic flushometer—Toto UT104E or equal.

3.	Lavatory—Kohler Ladena Undercounter Lavatory K-2214.

4.	Faucet—Sloane EAF-275-ISM or equal.

G.	FIRE PROTECTION

Landlord shall provide a fully functional sprinkler system based on ordinary occupancy classification. Sprinklers shall be located in the center of ceiling tiles.

H.	HVAC

Existing HVAC system will remain. Diffusers will be replaced as needed.

I.	ELECTRICAL

1.	Power

One (1) convenience duplex outlet per bathroom will be provided.

2.	Lighting

3.	Life Safety Devices

Life Safety Devices will be provided as required by code.

K-2

EXHIBIT L

Building Certificate of Occupancy

(see attached)

L-1

Certificate of Occupancy
CO Number:	104382570T021

This certifies that the premises described herein conforms substantially to the approved plans and specifications and to the requirements of all applicable laws, rules and regulations for the uses and occupancies specified. No change of use or occupancy shall be made unless a new Certificate of Occupancy is issued. This document or a copy shall be available for inspection at the building at all reasonable times.

A.	Borough: Manhattan	Block Number: 01308	Certificate Type: Temporary

	Address: 399 PARK AVENUE	Lot Number(s): 7502	Effective Date: 03/16/2012

	Building Identification Number (BIN): 1071457		Expiration Date: 06/14/2012

Building Type: Altered

For zoning lot metes & bounds, please see BISWeb.

B.	Construction classification:	1

	Building Occupancy Group classification:	COM

	Multiple Dwelling Law Classification:	None

	No. of stories: 43	Height in feet: 482	No. of dwelling units: 0

C.	Fire Protection Equipment:
None associated with this filing.

D.	Type and number of open spaces:
None associated with this filing.

E.	This Certificate is issued with the following legal limitations
None

Outstanding requirements for obtaining Final Certificate of Occupancy:

There are 11 outstanding requirements. Please refer to BISWeb for further detail.

Borough Comments: None

Borough Commissioner	Commissioner

B Form 54 (Revised 03/05)	DOCUMENT CONTINUES ON NEXT PAGE

Certificate of Occupancy
CO Number:	104382570T021

Permissible Use and Occupancy

All Building Code occupancy group designations are 1968 designations, except RES, COM, or PUB which are 1938 Building Code occupancy group designations.

Floor From To	Maximum persons permitted	Live load lbs per sq. ft.	Building Code occupancy group	Dwelling or Rooming Units	Zoning use group	Description of use
CEL	430	100				OFFICE, METER ROOM, SWITCHBOARD ROOM, BANK AREA AND VAULT(ADDITIONAL LIVE LOAD 600)

CEL	60	100				MACHINE ROOM

CEL			G		3	DAY CARE CENTER

CEL			H-2		3	DAY NURSERY

SC1	375	100	F-4			EMPTY CAFETERIA

SC1	175	750			6F	EMPLOYEES CAFTERIA, OFFICES, VAULT, UPPER PART TO MECHANICAL EQUIPMENT ROOM AND STORAGE (ADDITIONAL LIVE LOAD 1000)

SC2	450	OG				OFFICES, MAINTENACE SHOPS, MECHANICAL EQUIPMENT, RECORD ROOM

MEZ	240	100				OFFICE (U.G.6)

001	933	100				STORES, BANKING AREA, BUILDING LOBBY, OFFICES (ADDITIONAL LIVE LOAD 350 AND 475)

002	50	200				OFFICES, DINING ROOM, FITNESS FACILITY, KITCHEN ACCESSORY TO OFFICE (ADDITIONAL LIVE LOAD 100 AND 200)

003	660	50				OFFICES AND OFFICE EQUIPMENT (ADDITIONAL LIVE LOAD 140 AND 200)

004	660	100				OFFICES AND OFFICE EQUIPMENT (ADDITIONAL LIVE LOAD 125 AND 200)

Borough Commissioner	Commissioner

B Form 54 (Revised 03/05)	DOCUMENT CONTINUES ON NEXT PAGE

Certificate of Occupancy
CO Number:	104382570T021

Permissible Use and Occupancy

All Building Code occupancy group designations are 1968 designations, except RES, COM, or PUB which are 1938 Building Code occupancy group designations.

Floor From To	Maximum persons permitted	Live load lbs per sq. ft.	Building Code occupancy group	Dwelling or Rooming Units	Zoning use group	Description of use
005	660	100				OFFICES, OFFICE EQUIPMENT AND FAN ROOM (ADDITIONAL LIVE LOAD 125 AND 200)

006	660	100				OFFICES, OFFICE EQUIPMENT AND FAN ROOM (ADDITIONAL LIVE LOAD 125)

007	600	100	E		6	OFFICES, MECHANICAL HVAC ROOMS, EXTENSION ROOF WITH PLANTING AREA (ADDITIONAL LIVE LOAD 125)

008	540	100				OFFICE, OFFICE EQUIPMENT, ELEVATOR MACHINE ROOM (ADDITIONAL LIVE LOAD 50 AND 30)

009	540	100				OFFICE, OFFICES EQUIPMENT (ADDITIONAL LIVE LOAD 50)

010 012	50	50	E		6	OFFICES EACH FLOOR

013	380	50				ROOFING, MEETING ROOM, GALLERY. LOUNGE PANTRY, CLOCK ROOM, STORE ROOMS (ADDITIONAL LIVE LOAD 40, 75 AND 125)

014	180	50				OFFICES, ELEVATOR MACHINE ROOM, ROOF OVER MEETING ROOM, GALLERY AND LOUNGE (ADDITIONAL LIVE LOAD 40)

015	180	50				OFFICES

016	360	50				OFFICES AND MEETING ROOM (ADDITIONAL LIVE LOAD 125)

017	180	50				OFFICES AND HOUSE TANK, TANK (ADDITIONAL LIVE LOAD 80 AND 151)

018	180	50				OFFICES AND UPPER PART OF HOUSE TANK (ADDITIONAL LIVE LOAD 80 AND 151)

019	130	50	E F-1B			OFFICES, MEETING ROOM (ADDITIONAL LIVE LOAD 145)

Borough Commissioner	Commissioner

B Form 54 (Revised 03/05)	DOCUMENT CONTINUES ON NEXT PAGE

Certificate of Occupancy
CO Number:	104382570T021

Permissible Use and Occupancy

All Building Code occupancy group designations are 1968 designations, except RES, COM, or PUB which are 1938 Building Code occupancy group designations.

Floor From To	Maximum persons permitted	Live load lbs per sq. ft.	Building Code occupancy group	Dwelling or Rooming Units	Zoning use group	Description of use
020 026	180	50				OFFICES EACH FLOOR

027	180	50				OFFICES, TELEPHONE EQUIPMENT (ADDITIONAL LIVE LOAD 125 AND 150)

028 029	180	50				OFFICES AND ELEVATOR MACHINE ROOM EACH FLOOR (ADDITIONAL LIVE LOAD 125)

030	180	50				OFFICE

031	192	50	E		6	OFFICES

031	102	50	F-1B		6	MEETING ROOM

032 037	180	50				OFFICES EACH FLOOR

038	360	100				OFFICES (ADDITIONAL LIVE LOAD 171 AND 50)

039	360	100				OFFICES

040	5	125				ELEVATOR MACHINE ROOM, MECHANICAL ROOM AND ROOF (ADDITIONAL LIVE LOAD 40)

041		125				(BULKHEAD) ELEVATOR MACHINE ROOM, MECHANICAL ROOM AND ROOF

042		125				(BULKHEAD) HOUSE TANK, MECHANICAL ROOM AND ROOF (ADDITIONAL LIVE LOAD 40)

043		40				ROOF AND GRATINGS

Borough Commissioner	Commissioner

B Form 54 (Revised 03/05)	DOCUMENT CONTINUES ON NEXT PAGE

Certificate of Occupancy
CO Number:	104382570T021

END OF SECTION

Borough Commissioner	Commissioner

B Form 54 (Revised 03/05)	END OF DOCUMENT	104382570/021 3/18/2012 9:55:44 AM

Condominium Subordination, Nondisturbance and

Attornment Agreement

THIS SUBORDINATION, NONDISTURBANCE AND ATTORNMENT AGREEMENT (this “Agreement”) is made as of June 15, 2012, by and among THE BOARD OF MANAGERS OF THE 399 PARK AVENUE CONDOMINIUM (the “Board”), EPOCH INVESTMENT PARTNERS, INC., a Delaware corporation (“Tenant”), and BP 399 PARK AVENUE LLC, a Delaware limited liability company (“Landlord”).

WHEREAS, Tenant and Landlord have entered into that certain Office Lease dated June 15, 2012 (as the same may be amended from time to time, the “Lease”) by which Tenant leases from Landlord certain space (such space, together with such other space as Tenant may from time to time be leasing pursuant to the Lease, the “Premises”), in Unit 1 (the “Unit”) in The 399 Park Avenue Condominium (the “Condominium”) established by that certain Second Amended and Restated Declaration of Condominium dated January 1, 1995, recorded in the Office of the Register of The City of New York in New York County in Reel 2502 at Page 334 (as such declaration may hereafter be amended or restated from time to time, the “Declaration”);

WHEREAS, the Premises are leased for a term of approximately ten (10) years with one (1) renewal option for either five (5) or ten (10) years; and

WHEREAS, Tenant has requested Landlord to cause the Board to execute and deliver to Tenant this Agreement.

NOW, THEREFORE, in consideration of the foregoing, and of the mutual promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Subject to the terms and provisions hereof, the Lease is subordinate to the Board’s lien on the Unit for common charges and interest thereon under the Declaration (the “Board’s Lien”).

2. As long as no default under the Lease shall have continued after any required notice and for such period as would entitle Landlord to terminate the Lease or dispossess Tenant thereunder, Tenant shall not be named or joined in any action or proceeding to foreclose the Board’s Lien, and the Lease shall not be terminated, nor shall any of the rights of Tenant granted under the Lease be affected in any manner, in (a) any foreclosure or other action or proceeding instituted under or in connection with the Board’s Lien, (b) the exercise of any rights of the Board in connection with the enforcement of the Board’s Lien, or (c) the taking of possession of the Premises or the Unit by the Board pursuant to any provisions of the Condominium Documents or otherwise; provided, however, that (i) no option granted to Tenant to purchase all or any portion of the Unit nor any provision in the Lease allowing a reduction in the rent payable by Tenant thereunder by reason of a foreclosure of the Board’s Lien shall survive any such foreclosure, even though Tenant is not joined in such action or proceeding, it being understood and agreed that the Board need only give Tenant written notice of such foreclosure for this clause (i) to be operative, and (ii) the person acquiring the interest of Landlord by reason of foreclosure of the Board’s Lien and such person’s successors and assigns (collectively, the “Purchaser”) shall not be:

(A) bound by any rent which Tenant might have paid for more than the current month to any prior landlord under the Lease unless such rent is actually received by the Purchaser;

(B) liable for any previous act or omission of any prior landlord under the Lease except to the extent the same continues after Purchaser’s acquisition of Landlord’s interest;

(C) subject to any defense or offset previously accrued in favor of Tenant against any prior landlord under the Lease except to the extent the same continues after Purchaser’s acquisition of Landlord’s interest; or

(D) liable for the return of any deposit, rental security or any other sums deposited with any prior landlord under the Lease, except to the extent such sums have been paid over to the Purchaser.

3. In the event that the Purchaser succeeds to the interests of Landlord under the Lease by reason of foreclosure of the Board’s Lien or otherwise, Tenant shall be bound to the Purchaser, and Purchaser shall be bound to Tenant, under all of the terms, covenants and conditions of the Lease for the balance of the term thereof remaining, with the same force and effect as if the Purchaser were the landlord under the Lease, and Tenant does hereby attorn to the Purchaser, including the Board if it be the Purchaser, as its landlord, said attornment to be effective and self-operative without the execution of any further instruments upon the Purchaser succeeding to the interest of Landlord under the Lease, provided that Tenant shall not be obligated to pay any rent to the Purchaser until Tenant has received notice from the Purchaser that it has succeeded to such interest. Tenant shall be entitled to rely solely upon such notice given by Purchaser, and Landlord agrees to indemnify and hold Tenant harmless from and against any and all loss, claim, damage or liability arising out of Tenant’s compliance with such notice.

4. This Agreement shall run with the land and bind all future Boards of Managers and owners of units in the Condominium. This Agreement may not be modified orally or in any manner other than by an agreement in writing signed by the parties hereto or their respective successors in interest. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their respective representatives, successors and assigns.

Signatures on next page.

2

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized representatives as of the day and year first above written.

THE BOARD OF MANAGERS OF THE 399 PARK AVENUE CONDOMINIUM

By:	/s/ Matthew W. Mayer
Name: Matthew W. Mayer
Title: Vice President

EPOCH INVESTMENT PARTNERS, INC.

By:	/s/ William W. Priest
Name: William W. Priest
Title: Chief Executive Officer

BP 399 PARK AVENUE LLC

By:	/s/ Matthew W. Mayer
Name: Matthew W. Mayer
Title: Vice President

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JODI JONES
Notary Public - State of New York
County of New York	)	No. 01JO6237493
	) ss.:	Qualified in Bronx County
State of New York	)	My Commission Expires March 21, 2015

On the 15th day of June in the year 2012 before me, the undersigned, a notary public in and for said state, personally appeared Matthew W. Mayer, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

/s/ Jodi Jones
Notary Public

DONNA M. BOWERS
Notary Public, State of New York
County of New York	)	No. 01BO6184112
	) ss.:	Qualified in New York County
State of New York	)	Commission Expires March 31, 2016

On the 15 day of June in the year 2012 before me the undersigned, a notary public in and for said state, personally appeared William W. Priest, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

/s/ Matthew W. Mayer
Notary Public

JODI JONES
Notary Public - State of New York
COUNTY OF NEW YORK	)	No. 01JO6237493
	) ss.:	Qualified in Bronx County
STATE OF NEW YORK	)	My Commission Expires March 21, 2015

On the 15th day of June in the year 2012 before me, the undersigned, a notary public in and for said state, personally appeared Matthew W. Mayer, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

/s/ Jodi Jones
Notary Public

4